As filed with the Securities and Exchange Commission on April 28, 2006


                                                     Registration No. 333-128788

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 2
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                       -----------------------------------
             (Exact Name of registrant as specified in its charter)

        DELAWARE                      4955                    11-2844247
        --------                      ----                    ----------
      (State or Other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of       Industrial Classification      Identification No.)
     Incorporation or             Code Number)
     Organization)

                             100 SWEENEYDALE AVENUE
                            BAY SHORE, NEW YORK 11706
                                 (631) 434-1300
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                MICHAEL O'REILLY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             100 SWEENEYDALE AVENUE
                            BAY SHORE, NEW YORK 11706
                                 (631) 434-1300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                 With a copy to:

                             GARY T. MOOMJIAN, ESQ.
                              MOOMJIAN & WAITE, LLP
                             100 JERICHO QUADRANGLE
                                    SUITE 225
                             JERICHO, NEW YORK 11753
                            TELEPHONE: (516) 937-5000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, check the following box. [x]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE



                                                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
                                                    AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
        TITLE OF SHARES TO BE REGISTERED           REGISTERED (4)         UNIT (5)             PRICE (5)             FEE
-------------------------------------------------- ---------------- --------------------- --------------------- ---------------
Common stock, par value $0.0001 per share              1,500,000           $0.33                495,000.00           $58.26
Common stock, par value $0.0001 per share (1)         28,895,179           $0.33              9,535,409.00        $1,222.32
Common stock, par value $0.0001 per share (2)         13,750,000           $0.33              4,537,500.00        $  534.06
Common stock, par value $0.0001 per share (3)         40,327,333           $0.33             13,308,019.00        $1,566.36
          Total                                                                                                   $3,381.00 (6)


 (1) The number of shares being registered represents the maximum number of shares to be issued in connection with the exercise of option rights granted by the registrant pursuant to an option having an exercise price of $.0001 per share.

(2) The number of shares being registered represents the maximum number of shares to be issued in connection with the exercise of warrant rights granted by the registrant pursuant to a warrant having an exercise price of $.10 per share.


(3) The number of shares being registered represents shares issuable in connection with the exercise of the conversion right granted by the registrant pursuant to a three-year secured convertible term note having a conversion price of $.09 per share or shares that may be issued, in lieu of cash, in payment of principal and interest on the note. The note currently represents an aggregation of four separate convertible note financings as follows: (1) June 30, 2005 (original principal balance $5,000,000, current principal balance $4,081,249), (2) July 13, 2005 ($350,000 principal amount), (3) September 9, 2005 ($650,000 principal amount), and (4) October 6, 2006 ($1,350,000 principal amount). None of the shares issuable as a result of the October 6, 2005 financing are registered hereby.

(4) Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issued as a result of stock splits, stock dividends and similar events that result in stockholders, including the selling stockholder, holding additional shares of common stock or having the right to receive additional shares of common stock.

(5) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(6)  Previously paid.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 28, 2006


                                84,472,512 SHARES

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.

      The shares of common stock of Windswept covered by this prospectus may be sold from time to time by Laurus Master Fund, Ltd., the selling stockholder. This prospectus relates to up to 84,472,512 shares of common stock of Windswept, of which:


      o     1,500,000 shares have been issued to the selling stockholder;
      o up to 40,327,333 shares are issuable upon conversion of the principal and interest of a three-year secured convertible term note issued to the selling stockholder having a conversion rate of $.09 per share, subject to adjustment, or shares that may be issued, in lieu of cash, in payment of principal and interest on a note;
      o up to 28,895,179 shares are issuable upon the exercise of a currently outstanding option exercisable at a price of $.0001 per share; and
      o up to 13,750,000 shares are issuable upon the exercise of a currently outstanding warrant exercisable at a price of $.10 per share.

The secured convertible term note identified above represents an aggregation of four separate convertible note financings as follows: (1) June 30, 2005 (original principal amount of $5,000,000, current principal amount $4,081,249),
(2) July 13, 2005 ($350,000 principal amount), (3) September 9, 2005 ($650,000 principal amount) and (4) October 6, 2005 ($1,350,000 principal amount). None of the shares issuable as a result of the October 6, 2005 financing are registered hereby.


      We will not receive any of the proceeds from the sale of our common stock by the selling stockholder. We may receive proceeds from the exercise of the option and the warrant if the selling stockholder opts to pay the exercise price in cash rather than executing a cashless exercise.


      Our common stock is traded on Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "WEGI.OB".

      The shares of common stock covered by this prospectus may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees, if any, will be paid by the selling stockholder. We will not be paying any underwriting discounts or commissions in this offering. We have no agreement with any broker-dealer with respect to these shares, and we are unable to estimate the commissions that may be paid in any given transaction. For a more complete description of the methods of distribution that the selling stockholder may use, see "Plan of Distribution" beginning on page 57.

      On April 27, 2006, the closing sale price of our common stock on the Over-the-Counter Bulletin Board was $.26 per share. See "Market Price of and Dividends on our Common Stock." You should obtain a current market price quotation before you buy any of the offered shares.


      You should read this prospectus carefully before you invest in our common stock offered hereby.


      THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS APRIL __, 2006.

                                TABLE OF CONTENTS

                                                                            Page


Summary........................................................................1

Risk Factors...................................................................9

Forward-Looking Statements....................................................18

Use of Proceeds...............................................................19

Market Price of and Dividends on Our Common Stock.............................19

Selected Consolidated Financial Data..........................................21

Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................22

Quantitative and Qualitative Disclosures About Market Risk....................36

Business......................................................................37

Properties....................................................................46

Legal Proceedings.............................................................46

Management....................................................................47

Security Ownership of Certain Beneficial Owners and Management................51

Selling Stockholder Information...............................................52

Plan of Distribution..........................................................58

Related Party Transactions....................................................60

Description of Capital Stock..................................................64

Legal Matters.................................................................66

Experts.......................................................................66

Where You Can Find More Information...........................................67

Index to Financial Statements................................................F-1


      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE AND THE SELLING STOCKHOLDER HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION OR REPRESENTATIONS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED BY THIS PROSPECTUS, NOR IS IT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. YOU MAY NOT IMPLY FROM THE DELIVERY OF THIS PROSPECTUS, NOR FROM ANY SALE MADE UNDER THIS PROSPECTUS, THAT OUR AFFAIRS ARE UNCHANGED SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.


                           --------------------------


      In this prospectus, when we refer to Windswept Environmental Group, Inc. and our subsidiaries, we use the terms "Windswept," "we," "our" and "us" when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

                               PROSPECTUS SUMMARY

      You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                  OUR BUSINESS

GENERAL

      We, through our wholly-owned subsidiaries, Trade-Winds Environmental Restoration Inc. and North Atlantic Laboratories, Inc., provide a full array of emergency response, remediation and disaster restoration services to a broad range of clients. We have expertise in the areas of:

      o     hazardous materials remediation,
      o microbial remediation, including halting mold, mildew and bacterial growth;
      o testing, including the gauging and monitoring of moisture and humidity levels;
      o     toxicology;
      o training, including providing project management and expert consultation to our customers;
      o     wetlands restoration;
      o     wildlife and natural resources rehabilitation;
      o     asbestos and lead abatement;
      o     technical advisory services; and
      o     restoration and site renovation services, including:
            o     on-location blast freezing;
            o     off-site freeze drying to restore documents;
            o     dehumidification services; and
            o drying and restoration of structures, furnishings and equipment.

      Our revenues are derived from projects for which we work either on a time and materials basis or pursuant to a fixed price contract. In the twenty-six week period ended December 27, 2005 and in the fiscal year ended June 28, 2005, substantially all of our revenues were derived from time and materials contracts. Under our fixed-price contracts, we assess the scope of work to be done and contract to perform a specified scope of work for a fixed price, subject to adjustment for work outside such scope of work, upon prior approval by our customers. Because most of our projects consist of emergency or disaster responses, which do not permit a definitive prior assessment of the full scope of work entailed and require immediate attention in order to mitigate loss and maximize recovery, most of our projects are performed on a time and materials basis. Under our time and materials contracts, we charge our customers for labor, equipment usage, allocated overhead and a markup relating thereto.

      With the exception of our efforts relating to Hurricane Katrina, we principally market our services in the northeastern and southeastern United States. We obtain our business through client referrals, cross-selling of services to existing clients, sponsorship of training and development programs, professional referrals, including from insurance companies, architectural and engineering firms and construction management firms for whom we have provided services, competitive bidding and/or advertising. We have endeavored to stimulate internal growth by expanding services to our existing customer base and by marketing ourselves to prospective customers as a multiple-service company with immediate response capabilities. In our marketing efforts, we emphasize our experience, industry knowledge, safety record, reputation and competitive bidding. In connection with our response to Hurricane Katrina, we launched a multimedia marketing campaign, including radio and newspaper advertising and a public relations program, to inform residents of New Orleans and the surrounding gulf areas about our services. At the same time, we have continued our on-going marketing program, as finances have permitted, in an effort to establish and maintain business relationships.

      We believe that we have assembled the resources, including key environmental professionals, construction managers, and specialized equipment to become a leader in the expanding worldwide emergency services market. We further believe that few competitors provide the diverse range of services that we provide on an emergency response basis. We believe that our breadth of services and our emergency response capability have positioned us for rapid growth in this expanding market. In the New York metropolitan area, we believe that we are able to perform all the tasks necessary to rapidly restore a property to pre-loss conditions, thus minimizing dislocation, downtime and business interruption. In other geographic areas, we perform all of these services except reconstruction.

      In order to address the needs of our customers, both commercial and residential, we have dedicated ourselves toward the strategic integration of all of our services in an effort to provide immediate remedial responses to a wide variety of natural and man-made disasters, including hurricanes, floods, fire, smoke, wind, oil and chemical spills, biological hazards, explosions and radiological releases. As a result, we provide our customers with the capability to respond to a wide variety of natural or man-made catastrophes. We are capable of responding in this manner by virtue of our 24-hour call center and teams of diversely skilled and trained responders. In addition, we have an extensive array of equipment available to these responders on a 24-hour basis, and this equipment enables our responders to assess and control damage, safeguard structures, remediate damage and restore property irrespective of the type of emergency with minimized down time. We also provide our own turn-key remediation services for all kinds of property damage or hazardous waste contamination, which enhances our ability to respond to emergencies by virtue of avoiding the delays associated with sub-contracting to provide these specific services. When responding to emergencies, we generally:

      o     secure the site and implement loss prevention measures;
      o     determine priorities;
      o work closely with property owners to formulate remediation and restoration plans that facilitate normal operations as much as possible;
      o     develop a project schedule and cost estimate;
      o     assemble project teams;
      o     deploy necessary equipment and personnel; and
      o     implement remediation and restoration measures.

      We have agreed to become the on-call responder for a growing number of prospective commercial customers, including one insurance company, that have entered into emergency response arrangements with us. Pursuant to these arrangements, we have agreed to provide priority service to these parties to the extent they select us as their provider, which they are not obligated to do by the terms of the arrangements. Although we have not been engaged pursuant to any of these emergency response arrangements as of yet, we believe that these arrangements will facilitate our responsiveness and efficiency in the event that we are engaged by such prospective customers because as part of this process we:


      o gain knowledge of such prospective customers' businesses and likely needs;
      o become familiar with such prospective customers' site plans and logistics, such as road access, water and electrical supply, building layout and potential hazards; and
      o centralize communications between us and such prospective customers' representatives.


COMPANY BACKGROUND

      We were incorporated under the laws of the state of Delaware on March 21, 1986 under the name International Bankcard Services Corporation. On March 19, 1997, we changed our name to our present name. Our principal executive offices are located at 100 Sweeneydale Avenue, Bay Shore, New York, 11706. Our telephone number is (631) 434-1300.

      In December 1993, we acquired Trade-Winds, an asbestos abatement and lead remediation company. On February 24, 1997, we acquired North Atlantic, a certified environmental training, laboratory testing and consulting company.

      In February 2004, we purchased certain assets of an environmental remediation business in Florida for $75,000. These assets included office equipment, a telephone account, telephone and facsimile numbers and the assumption of an office lease. These assets formed the core of our Florida office.

ABILITY TO CONTINUE AS A GOING CONCERN


      Our independent auditors raised a concern in their report on our financial statements for our 2005 fiscal year about our ability to continue as a going concern. Due to our recurring losses from operations, working capital deficit, stockholders' deficit and difficulty in generating sufficient cash flow to meet our obligations and sustain our operations, there is "substantial doubt" about our ability to continue as a going concern. Although we had net profits of $53,066 and $1,874,720 for the fiscal year ended June 28, 2005 and for the twenty-six weeks ended December 27, 2005, respectively, and had positive working capital as of December 27, 2005, the uncertainty about our ability to continue as a going concern may limit our ability to access certain types of financing, or may prevent us from obtaining financing on acceptable terms.


THE LAURUS MASTER FUND, LTD. FINANCING TRANSACTION

      On June 30, 2005, we entered into a financing transaction with Laurus Master Fund, Ltd. pursuant to the terms of a securities purchase agreement, as amended, and related documents. Under the terms of the financing transaction, we issued to Laurus:


      o pursuant to the terms of a secured convertible term note, dated June 30, 2005, a three-year note in the principal amount of $5,000,000 (as amended and restated, the "Note"). The Note bears interest at the prime rate as published in the Wall St. Journal plus 2% (but not to less than 7.25%), decreasing by 2% (but not to less than 0%) for every 25% increase in the Market Price (as defined therein) of our common stock above the fixed conversion price of $.09 following the effective date(s) of the registration statement or registration statements covering the shares of our common stock underlying the Note and the warrant issued to Laurus;
      o pursuant to the terms of an option agreement, dated June 30, 2005, a twenty-year option to purchase 30,395,179 shares of our common stock at a purchase price of $.0001 per share; and
      o pursuant to the terms of a common stock purchase warrant, dated June 30, 2005, a seven-year common stock purchase warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share.


      After consummating the transaction on June 30, 2005, Laurus subsequently provided additional financing to us on the same terms and conditions as follows:

      o On July 13, 2005, Laurus loaned us an additional $350,000, and we amended and restated the Note, to be in the principal amount of $5,350,000.
      o On September 9, 2005, Laurus loaned us an additional $650,000, and we further amended and restated the Note to be in the principal amount of $6,000,000.
      o On October 6, 2005, Laurus loaned us an additional $1,350,000, and we further amended and restated the Note to be in the principal amount of $7,350,000.


      The $7,350,000 Note is the only Laurus note issued by us that is currently outstanding. Payments made by us on the Note on the required due dates have reduced the current principal balance of the Note to $6,431,249.


      Concurrently with the Laurus financing, on June 30, 2005, we also issued a variable interest rate secured promissory note in the principal amount of $500,000 to Spotless Plastics (USA), Inc., an affiliate of our previous majority stockholder and senior secured lender, bearing interest at LIBOR plus 1%.

      The proceeds we received in connection with the financing transaction and subsequent borrowings from Laurus were used to pay the amounts set forth below to the persons or for the purposes set forth below:


      SPOTLESS DEBT

      o     Former majority stockholder and senior secured
            lender (Spotless), consisting of approximately
            $2,650,000 in settlement of the principal and
            $100,000 in interest                                   $  2,750,000
                                                                   ------------

      TRANSACTION EXPENSES

      o     Laurus transaction fee                                    1,750,000
      o     Laurus Capital Management, LLC management and
            due diligence fees                                          262,900
      o     Loeb & Loeb escrow fee                                        2,000
      o     Insurance premiums                                           37,500
      o     Legal fees                                                  146,773
      o     Special committee and advisor fees                           61,136
      o     Payments to series A preferred stockholders                  35,000
                                                                   ------------

            Sub-total                                                 2,295,309
                                                                   ------------

      OTHER PAYMENTS

      o     Audit fees                                                   50,000
      o     Insurance premiums                                          276,711
      o     Initial Hurricane Katrina mobilization costs                238,173
      o     Working capital                                           1,739,807
                                                                   ------------

              Sub-total                                               2,304,691
                                                                   ------------

      TOTAL                                                        $  7,350,000
                                                                   ============


      As part of the financing transaction, Laurus required us to obtain a $3,000,000 key man renewable term life insurance policy on the life of our president and chief executive officer. We are the beneficiary of the policy, which has a current annual premium of $24,769 payable by us. Laurus is a contingent beneficiary of this life insurance policy.

      Set forth below is a summary of the material terms of the agreements governing the Laurus financing transaction:

      The funds borrowed under the Laurus financing are governed by the Securities Purchase Agreement, as amended, the Note, a security agreement, a stock pledge agreement, a registration rights agreement, as amended, and a subsidiary guaranty. Under the terms of the Securities Purchase Agreement, as amended, Laurus had a right to provide us with $1,300,000 of financing in addition to the original $5,000,000 that it provided to us on the same terms as the original Note. In connection with the additional borrowings described above, Laurus has provided all of such additional financing.


PRINCIPAL BORROWING TERMS AND PREPAYMENT. Under the terms of the Note, which matures on June 30, 2008, we are required to make monthly repayments of principal, on the first day of each month, to Laurus in the amount of $229,687.50, commencing as of January 1, 2006. Principal repayments were due to commence starting November 1, 2005 but, in November 2005, Laurus agreed to defer the initial repayment date until January 1, 2006. The principal monthly payments due November 1, 2005 and December 1, 2005 in the aggregate amount of $495,375 have been deferred until June 30, 2008. Interest is payable monthly and started to accrue on August 1, 2005. All required principal and interest payments as of the date of this prospectus have been made. We are required to pay such amounts in shares of our common stock should all of the following conditions be satisfied:

      o the average closing price of its common stock for the five (5) trading days immediately prior to the first of each month is equal to or greater than $.10;
      o the amount of the payment then due is not an amount greater than thirty percent (30%) of the aggregate dollar trading volume of the common stock for the period of twenty-two (22) trading days immediately prior to the first day of each month for which payment is due;
      o the common stock underlying the Note has been registered under an effective registration statement under the Securities Act of 1933 or is otherwise covered by an exemption from registration for resale pursuant to Rule 144 of the Securities Act of 1933;
      o Laurus' aggregate beneficial ownership of our shares of common stock does not and would not by virtue thereof exceed 4.99%; and
      o     we are not in default of the Note.


      If any of these conditions are not satisfied, we will be required to make payments in cash in an amount equal to 103% of the principal amount, plus accrued interest, then due. Should we be required to pay cash, this may have an adverse effect on our cash flow and liquidity.

      The Note may be redeemed by us in cash by paying the holder of the Note 120% of the principal amount, plus accrued interest. As discussed below, the holder of the Note may convert all or a portion of the Note, together with related interest and fees, into fully paid shares of our common stock at any time. The number of shares to be issued shall equal the total amount of the Note to be converted, divided by an initial fixed conversion price of $.09.

      If we issue shares of common stock to a third-party for consideration below the fixed conversion price of $.09 per share or issue derivative securities convertible into or exercisable for shares of common stock at prices below the fixed conversion price of $.09 per share, then the fixed conversion price of the Note will be reduced to such lower issuance or exercise price. In addition, the conversion price of the Note may be adjusted pursuant to customary anti-dilution provisions, such as if we pay a stock dividend, reclassify our capital stock or subdivide or combine our outstanding shares of common stock into a greater or lesser number of shares.

      We may receive proceeds from the exercise of the option and the warrant described above if Laurus elects to pay the exercise price in cash rather than executing a cashless exercise. Laurus may effect a cashless exercise of the warrant if the market price of our common stock exceeds the per share exercise price, and it may effect a cashless exercise of the option if (a) the market price of our common stock exceeds the per share exercise price and (b) (1) we have not registered the shares underlying the option pursuant to an effective registration statement or (2) an event of default under the Note has occurred and is continuing. Upon a cashless exercise in lieu of paying the exercise price in cash, Laurus would receive shares of our common stock with a value equal to the difference between the market price per share of our common stock at the time of exercise and the exercise price per share set forth in the option and the warrant, multiplied by the number of shares with respect to which the option or warrant is exercised. There would be no proceeds payable to us upon a cashless exercise of the option or the warrant. There can be no assurances that Laurus will exercise the option and warrant or that it will elect to pay the exercise price in cash in lieu of a cashless exercise. On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus in connection with its partial exercise of the Option at an exercise price of $.0001 per share for an aggregate exercise price of $150.


      Laurus has contractually agreed to restrict its ability to convert the Note and/or exercise its warrant and option if such conversion and/or exercise would cause its beneficial ownership of shares of our common stock to exceed 4.99% of the outstanding shares of our common stock. The 4.99% limitation is null and void without notice to us upon the occurrence and during the continuance of an event of default or upon 75 days' prior written notice to us. As of the date of this prospectus, Laurus directly beneficially owns 1,500,000 shares of our common stock, or approximately 4.46% of our outstanding common stock. As a result, Laurus could only acquire up to approximately 184,405 additional shares, which would constitute a conversion of approximately $16,596 of the principal amount of the Note, while remaining in compliance with the 4.99% limitation. Because Laurus is irrevocably prohibited from waiving this 4.99% limitation, except as described above, even if the other conditions allowing us to pay in shares of common stock have been satisfied, if Laurus cannot or does not reduce its ownership of our common stock at a time when such reduction would be necessary to allow us to make a payment in shares of common stock, we would be required to pay Laurus in cash. This may have an adverse effect on our cash flow and liquidity.

      EVENTS OF DEFAULT AND COLLATERAL. In the event we default on the Note, we will be required to pay 120% of the outstanding principal amount of the Note, plus accrued but unpaid interest. In addition, upon the occurrence of an event of default, the interest rate charged with respect to the Note will be increased by 2% per month until the default is cured. The Note is secured by a lien on substantially all of our assets, including the stock of our subsidiaries, all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, including promissory notes, contract rights and general intangibles, including payment intangibles. The Master Security Agreement, dated June 30, 2005, between us and Laurus contains no specific financial covenants. The Master Security Agreement and the Note, as amended, define the circumstances under which they can be declared in default and subject to termination, including:

      o a failure to pay interest and principal payments under the Note when due on the first day of the month or prior to the expiration of the three-business day grace period, unless agreed otherwise;
      o a breach by us of any material covenant or term or condition of the Note or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of fifteen or thirty days, as the case may be;
      o     a breach by us of any material representation or warranty made in the Note or in any agreement made in connection therewith;
      o     any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
      o any attachment or lien in excess of $75,000 in the aggregate made upon our assets or a judgment rendered against our property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;
      o a failure to timely deliver shares of common stock when due upon conversion of the Note or a failure to timely deliver a replacement note;
      o an SEC stop trade order or principal market trading suspension of our common stock is in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, if we are not able to cure such trading suspension within 30 days of receiving notice or are not able to list our common stock on another principal market within 60 days of such notice;
      o a failure to have authorized and reserved shares of our common stock for issuance on or before November 1, 2006 sufficient to provide for the full conversion of the Note, and full exercise of the option and warrant issued by us to Laurus;
      o an indictment or threatened indictment of us or any of our executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against us or any of our executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of our property; and
      o     the departure of Michael O'Reilly from our senior management.


      ESCROW. We also entered into a Funds Escrow Agreement, dated June 30, 2005, with Laurus and Loeb & Loeb LLP, as escrow agent, pursuant to the requirements of the Security Agreement. Under the terms of the Funds Escrow Agreement, the funds from Laurus were placed in escrow pending receipt by the escrow agent of fully executed transaction documents and disbursement instructions, upon receipt of which such funds were released to us. No funds remain in escrow.


      REGISTRATION RIGHTS. Pursuant to the terms of a Registration Rights Agreement, dated June 30, 2005 and amended on March 20, 2006, we are obligated
(1) to file a registration statement with the Securities and Exchange Commission registering the resale of shares of our common stock issuable upon a conversion of the Note and upon the exercise of the option and warrant issued to Laurus up to the number of shares included in the registration statement of which this prospectus is a part and (2) after appropriate corporate action is taken, to increase our authorized shares and, after our audited financial statements for the 2006 fiscal year are final, to file a new or post-effective registration statement(s) to cover all the shares issuable upon conversion of the Note and upon the exercise of the option and warrant issued to Laurus. If the registration statement of which this prospectus forms a part is not declared effective by May 10, 2006 by the Securities and Exchange Commission, then we will be required to pay to Laurus the following amounts:

      o 1.5% of the principal outstanding on the Note, for the first thirty days, prorated for partial periods, which equals $3,216 per day based upon the $6,431,249 principal amount of the Note currently outstanding; and
      o 2.0% of the principal outstanding on the Note, for each thirty day period, prorated for partial periods, which equals $4,288 per day.

In addition, penalties at the same percentage rates apply in the event that the second registration statement is not declared effective by December 30, 2006 by the Securities and Exchange Commission.


RECENT DEVELOPMENTS

      In order to provide environmental remediation and other services necessitated by the aftermath of Hurricane Katrina, in September 2005, we mobilized over sixty employees to the gulf coast region. Trade-Winds Environmental Restoration Inc., one of our wholly owned subsidiaries, has leased three premises to serve as a satellite office, regional command center, training center and housing for our employees in Louisiana. We consider these premises to be sufficient for our anticipated operations. In order to finance anticipated expenses, we borrowed an additional $1,350,000 from Laurus on October 6, 2005, pursuant to the terms an amended and restated convertible term Note on substantially the same terms as the original convertible term Note issued to Laurus on June 30, 2005 in the principal amount of $5,000,000, bringing our aggregate borrowings thereunder at that time to $7,350,000.


      We were recently engaged on various projects within our customary scope of services for private sector commercial and residential customers in the gulf coast and Florida regions. Under time and materials contracts or other arrangements, we have billed in excess of $20.9 million of work in these regions as of March 28, 2006. Revenue recognized for the twenty-six weeks ended December 27, 2005 in connection with these projects were $16,391,516. For the thirteen weeks ended March 28, 2006, based upon billings, our revenues from these projects were approximately $4.5 million. We do not expect that our revenue from these projects will be material subsequent to March 28, 2006.

      Management believes that we may be engaged to perform substantial additional projects in the United States in the near term, possibly including federally funded projects on which we have not focused to date; however, no assurance can be given in this regard until contracts relating to these projects have been executed.



                                  THE OFFERING

Issuer                                           Windswept Environmental Group, Inc.

Common stock (1)                                 1,500,000

Common stock underlying the Note (2)             40,327,333

Common stock underlying the Laurus warrant (3)   13,750,000

Common stock underlying Laurus option (4)        28,895,179

Maximum common stock to be outstanding
 after the offering                              116,543,727 shares (5)

Use of Proceeds                                  We will not receive any proceeds from this
                                                 offering, except the proceeds, if any, from
                                                 the exercise of the option and the warrant held by
                                                 the selling stockholder.

Registration Rights                              We have agreed to use all reasonable commercial
                                                 efforts to keep the registration statement of which
                                                 this prospectus forms a part effective and current
                                                 until the date that all of the shares of common stock
                                                 covered by this prospectus have been sold under the
                                                 registration statement, have been sold pursuant to
                                                 Rule 144 of the 1933 Securities Act, as amended, or may
                                                 be freely traded without the effectiveness of such
                                                 registration statement.

Trading                                          Our common stock is traded on Over-the-Counter
                                                 Bulletin Board under the symbol "WEGI.OB".

Risk                                             Factors See "Risk Factors" and the other information
                                                 in this prospectus for a discussion of the factors you
                                                 should carefully consider before deciding to invest
                                                 in our common stock.

----------
(1) Represents the shares issued to Laurus on September 12, 2005, in connection with Laurus' partial exercise of its option at an exercise price of $.0001 per share for an aggregate exercise price of $150.

(2) Represents the maximum number of shares issuable upon conversion of, or payment of principal and interest in shares by us on, the Note based on our currently authorized 150,000,000 shares of common stock. None of the shares issuable as a result of the October 6, 2005 financing ($1,350,000) are registered hereby. To ensure that we would have a sufficient number of authorized and unissued and unreserved shares of common stock to accommodate issuance of all shares under the Laurus warrant, Laurus option and the Note, our largest stockholder, who is also our president, chief executive officer and one of our directors, and our series A preferred stockholders, one of whom is also one of our directors, contractually agreed to propose and vote in favor of an amendment to our certificate of incorporation in order to accommodate the full issuance of the shares of our common stock underlying the Note and the option and warrant we issued to Laurus at our next stockholders meeting.

(3) Represents the maximum number of shares issuable upon exercise of the warrant we issued to Laurus.

(4) Represents the maximum number of shares issuable upon exercise of the option we issued to Laurus.

(5) Represents our common stock outstanding assuming partial conversion of the Note outstanding to Laurus and the exercise of the warrant and option owned by Laurus. Laurus' beneficial ownership of our common stock is contractually limited to 4.99%.

      The outstanding share information is based on our shares outstanding as of March 28, 2006. Except as otherwise stated, this information excludes shares of our common stock:

o issuable upon full conversion of the Note (or payment in shares of principal and interest) at an initial conversion price of $.09 per share;
o reserved and available for issuance under our three equity incentive plans;
o issuable upon exercise of all issued plan and non-plan options (other than those issued to Laurus) to purchase an aggregate of 32,156,273 shares; and
o issuable upon conversion of our series A preferred stock into 1,300,000 shares.

                                  RISK FACTORS

      Before you invest in our common stock by purchasing shares from the selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. We have described below all of the risks that we deem material to your investment decision. You should consider carefully these risk factors, together with all of the other information included in this prospectus.

Factors Affecting Future Operating Results

WE HAVE EXPERIENCED SIGNIFICANT OPERATING LOSSES IN PRIOR YEARS AND MAY INCUR LOSSES IN THE FUTURE.

      Future losses could adversely affect the market value of our common stock. Although we generated net income of $53,066 in our fiscal year ended June 28, 2005 and $1,874,720 for the twenty-six weeks ended December 27, 2005, we incurred net losses of ($3,535,344) and ($469,004) in our fiscal years ended June 29, 2004 and July 1, 2003. As of December 27, 2005, we had an accumulated deficit of ($32,789,980). Our results from operations will be adversely affected in future periods by significant interest expense changes resulting from the accounting for the Laurus financing, including from direct interest expense on the Note, amortization of the discount on the Note and amortization of deferred financing costs. Even though we have taken steps in an effort to increase revenues, particularly with respect to disaster remediation activities, we may not generate profits in the future.

ABILITY TO CONTINUE AS A GOING CONCERN.


      Our independent auditors raised a concern in their report on our financial statements for our 2005 fiscal year about our ability to continue as a going concern. Due to our recurring losses from operations, working capital deficit, stockholders' deficit and difficulty in generating sufficient cash flow to meet our obligations and sustain our operations, there is "substantial doubt" about our ability to continue as a going concern. Although we had net profits of $53,066 for our 2005 fiscal year and $1,874,720 for the twenty-six weeks ended December 27, 2005, and had positive working capital as of December 27, 2005, the uncertainty about our ability to continue as a going concern may limit our ability to access certain types of financing, or may prevent us from obtaining financing on acceptable terms.

A DELAY BY US IN HAVING (1) THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART DECLARED EFFECTIVE BY THE SEC ON OR BY MAY 10, 2006 AND (2) A SECOND REGISTRATION STATEMENT DECLARED EFFECTIVE BY THE SEC ON OR BY DECEMBER 30, 2006, THE CONTRACTUAL DEADLINES AS REQUIRED BY THE LAURUS REGISTRATION RIGHTS AGREEMENT, AS AMENDED, WILL CAUSE US TO BE SUBJECT TO A SIGNIFICANT LIQUIDATED DAMAGES CLAIM, UNLESS WAIVED, DEPENDING ON THE DURATION OF THE DELAY PERIOD.

      In conjunction with the Laurus transactions, we entered into a registration rights agreement, as amended, by which we are required, among other things, (1) to have the registration statement of which this prospectus forms a part declared effective by the SEC by May 10, 2006 and (2) to have a second registration statement, containing our fiscal 2006 audited financial statements and including all of the shares covered by the securities owned by Laurus, declared effective by the SEC by December 30, 2006. If we fail to meet either deadline, we will be subject to a liquidated damage claim equal to 1.5% of the principal outstanding on the Note, for the first thirty days, prorated for partial periods (currently $3,216 per day based upon the $6,431,249 principal amount of the Note currently outstanding), and then 2.0% of the principal outstanding on the Note, for each thirty day period, prorated for partial periods (currently $4,288 per day).


IF OUR COMMON STOCK DOES NOT TRADE IN SUFFICIENT VOLUME AT HIGH ENOUGH PRICES, OR IF LAURUS IS NOT WILLING OR ABLE TO SUFFICIENTLY REDUCE ITS OWNERSHIP OF OUR COMMON STOCK, WE WOULD BE REQUIRED TO REPAY ALL OR PART OF OUR SENIOR SECURED CONVERTIBLE DEBT TO LAURUS IN CASH, WHICH COULD ADVERSELY AFFECT OUR CASH FLOW AND LIQUIDITY.


      Under the terms the Note, we are required to make monthly principal repayments, on the first day of each month, to Laurus in the amount of $229,687.50, plus accrued but unpaid interest, commencing on January 1, 2006, after giving effect to a two-month deferral granted by Laurus in November 2005. We are required to pay such amounts in shares of our common stock should all of the following conditions be satisfied:

      o the average closing price of its common stock for the five (5) trading days immediately prior to the first of each month is equal to or greater than $.10;
      o the amount of the payment then due is not an amount greater than thirty percent (30%) of the aggregate dollar trading volume of the common stock for the period of twenty-two (22) trading days immediately prior to the first day of the month for which payment is due;
      o the common stock underlying the Note has been registered under an effective registration statement under the Securities Act of 1933 or is otherwise covered by an exemption from registration for resale pursuant to Rule 144 of the Securities Act of 1933;
      o Laurus' aggregate beneficial ownership of our shares of common stock does not exceed 4.99%; and o we are not in default of the Note.


      If we are required to pay Laurus in shares of our common stock, the issuance of such shares could have a substantial dilutive effect on our common stock. If any of these conditions are not satisfied, we will be required to make payments in cash in an amount equal to 103% of the principal amount, plus accrued interest, then due. Should we be required to pay cash, this may have an adverse effect on our cash flow and liquidity.


WE ARE DEPENDENT ON THE INCURRENCE OF LARGE PROJECTS.

      Due to the nature of the services we offer, we generate most of our revenues from new customers. We cannot anticipate whether we will be able to replace our revenues with revenues from new projects in future periods. Our inability to replace the revenues generated as a result of large projects performed in the fiscal year ended July 2, 2002, particularly the catastrophe response projects in the vicinity of the World Trade Center following the terrorist attack on September 11, 2001, which accounted for approximately 52% of our revenues during such fiscal year, had a materially adverse impact on our sales in the fiscal years ended June 29, 2004 and June 28, 2005. Our projects in the areas damaged by Hurricanes Katrina and Wilma have had a favorable impact on our business. We have substantially completed our work in these areas and are not sure when and if we will be able to find other similar favorable business.


WE COULD DEVELOP CONCENTRATIONS OF CREDIT RISK.

      We often contract with a limited number of customers. A small number of customers may therefore be responsible for a substantial portion of our revenues and accounts receivable at any time. While our management assesses the credit risk associated with each prospective customer prior to the execution of a definitive contract, no assurances can be given that such assessments will be correct or that we will not incur substantial, uncollectible accounts receivable.

WE COULD BE HARMED BY OUR SLOW COLLECTIONS OF ACCOUNTS RECEIVABLE.


      It typically takes us between eight to sixteen months to collect on our accounts receivables. Although we have implemented new measures in an effort to improve our collections, as described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," no assurances can be given that they will be successful in improving our collections and cash flows. If our collections prove to be insufficient for our cash flow needs, this may have an adverse effect on our business and operations.


COST OVERRUNS OR DISPUTED CHANGE ORDERS ON PROJECTS CALLING FOR FIXED PRICE PAYMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

      Cost overruns on projects covered by fixed-price contracts, due to such things as unanticipated price increases, unanticipated problems, inaccurate estimation of labor or material costs, procedural difficulties or disputes over the terms and specifications of contract performance or change orders, could have a material adverse effect on our operations. For example, a disputed change order on a large contract had a material adverse effect on our results of operations for our fiscal year ended June 29, 2004. There can be no assurance that cost overruns or disputed change orders will not occur in the future and have a material adverse effect on us. In addition, in order to remain competitive in the future, we may have to agree to enter into more fixed price and per unit contracts than in the past.

WE MUST CORRECTLY MANAGE GROWTH.

      Our future growth, including growth relating to Hurricanes Katrina and Wilma, may place significant demands on our operational, managerial and financial resources. There can be no assurance that our current management, personnel and systems will be adequate to address this or any other future expansion of our business. In such event, any inability to manage our growth or operations effectively could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO SERVICE OUR DEBT AND OTHER FINANCING TRANSACTIONS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.


      Our ability to service our debt and meet our other financial obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in the general economy, our industry or the environmental and other laws pertaining to the services that we provide, and changes in interest rates, energy and other costs. Although we believe that we have sufficient resources to service our Note in the current principal amount of $6,431,249 and our other obligations, we cannot ensure that we will have the ability to service the Note in the future.


      If our cash flow and capital resources are insufficient to enable us to service the Note, and we are unable to obtain alternative financing, we could be forced to:

      o     reduce or delay capital expenditures;
      o     sell some or all of our assets; or
      o limit or discontinue, temporarily or permanently, our operations or business.

AN EVENT OF DEFAULT UNDER THE NOTE COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.


      Laurus holds a Note of ours with a current principal amount of $6,431,249. Events of default under the Note include:

      o a failure to pay interest and principal payments when due on the first day of the month or prior to the expiration of any applicable grace period;
      o a breach by us of any material covenant or term or condition of the Note or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of fifteen or thirty days, as the case may be;
      o     a breach by us of any material representation or warranty made in the Note or in any agreement made in connection therewith;
      o     any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
      o any attachment or lien in excess of $75,000 in the aggregate made upon our assets or a judgment rendered against our property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;
      o a failure to timely deliver shares of common stock when due upon conversion of the Note or a failure to timely deliver a replacement note;
      o an SEC stop trade order or principal market trading suspension of our common stock is in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, provided we are not able to cure such trading suspension within 30 days of receiving notice or are not able to list our common stock on another principal market within 60 days of such notice;
      o a failure to have authorized and reserved shares of our common stock for issuance on or before November 1, 2006 sufficient to provide for the full conversion of the Note, option and warrant issued by us to Laurus;
      o an indictment or threatened indictment of us or any of our executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against us or any of our executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of our property; and
      o     the departure of Michael O'Reilly from our senior management.

      If we default, the interest rate charged with respect to the Note will be increased by 2% per month until the default is cured. In addition, if the holder of the Note demands payment of all amounts due and payable in connection with a default, we will be required to pay 120% of the outstanding principal amount of the Note and any accrued and unpaid interest. The cash required to pay such amounts will most likely come out of working capital, unless we are able to arrange alternative financing. Since we rely on our working capital for our day-to-day operations, such a default on the Note could have a material adverse effect on our business, operating results, or financial condition. To such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, your investment dollars would be at significant risk.

WE CANNOT GIVE ANY ASSURANCE THAT WE WILL BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL NEEDS.

      Our long-term capital requirements will depend on many factors, including, but not limited to, cash flow from operations, our level of capital expenditures, our working capital requirements and the growth of our business. Historically, we have financed our operations primarily through issuances of debt and equity securities, through short-term borrowings from our former majority stockholder, and through cash generated from operations.

      We may need to incur additional indebtedness or raise additional capital to fund the capital needs of our operations or related to growth. There are no assurances that Laurus will provide financing in the future. In addition, our ability to borrow additional funds from lenders other than Laurus may be limited in light of:

      o the senior security interest that Laurus holds securing its Note from us; and
      o the subordinated security interest that Spotless holds securing its $500,000 note.

      To the extent additional debt financing cannot be raised on acceptable terms, we may need to raise additional funds through public or private equity financings. No assurance can be given that additional debt or equity financing will be available or that, if either or such financing is available, the terms of such financing will be favorable to us or our stockholders without substantial dilution of their ownership and rights. If adequate funds are not available, we may be required to curtail our future operations significantly or to forego expansion opportunities.

DUE TO THE NATURE OF OUR BUSINESS AND THE INTENSE REGULATORY CLIMATE IN WHICH WE OPERATE, OUR SERVICES ARE SUBJECT TO EXTENSIVE FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT ARE CONSTANTLY CHANGING.

      These regulations impose stringent guidelines on companies that handle hazardous materials as well as other companies involved in various aspects of the environmental remediation services industry. Failure to comply with applicable federal, state and local regulations could result in substantial costs to us, the imposition of penalties or in claims not covered by insurance, any of which could have a material adverse effect on our business.

      In addition to the burdens imposed on operations by various environmental regulations, federal law imposes strict liability upon present and former owner and operators of facilities that release hazardous substances into the environment and the generators and transporters of such substances, as well as persons arranging for the disposal of such substances. All such persons may be liable for the costs of waste site investigation, waste site clean up, natural resource damages and related penalties and fines. Such costs can be substantial.

ENVIRONMENTAL REMEDIATION OPERATIONS MAY EXPOSE OUR EMPLOYEES AND OTHERS TO DANGEROUS AND POTENTIALLY TOXIC QUANTITIES OF HAZARDOUS PRODUCTS.

      Toxic quantities of hazardous products can cause cancer and other debilitating diseases. Although we take extensive precautions to minimize worker exposure and we have not experienced any such claims from workers or other persons, there can be no assurance that, in the future, we will avoid liability to persons who contract diseases that may be related to such exposure. Such persons potentially include employees, persons occupying or visiting facilities in which contaminants are being, or have been, removed or stored, persons in surrounding areas, and persons engaged in the transportation and disposal of waste material. In addition, we are subject to general risks inherent in the construction industry. We may also be exposed to liability from the acts of our subcontractors or other contractors on a work site.

THE FAILURE TO OBTAIN AND MAINTAIN REQUIRED GOVERNMENTAL LICENSES, PERMITS AND APPROVALS COULD HAVE A SUBSTANTIAL ADVERSE AFFECT ON OUR OPERATIONS.

      The remediation industry is highly regulated. We are required to have federal, state and local governmental licenses, permits and approvals for our facilities and services. There can be no assurance as to the successful outcome of any pending application or demonstration testing for any such license, permit or approval. In addition, our existing licenses, permits and approvals are subject to revocation or modification under a variety of circumstances. Failure to obtain timely, or to comply with the conditions of, applicable licenses, permits or approvals could adversely affect our business, financial condition and results of operations. As we expand our business and as new procedures and technologies are introduced, we may be required to obtain additional licenses, permits or approvals. We may be required to obtain additional licenses, permits or approvals if new environmental legislation or regulations are enacted or promulgated or existing legislation or regulations are amended, reinterpreted or enforced differently than in the past. Any new requirements that raise compliance standards may require us to modify our procedures and technologies to conform to more stringent regulatory requirements. There can be no assurance that we will be able to continue to comply with all of the environmental and other regulatory requirements applicable to our business.

A SUBSTANTIAL PORTION OF OUR REVENUES ARE GENERATED AS A RESULT OF REQUIREMENTS ARISING UNDER FEDERAL AND STATE LAWS, REGULATIONS AND PROGRAMS RELATED TO PROTECTION OF THE ENVIRONMENT.

      Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for our services. The level of enforcement activities by federal, state and local environmental protection agencies and changes in such laws and regulations also affect the demand for such services. If the requirements of compliance with environmental laws and regulations were to be modified in the future, the demand for our services, and our business, financial condition and results of operations, could be materially adversely affected.

WE ARE DEPENDENT ON THE SUCCESSFUL DEVELOPMENTAL AND COMMERCIAL ACCEPTANCE OF OUR PROCEDURES AND TECHNOLOGIES.

      We are constantly developing, refining and implementing our procedures and technologies for environmental remediation. Our operations and future growth are dependent, in part, upon the acceptance and implementation of these procedures and technologies. There can be no assurance that successful development of future procedures and technologies will occur or, even if successfully developed or that we will be able to successfully commercialize such procedures and technologies. The successful commercialization of our procedures and technologies may depend in part on ongoing comparisons with other competing procedures and technologies and more traditional treatment, storage and disposal alternatives, as well as the continuing high cost and limited availability of commercial disposal options. There can be no assurance that our procedures and technologies will prove to be commercially viable or cost-effective or, if commercially viable and cost-effective, that we will be successful in timely securing the requisite regulatory licenses, permits and approvals for any such procedures or technologies or that such procedures or technologies will be selected for use in future projects. Our inability to develop, commercialize or secure the requisite licenses, permits and approvals for our procedures and technologies on a timely basis could have a material adverse effect on our business, financial condition and results of operations.


WE ARE SUBJECT TO QUARTERLY FLUCTUATIONS IN OPERATING RESULTS.

      Our revenue is dependent on our projects and the timing and performance requirements of each project. Our revenue is also affected by the timing of our customers' remediation activities and need for our services. Due to this variation in demand, our quarterly results may fluctuate. Accordingly, specific quarterly or interim results should not be considered indicative of results to be expected for any future quarter or for the full year. It is possible that in future quarters, our operating results will not meet the expectations of securities analysts and investors. In such event, the price of our common stock could be materially adversely affected.

WE INCREASINGLY SEEK LARGE, MULTI-YEAR CONTRACTS.

      We are increasingly pursuing large, multi-year contracts as a method of achieving more predictable revenues, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs. These larger projects pose significant risks if actual costs are higher than those estimated at the time of the placement of any fixed-price bids. A loss on one or more of such larger contracts could have a material adverse effect on our business, financial condition and results of operations. In addition, the failure to obtain, or a delay in obtaining, targeted large, multi-year contracts could result in significantly less revenue for us than anticipated.


OUR OPERATIONS ARE AFFECTED BY WEATHER CONDITIONS.

      While we provide our services on a year-round basis, the services we perform outdoors or outside of a sealed environment may be adversely affected by inclement weather conditions. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely affect our operations and financial results and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

OUR ABILITY TO PERFORM UNDER OUR CONTRACTS AND TO SUCCESSFULLY BID FOR FUTURE CONTRACTS IS DEPENDENT UPON THE CONSISTENT PERFORMANCE OF EQUIPMENT AND FACILITIES IN CONFORMITY WITH SAFETY AND OTHER REQUIREMENTS OF THE LICENSES AND PERMITS UNDER WHICH WE OPERATE.

      Our equipment and facilities are subject to frequent routine inspections by the regulatory authorities issuing such licenses and permits. In the event any of our key equipment and facilities were to be shut down for any appreciable period of time, either due to equipment breakdown or as the result of regulatory action in response to an alleged safety or other violation of the terms of the licenses under which we operate, our business, financial condition and results of operations could be materially adversely affected.

THE ENVIRONMENTAL REMEDIATION INDUSTRY IS HIGHLY COMPETITIVE AND WE FACE SUBSTANTIAL COMPETITION FROM OTHER COMPANIES.

      Many of our competitors have greater financial, managerial, technical and marketing resources than we do. To the extent that competitors possess or develop superior or more cost effective environmental remediation solutions or field service capabilities, or otherwise possess or acquire competitive advantages compared to us, our ability to compete effectively could be materially adversely affected.

OUR FUTURE SUCCESS DEPENDS ON OUR CONTINUING ABILITY TO ATTRACT, RETAIN AND MOTIVATE HIGHLY QUALIFIED MANAGERIAL, TECHNICAL AND MARKETING PERSONNEL.


      We are highly dependent upon the continuing contributions of key managerial, technical and marketing personnel. Our business necessitates that we employ highly specialized technical, managerial and marketing employees who have industry specific knowledge. Our employees may voluntarily terminate their employment with us at any time, and competition for qualified technical personnel experienced in the environmental remediation industry is intense, particularly in light of the demand generated by recent hurricanes. The loss of the services of any of our key managerial, technical or marketing personnel, especially Michael O'Reilly, our chief executive officer, could materially adversely affect our business, financial condition and results of operations.


IN ORDER TO SUCCESSFULLY BID ON AND SECURE CONTRACTS TO PERFORM ENVIRONMENTAL REMEDIATION SERVICES OF THE NATURE OFFERED BY US TO OUR CUSTOMERS, WE SOMETIMES MUST PROVIDE SURETY BONDS WITH RESPECT TO EACH PROSPECTIVE AND, UPON SUCCESSFUL BID, ACTUAL PROJECTS.


      The number and size of contracts that we can perform from time to time is to a certain extent dependent upon our ability to obtain bonding. This ability to obtain bonding is dependent, in material part, upon our net worth and working capital. While our ability to obtain bonding has been limited in recent years, we expect that our bonding capacity will be improved by the commitment by Michael O'Reilly, our chief executive officer, to personally guarantee such bonding; however, no assurance can be given in this regard. There can be no assurance that we will have adequate bonding capacity to bid on all of the projects which we would otherwise bid upon were we to have such bonding capacity or that we will in fact be successful in obtaining additional contracts on which we may bid, which could have a material adverse effect on our results of operations. None of our current projects require surety bonding.

WE HAVE IDENTIFIED ISSUES RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING THAT MAY PREVENT US FROM BEING ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS, WHICH COULD HARM OUR BUSINESS AND OPERATING RESULTS.

      In connection with our first quarter fiscal 2006 review, we identified issues arising in connection with a change in our accounting staff during such period regarding the timing and related processing of cash receipts and allocation of costs associated with our contract and billing procedures and have or are in the process of implementing the following measures:

      o We have modified our calendar quarterly period end dates in our computer system to correspond with our actual quarterly period end dates in order to enhance the accurate and timely processing of our cash receipts for each quarterly period. We have also emphasized to our accounting staff that they need to record transactions on the dates that they occur instead of batching such transactions for processing at the end of one of our monthly, quarterly or annual periods.
      o We are in the process of modifying the way in which we allocate our costs to specific projects in an effort to more precisely record our project costs.

      Any delay or failure to implement these measures, or difficulties encountered in their implementation or operation, could harm our operating results, cause us to fail to meet our financial reporting obligations, or prevent us from providing reliable and accurate financial reports. Disclosure of failure to remediate these problems in a timely fashion could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.


Factors Affecting Our Securities


ONE MAJOR STOCKHOLDER MAINTAINS THE ABILITY TO CONTROL OUR OPERATIONS.


      Currently, Michael O'Reilly, our chief executive officer and president, owns an aggregate of 15,647,297 shares of our common stock and holds approximately 46.6% of our voting power. In addition, Mr. O'Reilly currently owns options which are exercisable for 24,306,273 shares of our common stock. Should Mr. O'Reilly exercise his options to the fullest extent possible, he would own 39,953,570 shares of our common stock and hold approximately 69.0% of our voting power. Accordingly, Mr. O'Reilly may be able to control the Board of Directors and thereby determine the corporate policy and the direction of our operations. Mr. O'Reilly entered into a lock-up agreement with Laurus that prohibits his disposition of his shares of our common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the Note or (b) June 30, 2010.


CONVERSION OR EXERCISE OF OUR OUTSTANDING CONVERTIBLE OR OTHER DERIVATIVE SECURITIES COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT AND THE EXISTENCE OF OUR CONVERTIBLE AND DERIVATIVE SECURITIES COULD NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK.


      As of December 27, 2005, we had a pro forma net tangible book of $7,036,125 or $.21 per share, based on our outstanding number of shares of 33,571,215 shares as of such date, which do not include 184,405 shares of common stock deemed outstanding for financial statement presentation purposes. Without giving effect to the 4.99% limitation applicable to Laurus, with the inclusion of the proceeds we would expect to receive in connection with an exercise of the warrant and option, excluding any cashless exercises, our net tangible book value per share would decrease to approximately $.05 per share if we paid Laurus an aggregate of $888,623 in interest under the Note in shares of our common stock and Laurus converted the Note and exercised in full its option and warrant based on the current conversion and exercise prices thereof, and existing stockholders would thereby suffer a decrease in net tangible book value of approximately $.16 per share.

      As required by Laurus in connection with consummating our financing transaction, we have issued to Laurus:


      o the Note, which is convertible at $.09 per share into, after payments of principal and interest to date, approximately 71,458,311 shares of our common stock (plus up to an 8,446,922 shares issuable in payment of interest);
      o an option exercisable at $.0001 per share currently for 28,895,179 shares. Laurus previously acquired 1,500,000 shares in connection with its partial exercise of the option; and
      o     a warrant exercisable at $.10 per share for 13,750,000 shares.

      In addition, the number of shares issuable pursuant to Laurus' derivative securities may be adjusted as follows:


      o increased, in the event of a reclassification or subdivision of our shares of common stock, in proportion to the total number of shares of our common stock outstanding immediately after such event relative to the total number of shares of our common stock outstanding immediately prior to such event;
      o decreased, in the event of a reclassification or combination of our shares of common stock or stock dividend in the form of common stock on our common stock, in proportion to the total number of shares of our common stock outstanding immediately after such event relative to the total number of shares of our common stock outstanding immediately prior to such event; and
      o with respect to the Note, increased pursuant to a decrease in the conversion price to the price at which we issue any shares of our common stock or the conversion or exercise price of any securities convertible into or exercisable for shares of our common stock, except in connection with a reclassification, stock split, combination, certain acquisition transactions, employee incentive stock options and/or qualified stock options, obligations to issue shares of common stock existing on June 30, 2005 or grants to key employees as part of an incentive program.


      If all of the conditions which would require us to pay Laurus in shares of common stock are satisfied, assuming an interest rate of 9.75% under the Note, which was the rate of interest for the month of April 2006, without the assessment of any late fees or penalties, we would be required to issue approximately 3,160,927 shares of our common stock for such month to Laurus in payment of $54,796 in interest and the $229,687.50 monthly amortization payment, based on an initial fixed conversion price of $.09 per share. In view of the declining principal, the amount of interest (assuming a constant interest rate) would decline in future months.

      We also have other outstanding options to purchase up to 26,806,273 shares of our common stock, which include 24,306,273 shares issuable upon exercise of options granted to our president and chief executive officer exercisable at $.01 per share with respect to 2,000,000 shares, at $.07904 per share with respect to 5,486,309 shares and at $.09 per share with respect to 15,469,964 shares. The issuance of shares of our common stock pursuant to these options could have a further dilutive effect on our common stock.


FUTURE SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.


      As of March 28, 2006, we had 33,571,215 shares of common stock outstanding. The registration statement of which this prospectus forms a part registers for resale 84,472,512 shares, or approximately 56.2% of our common stock assuming the exercise in full of the Laurus option and warrant and conversion in full of the Note.

      We are unable to predict the potential effect that sales into the market of 84,472,512 shares may have on the then prevailing market price of our common stock. It is likely that market sales of the 84,472,512 shares offered for resale pursuant to this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock. As a result, the potential resale and possible fluctuations in trading volume of such a substantial amount of our stock may affect our share price negatively.

IF YOU ARE NOT AN INSTITUTIONAL INVESTOR, YOU MAY PURCHASE OUR SECURITIES IN THIS OFFERING ONLY IF YOU RESIDE WITHIN CERTAIN STATES AND MAY ENGAGE IN RESALE TRANSACTIONS ONLY IN THOSE STATES AND A LIMITED NUMBER OF OTHER JURISDICTIONS.


      The "manual exemption" for secondary trading of securities to be resold by the selling stockholder under this registration statement is currently available by virtue of our recent listing in Standard and Poor's. If you are not an "institutional investor," you will need to be a resident of certain jurisdictions to purchase our securities in this offering. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states' securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or a Blue Sky registration has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our shares.

      The manual exemption permits a security to be distributed in a particular state without being registered if the issuer of that security has a listing for that security in a securities manual recognized by the state. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions. Most of the accepted manuals are those published in Standard and Poor's (in which we are listed), Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, New York, Pennsylvania, Tennessee, Vermont, Virginia and Wisconsin. If you reside in one of these states and are not an institutional investor, you generally will not be permitted to purchase shares in this offering unless there is an available exemption or we register the shares covered by this prospectus in such states. You will be permitted to purchase shares in this offering in New York as we have taken the steps required by the state to allow for the secondary trading of securities under this registration statement.


WE ARE PRECLUDED FROM PAYING AND DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS TO OUR COMMON STOCKHOLDERS FOR THE FORESEEABLE FUTURE.


      Pursuant to the Securities Purchase Agreement, as amended, we are prohibited from declaring or paying any dividends to our common stockholders without Laurus' prior written consent for so long as at least twenty-five percent of the original principal amount of the Note is outstanding. Further, we expect that future earnings, if any, will be used to finance the working capital, debt service growth and the development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The payment of any future cash dividends by us will be dependent upon our earnings, the stability thereof, our financial requirements and other relevant factors. In addition, prior to paying any dividends on our common stock, we are required to pay any accrued and unpaid quarterly dividends on our series A convertible preferred stock.


OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.


      Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional securities exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.


IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OVER-THE-COUNTER BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF OUR STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

      Companies trading on the Over-the-Counter Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13 in order to maintain price quotation privileges on the Over-the-Counter Bulletin Board. If we fail to remain current on our reporting requirements, our common stock could be delisted from the OTC Bulletin Board. If this were to happen, it could severely limit the ability of broker-dealers to sell our securities, and the ability of stockholders to sell their securities in the secondary market may be severely affected.

THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED CONSIDERABLY AND WILL PROBABLY CONTINUE TO DO SO.


      The stock markets have experienced price and volume fluctuations, and the market price our common stock historically has been volatile. The market price of our common stock could be subject to wide fluctuations in the future as well in response to a variety of events or factors, some of which may be beyond our control. These could include, without limitation:

      o     the occurrence of catastrophes requiring remediation;
      o     our ability to obtain large projects;
      o changing policies and regulations of the federal state, and local governments;
      o     fluctuations in our financial results;
      o     liquidity of the market for our securities;
      o     future announcements of new competing technologies and procedures;
      o     public perception of our entry into new markets; and
      o     general conditions in our industry and the economy.

OUR CHARTER CONTAINS AUTHORIZED, UNISSUED PREFERRED STOCK THAT MAY INHIBIT A CHANGE OF CONTROL UNDER CIRCUMSTANCES THAT COULD OTHERWISE GIVE OUR STOCKHOLDERS THE OPPORTUNITY TO REALIZE A PREMIUM OVER PREVAILING MARKET PRICES OF OUR SECURITIES.


      Our restated certificate of incorporation, as amended, and by-laws contain provisions that could make it more difficult for a third party to acquire us under circumstances that could give stockholders an opportunity to realize a premium over then-prevailing market prices of our securities. Our certificate of incorporation authorizes our board to issue preferred stock without stockholder approval and upon terms as our board may determine. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of future holders of preferred stock. Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally, a 15% stockholder) to effect various business combinations with a corporation for a three-year period after the stockholder becomes an "interested stockholder." In general, these provisions may discourage a third party from attempting to acquire us and, therefore, may inhibit a change of control.


                           FORWARD-LOOKING STATEMENTS


      Statements contained in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs and current expectations of and assumptions made by our management. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Actual results could differ materially from any expectation, estimate or projection conveyed by these statements and there can be no assurance that any such expectation, estimate or projection will be met. Numerous important factors, risks and uncertainties affect our operating results and could cause actual results to differ from the results implied by these or any other forward looking statements. These potential factors, risks and uncertainties include, among other things, such factors as:


      o     the market acceptance and amount of sales of our services;
      o our success in increasing revenues and, except for special circumstances, reducing expenses;

      o the frequency and magnitude of environmental disasters or disruptions resulting in the need for the types of services we provide;
      o our ability to service our debt and other financial obligations, particularly if required to pay in cash;
      o the extent of the enactment, enforcement and strict interpretations of laws relating to environmental remediation;
      o     our ability to obtain and manage new and large projects;
      o the competitive environment within the industries in which we operate;
      o     our ability to raise or access capital;
      o     our ability to continue as a going concern;
      o our ability to effectively implement and maintain our internal controls and procedures;
      o     our dependence on key personnel;
      o     our ability to timely collect our accounts receivable;
      o     our ability to attract and retain qualified personnel; and
      o the other factors and information disclosed and discussed under the "Risk Factors" and elsewhere in this prospectus.


      You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements.

      Except as may be required, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      The foregoing discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.


                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholder. The selling stockholder will receive all of the proceeds from the sale of our common stock offered by this prospectus. We may, however, receive the exercise prices with respect to the option and the warrant to purchase an aggregate of 42,645,179 shares of our common stock, if and when exercised by the selling stockholder. If the option and warrant are exercised to the limits permitted under their terms, we estimate our net proceeds would be approximately $1,377,890. In certain instances, the selling stockholder may elect to use cashless exercises under which it would be entitled to receive shares in exchange for its option and warrant without making any cash payments. Laurus may effect a cashless exercise of the warrant if the market price of our common stock exceeds the per share exercise price, and it may effect a cashless exercise of the option if (a) the market price of our common stock exceeds the per share exercise price and (b) (1) we have not registered the shares underlying the option pursuant to an effective registration statement or (2) an event of default under the Note has occurred and is continuing. Accordingly, there can be no assurance that we will receive any payments even if the option and warrant are exercised. Any proceeds received in connection with the exercise of the option and warrant will be used for working capital and other general corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK


      Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board of the NASD, under the symbol "WEGI.OB". The following table shows the high and low daily closing sale prices per share of common stock on the Over-the-Counter Electronic Bulletin Board for each quarterly period within the two most recent fiscal years and for the most recent subsequent quarterly period, as provided by Yahoo Finance Historical Price Quote.

                                                Price Range of Common Stock
                                                ---------------------------


FISCAL YEAR ENDED JUNE 29, 2004
-------------------------------

Quarter Ended                                  HIGH                      LOW
-------------                                  ----                      ---
September 30, 2003                             $.14                      $.08
December 30, 2003                              $.11                      $.02
March 30, 2004                                 $.13                      $.04
June 29, 2004                                  $.11                      $.05

FISCAL YEAR ENDED JUNE 28, 2005
-------------------------------

Quarter Ended                                  HIGH                      LOW
-------------                                  ----                      ---
September 28, 2004                             $.06                      $.04
December 28, 2004                              $.07                      $.03
March 29, 2005                                 $.12                      $.04
June 28, 2005                                  $.09                      $.06

FISCAL YEAR ENDING JUNE 30, 2006
--------------------------------

Quarter Ended                                  HIGH                      LOW
--------------                                 -----                     ---
September 27, 2005                             $.79                      $.05
December 27, 2005                              $.45                      $.10
March 28, 2006                                 $.22                      $.09
June 30, 2006 (through April 27, 2006)         $.30                      $.13

      As of March 24, 2006, there were approximately 745 holders of record of our common stock.

      Pursuant to the Securities Purchase Agreement, as amended, we are prohibited from declaring or paying any dividends to our common stockholders without receiving Laurus' prior written consent for so long as at least twenty-five percent of the original principal amount of the Note is outstanding. Further, we expect that future earnings, if any, will be used to finance the working capital, debt service, growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The payment of any future cash dividends by us will be dependent upon our earnings, our financial requirements and other relevant factors. In addition, prior to paying any dividends on our common stock, we are required to pay quarterly dividends on our series A convertible preferred stock. Upon conversion of the series A convertible preferred stock into common stock, dividends on the series A convertible preferred stock shall no longer accrue and all accrued and unpaid dividends, and any related accrued and unpaid interest, as of the date of such conversion, shall be paid in cash. However, our series A convertible preferred stock stockholders have agreed to:

      o propose and vote in favor of an amendment to our certificate of incorporation in order to accommodate the full issuance of the shares of our common stock underlying the Note and the option and warrant we issued to Laurus;
      o postpone their right, upon six months' notice after February 2007, to require us to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;
      o defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
      o forbear from appointing a second director until the earlier of (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that we have issued to Laurus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our audited and unaudited financial statements and the notes thereto included elsewhere in this prospectus.

                          Twenty-Six Weeks Ended
                         ------------------------                                                       Period from
                         December 27, December 28, Fiscal Year   Fiscal Year  Fiscal Year  Fiscal Year  May 1, 2001   Fiscal Year
                             2005         2004        Ended         Ended        Ended        Ended       Through        Ended
                         (unaudited)  (unaudited) June 28, 2005 June 29, 2004 July 1, 2003 July 2, 2002 July 3, 2001 April 30, 2001
                         -----------  ----------- ------------- ------------- ------------ ------------ ------------ --------------
Consolidated Operations
 Data:

Revenues                 $22,878,681  $12,837,785  $20,640,410   $19,166,753  $17,831,189  $32,903,740  $ 2,322,511   $22,022,766
Gross Profit (loss)       10,302,701    4,105,794    5,463,675     1,724,694    3,516,670   12,148,063      (91,684)    6,686,575
Net income (loss)          1,874,720    1,058,962       53,066    (3,535,334)    (469,004)   3,494,867     (720,303)    1,065,877
Net income (loss)
 per common                     0.05         0.01         0.00          (.05)       (0.01)        0.05        (0.02)         0.03
share-basic
Net income (loss)
 per common              $      0.01  $      0.01  $      0.00   $      (.05) $     (0.01) $      0.04  $     (0.02)  $      0.01
share-diluted

Weighted average common
 shares outstanding:
Basic                     33,593,275   77,936,358   77,936,358    77,936,358   77,936,358   63,300,953   38,481,254    38,459,953
Diluted                  184,206,507   77,980,720   77,936,358    77,936,358   77,936,358   85,455,580   38,481,254    76,244,295

Consolidated Balance
 Sheet Data:


Total assets             $22,613,603  $14,002,164  $10,056,538   $11,331,165  $11,054,263  $10,212,538  $ 8,192,568   $ 8,806,398
Total current assets      16,490,607   11,349,086    7,491,847     8,375,045    8,458,701    8,861,054    6,922,379     7,256,017
Total current
 liabilities               9,781,271   12,209,929    9,195,938    10,479,016    6,241,411    4,534,581    6,979,416     6,703,167
Total long-term debt       1,529,367      260,228      197,400       340,104      338,848       63,703       14,250        26,837
Redeemable convertible
 preferred stock           1,300,000    1,300,000    1,300,000     1,300,000    1,300,000    1,300,000    1,300,000     1,300,000
Stockholders' equity
 (deficit)               $10,002,965  $   232,007  $  (712,889)  $  (787,955) $ 2,825,379  $ 3,372,383  $(2,487,156)  $(1,753,853)


We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis information should be read in conjunction with the accompanying consolidated financial statements and notes thereto.


      This discussion contains forward-looking statements that are subject to a number of known and unknown risks, that in addition to general, economic, competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements, as more fully discussed in the"Forward-Looking Statements" and "Risk Factors" sections above.

      We are subject to significant external factors that could significantly impact our business. These external factors could cause future results to differ materially from historical trends. These external factors are more fully discussed in the "Risk Factors" section above.


OVERVIEW

      We, through our wholly-owned subsidiaries, provide a full array of emergency response, remediation and disaster restoration services to a broad range of clients. We have expertise in the areas of hazardous materials remediation, microbial remediation, testing, toxicology, training, wetlands restoration, wildlife and natural resources rehabilitation, asbestos and lead abatement, technical advisory services, restoration and site renovation services.

      Our revenues are derived primarily from providing emergency response, remediation and disaster restoration services to new and repeat customers on time and materials basis or pursuant to fixed-price contracts, including in connection with sudden catastrophes, such as in connection with the services that we are providing in the aftermath of Hurricanes Katrina and Wilma. In the twenty-six week period ended December 27, 2005 and fiscal 2005, substantially all of our revenues were derived from time and materials contracts. Under our fixed-price contracts, we assess the scope of work to be done and contract to perform a specified scope of work for a fixed price, subject to adjustment for work outside such scope of work, upon prior approval by our customers. Because most of our projects consist of emergency or disaster responses, which do not permit a definitive prior assessment of the full scope of work entailed and require immediate attention in order to mitigate loss and maximize recovery, most of our projects are performed on a time and materials basis. Under our time and materials contracts, we charge our customers for labor, equipment usage, allocated overhead and a markup relating thereto. Our cost of revenues consists primarily of labor and labor-related costs, insurance, benefits and insurance, travel and entertainment repairs, maintenance, equipment rental, materials and supplies, disposal costs and depreciation of capital equipment. Our selling, general, and administrative expenses primarily consist of expenses related to provisions for doubtful accounts, legal fees, sales salaries, marketing and consulting.


      We have encountered difficulty with cash collections and slow cash flow due primarily to factors including:

      o customers refusing to pay prior to receiving insurance reimbursements;
      o customers' facility managers needing to wait for insurance adjustors to approve work before the remission of payment; and
      o certain customers refusing to pay in connection with disputed change orders.


      In an effort to enhance our cash flows from operations, beginning in our 2005 fiscal year, we began implementing improvements in our billing and invoicing procedures as follows:

      o we generally do not commence projects until we have a fully executed contract;
      o our service contracts provide that our customers are directly obligated for our services;
      o we require client approval with respect to the work performed or to be performed;
      o we generally seek deposits or mobilization fees for our time and materials contracts;

      o we engage local legal counsel in the areas in which we operate to file liens against customers' real property in the event of contract disputes; and
      o all invoices submitted for payment are reviewed for proper documentation.


      Because some of these are relatively new changes, no assurances can be given that they will be successful in improving our collections and cash flows. Further, approximately 4% of our current projects are performed under procedures that predate these improvements.

      In light of the foregoing, we expect to generate sufficient cash flow from operations to support our working capital needs and to adequately fund our current operations for at least the next twelve months. However, any further difficulty collecting our accounts receivable or further significant growth could adversely affect our liquidity. In the event that we do not generate sufficient positive cash flow from operations, we may need to seek additional financing in addition to the financing provided by Laurus. Laurus is under no obligation to provide any funding to us. Currently, we have no credit facility for additional borrowing.


      On June 30, 2005, we issued to Laurus a three-year secured convertible term note in the principal amount of $5,000,000. Subsequently, Laurus loaned us an additional $2,350,000, and we amended and restated the note accordingly. As of April 15, 2006, the principal amount of the Laurus note outstanding equaled $6,431,249. On November 10, 2005, Laurus agreed to defer the principal monthly payments due in November and December 2005 in the aggregate amount of $495,375 until June 30, 2008, the maturity date of the Laurus note, in order to facilitate financing of our gulf coast and Florida operations.

      During the twenty-six weeks ended December 27, 2005, we were engaged on various projects within our customary scope of services for private sector commercial and residential customers in the gulf coast and Florida regions. Revenue recognized for the twenty-six weeks ended December 27, 2005 in connection with these projects were $16,391,516. For the thirteen weeks ended March 28, 2006, based upon billings, our revenues from these projects were approximately $4.5 million. We do not expect that our revenues from these projects will be material subsequent to March 28, 2006.

      Management believes that we will be engaged to perform substantial additional projects in the United States in the near term, possibly including federally funded projects on which we have not focused to date; however, no assurance can be given in this regard until contracts relating to these projects have been executed.


ABILITY TO CONTINUE AS A GOING CONCERN


      Our independent auditors raised a concern in their report on our financial statements for our 2005 fiscal year about our ability to continue as a going concern. Due to our recurring losses from operations, working capital deficit, stockholders' deficit and difficulty in generating sufficient cash flow to meet our obligations and sustain our operations, there is "substantial doubt" about our ability to continue as a going concern. Although we had a net profit of $53,066 for our 2005 fiscal year and $1,874,720 for the twenty-six weeks ended December 27, 2005, and had positive working capital as of December 27, 2005, the uncertainty about our ability to continue as a going concern may limit our ability to access certain types of financing, or may prevent us from obtaining financing on acceptable terms.


CRITICAL ACCOUNTING POLICIES


      Management's discussion and analysis of our financial position and results of operations is based upon our audited consolidated financial statements for our fiscal year ended June 28, 2005, which have been prepared in accordance with accounting principles generally accepted in the United States of America, and our unaudited interim consolidated financial statements for our twenty-six weeks ended December 27, 2005. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. We believe that the critical accounting policies and areas that require the most significant judgments and estimates to be used in the preparation of our consolidated financial statements are accounting for stock based transactions, contracts, allowance for doubtful accounts and the valuation allowance related to deferred tax assets.

      Stock Based Transactions--We consummated various transactions where we paid the consideration primarily in options or warrants to purchase our common stock. These transactions include financing transactions and providing incentives to attract, retain and motivate employees, officers and directors.


      We have recognized the value of the equity instruments issued in connection with financing transactions in accordance with Accounting Principles Board Opinion No. 14 and Emerging Issues Task Force Consensuses 98-5 and 00-27. The intrinsic value of the options and the fair value of the warrants were calculated and the proportionate values of the resulting debt and equity components have been recognized as debt discounts with equivalent increases in amounts reflected as equity. The beneficial conversion feature of the Note, including the effective values under EITF 00-27, has also been recognized as a debt discount, with an equivalent increase in the amount reflected as equity. All of these discounts are being amortized over the three-year term of the debt in accordance with EITF 00-27. Once the transaction value is determined, we record the transaction value as an expense with a corresponding increase on paid-in capital.


      When options or warrants to purchase our common stock are used as incentives for employees, officers or directors, we use the intrinsic value method in accordance with the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by Statement of Financial Accounting Standards "SFAS" No. 123. The intrinsic value method calculates the value of the option or warrant at the difference between the exercise price per share and the market price per share of the common stock on the day the option or warrant is granted, except that such value is zero if the exercise price is higher than the market price of the common stock. Once the transaction value is determined, we record the transaction value as an expense with a corresponding increase in paid-in capital.


      When options or warrants to purchase our common stock are used in transactions with third parties, the transaction is valued using the Black-Scholes valuation method. The Black-Scholes valuation method is widely accepted as providing the fair market value of an option or warrant to purchase stock at a fixed price for a specified period of time. Black-Scholes uses five variables to establish market value of stock options or warrants:

      o     exercise price (the price to be paid for a share in our stock);
      o     price of our stock on the day the options or warrants are granted;
      o number of days that the options or warrants can be exercised before they expire;
      o     trading volatility of our stock; and
      o     annual interest rate on the day the option or warrant is granted.

      The determination of expected volatility requires management to make an estimate and the actual volatility may vary significantly from that estimate. Accordingly, the determination of the resulting expense is based on a management estimate.


      Revenue Recognition--Revenue derived from services provided to customers over periods of less than one month is recognized when billed.

      Revenue from claims, such as claims relating to disputed change orders, is recognized when realization is probable and the amount can be reliably estimated, based upon meeting the following conditions:

      o The original contract or other evidence provides a legal basis for the claim;
      o The additional costs were caused by circumstances that were unforeseen at the contract date;
      o     Costs associated with the claims are identifiable; and
      o     The evidence supporting the claims is objective and verifiable.

      Revenue from fixed price contracts that extend over periods of one month or more is recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, the effect of contract penalty provisions and final contract settlements may result in revisions to estimates of costs and income and are recognized in the period in which the revisions are determined.

      Contract Accounting--Revenue derived from services provided to customers over periods of less than one month is recognized at the completion of the related contracts. Revenue from fixed price contracts that extend over periods of one month or more is recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, the effect of contract penalty provisions and final contract settlements may result in revisions to estimates of costs and income and are recognized in the period in which the revisions are determined. Revenue from claims, such as claims relating to disputed change orders, is recognized when realization is probable and the amount can be reliably estimated, based upon meeting the following conditions:

      o The original contract or other evidence provides a legal basis for the claim;
      o The additional costs were caused by circumstances that were unforeseen at the contract date;
      o     Costs associated with the claims are identifiable; and
      o     The evidence supporting the claims is objective and verifiable.


Revenues from time and material contracts that extend over a period of more than one month are recognized as services are performed.


      Allowance for Doubtful Accounts--We maintain an allowance for doubtful trade accounts receivable for estimated losses resulting from the inability of our customers to make required payments. In determining collectibility, we review available customer account and financial information, including public filings and credit reports, current trends, credit policy, and accounts receivable aging and may also consult legal counsel when appropriate. A considerable amount of judgment is required when we assess the likelihood of our realization of accounts receivables, including assessing the probability of collection and the current credit worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts could be required. The need to file a lawsuit in a particular case is determined by a variety of factors, including the Company's mandate to aggressively pursue all monies owed. The other considered factors include the responsiveness of the client, the running of applicable limitations periods, the ability to perfect a lien against the subject property, the value of the receivable compared to the costs of litigation and the likelihood of success in the lawsuit. When it is deemed probable that a specific customer account is uncollectible, that balance is included in the reserve calculation. Actual results could differ from these estimates.


      Deferred Tax Asset Valuation Allowance - We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Due to our history of losses, we have recorded a full valuation allowance against our net deferred tax assets as of June 28, 2005 and December 27, 2005. We currently provide for income taxes only to the extent that we expect to pay cash taxes on current income. When we are profitable at levels which cause management to conclude that is more likely than not that we will realize all or a portion of our deferred tax assets, we record the estimated net realizable value of our deferred tax assets at that time and provide for income taxes at our combined federal and state effective rates.

RESULTS OF OPERATIONS

Twenty-six weeks ended December 27, 2005 and December 28, 2004

Revenue


      Total revenues for the twenty-six weeks ended December 27, 2005 increased by $10,040,896, or 78.2%, to $22,878,681 from $12,837,785 for the twenty-six weeks ended December 28, 2004. This increase in revenue was primarily attributable to $15,070,747 of revenues from work relating to Hurricane Katrina and $1,320,769 of revenues from work relating to Hurricane Wilma. This increase was partially offset by a $1,063,799 decrease in spill related work.

Cost of Revenues

      Cost of revenues increased $3,843,989, or 44.0%, to $12,575,980 for the twenty-six weeks ended December 27, 2005 as compared to $8,731,991 for the twenty-six weeks ended December 28, 2004. This increase was primarily attributable to labor and other costs relating to our work in connection with Hurricanes Katrina and Wilma. Our cost of revenues consists primarily of labor and labor-related costs, payroll taxes, benefits, training, job-related insurance costs, travel and travel-related costs, repairs, maintenance and rental of job equipment, materials and supplies, testing and sampling, transportation, disposal, and depreciation of capital equipment.

Gross Profit

      Gross profit increased by $6,196,907, or 150.9%, to $10,302,701, or 45.0%
of total revenues for the twenty-six weeks ended December 27, 2005, as compared to $4,105,794, or 32.0% of total revenues for the twenty-six weeks ended December 28, 2004. This increase in gross profit was due primarily to a higher percentage of higher margin equipment usage in connection with our hurricane-related projects. Higher margins on equipment used on hurricane and other catastrophe-related projects are necessary to compensate us for the fact that this equipment is generally used less often, or may not be utilized at all, as compared to equipment utilized for more routine projects.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased by $1,274,255, or 46.6%, to $4,009,705 for the twenty-six weeks ended December 27, 2005 from $2,735,450 for the twenty-six weeks ended December 28, 2004 and constituted approximately 17.5% and 21.3% of revenues in such periods, respectively. This increase was primarily attributable to an increased provision of $1,250,000 to our allowance for doubtful accounts, increased accounting and legal fees of $303,726, and a $40,256 increase in marketing expenses. The increase in the allowance for doubtful accounts reflects the substantial increase in sales and accounts receivable. Of the total $1,250,000 increase to the allowance for doubtful accounts, $788,668 is related to the receivables that are in dispute. Of this total, $33,322 is related to four claims that were open as of June 29, 2004 and the balance of $755,346 was for 3 additional claims that arose during fiscal year 2005. These were partially offset by a decrease of $114,316 in consulting fees. Our selling, general, and administrative expenses primarily consist of expenses related to provisions for doubtful accounts, professional fees, salaries and related benefits, insurance, marketing and all other office-and administrative-related expenses.

Benefit Related to Variable Accounting Treatment for Officer Options

      Under the terms of a previous employment agreement we entered into and a separate agreement with Spotless, our president and chief executive officer was able to sell to us, or in certain circumstances to Spotless, all shares of our common stock held by him and all shares of our common stock underlying vested options to purchase shares of our common stock held by him upon the occurrence of certain events. Due to the terms of the options, changes in the market price of our common stock, in either direction, resulted in a corresponding expense or benefit. There was no benefit or expense required to be recorded in the twenty-six weeks ended December 27, 2005 due to the elimination of this risk on June 30, 2005. There was no benefit or expense required to be recorded in the twenty-six weeks ended December 28, 2004 due to the low market price of our common stock.

Interest Expense

      Interest expense increased by $961,954, or 361.0%, to $1,228,410 for the twenty-six weeks ended December 27, 2005 from $266,456 for the thirteen weeks ended December 28, 2004. This increase was primarily due to an increase of $289,656 of interest expense incurred to Laurus, $317,216 of amortization of discounts, and an increase of $587,690 attributable to the amortization of deferred financing costs relating to the Laurus transaction, partially offset by a reduction of $226,021 in interest expense incurred to Spotless, including a decrease of $145,846 in interest expense recognized in connection with sales of accounts receivable to Spotless because there were no such sales in the twenty-six week period ended December 27, 2005. Due to the accounting of the Laurus financing, we anticipate significant interest expenses to be charged in future periods.

Provision for Income Taxes


      The provision for income taxes for the twenty-six weeks ended December 27, 2005 was $3,167,356 as compared to $46,248 for the twenty-six weeks ended December 28, 2004. This increase was the result of higher taxable income for the twenty-six weeks ended December 27, 2005, primarily attributable to hurricane-related work in that period. The provision for income taxes reflects an effective rate of 56.3% The accounting expense for taxes currently payable attributable to timing differences could not be offset by the future benefit of the reversal of such timing differences because a full valuation allowance was recorded. Such valuation allowance was recorded because we do not believe that the utilization of the tax benefit from net operating losses and other temporary differences are "more likely than not" to be realized. As a result of a change in the Company's ownership on June 30, 2005, net operating loss carryforwards are subject to significant annual usage limitations which have not yet been determined.


Net Income

      We generated net income of $1,874,720 and net income attributable to common stockholders of $1,835,720, for the twenty-six weeks ended December 27, 2005, as compared to net income of $1,058,962 and net income attributable to common stockholders of $1,019,962 incurred for the twenty-six weeks ended December 28, 2004. These changes were the result of the factors discussed above.

Fiscal Year Ended June 28, 2005 Compared to Fiscal Year Ended June 29, 2004

Revenues

      Revenues increased by $1,473,657, or 7.7%, to $20,640,410 in our fiscal year ended June 28, 2005, compared to $19,166,753 in our fiscal year ended June 29, 2004, primarily attributable to an increase of $8,340,007 in our emergency, disaster response and remediation work (associated primarily with hurricanes in Florida) and an increase of $500,240 associated with our marine spill business. In addition, $440,000 of revenues was recorded as the result of the settlement of a claim for work performed on change orders. Costs associated with these revenues have been recognized in prior years. These increases were partially offset by a decrease of $2,642,995 in work performed in relation to insurance claims, a decrease of $3,898,446 in our spill and soil environmental remediation and a decrease of $413,736 in our asbestos, lead and mold work.

Cost of Revenues


      Cost of revenues decreased by $2,265,324, or 13%, to $15,176,735, or 73.5%
of total revenues, in our fiscal year ended June 28, 2005, as compared to $17,442,059, or 91% of total revenues, in our fiscal year ended June 29, 2004. This decrease was primarily the result of a $2,350,249, or 27.1%, reduction in payroll, including fringe and union benefits, and a $224,903 decrease in direct project related expenses, such as the cost of subcontractors, materials, supplies and equipment rental, partially offset by an increase of $309,828 in other expenses, such as testing, sampling, truck-related expenses, training and insurance. Our cost of revenues consists primarily of labor and labor related costs, including salaries to laborers, supervisors and foremen, payroll taxes, training, insurance and benefits. Additionally, cost of revenues include job related insurance costs, repairs, maintenance and rental of job equipment, job materials and supplies, testing and sampling, and transportation, disposal, and depreciation of capital equipment.


Gross Profit

      Gross profit increased by $3,738,981, or 216.8%, to $5,463,675, or 26.5%, of total revenues for our fiscal year ended June 28, 2005 from $1,724,694, or 9% of total revenues, for our fiscal year ended June 29, 2004. This increase in gross profit was due primarily to a greater proportion of emergency response work related to hurricanes in Florida and equipment intensive projects with higher gross margins and a corresponding reduction in labor costs. In addition, there were no current year costs associated with the $440,000 of revenues recorded in the 2005 period on the settlement of the previously discussed claim.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased by $463,552, or 8.7%, to $4,884,972 in our fiscal year ended June 28, 2005 from $5,348,524 in our fiscal year ended June 29, 2004 and constituted approximately 24% and 28% of total revenues, respectively. The decrease in selling, general and administrative expenses was primarily due to reductions of $436,028 in payroll and fringe benefits, $284,138 in marketing expenses and $193,889 in travel and entertainment expenses, partially offset by increases of $233,393 in professional fees and $818,691 in our allowance for doubtful accounts.

Expense (Benefit) Related to Variable Accounting Treatment for Officer
Securities

      Under the terms of an employment agreement, our president and chief executive officer, until June 30, 2005, could sell to us all shares of our common stock held by him and all shares of common stock underlying vested options to purchase shares of our common stock held by him. There was a charge of $76,089 related to variable accounting treatment for these officer securities in our fiscal year ended June 28, 2005, which resulted from an increase in our stock price, as compared to a benefit of ($348,626) in our fiscal year ended June 29, 2004, which resulted from a decrease in our stock price. Due to the terms of the options, changes in the market price of our common stock, in either direction, resulted in a corresponding expense or benefit.

Interest Expense

      Interest expense decreased by $560,611, or 60.6%, to $363,850 in our fiscal year ended June 28, 2005 from $924,461 in our fiscal year ended June 29, 2004. The decrease in interest expense was primarily due to a reduction in interest expenses attributable to sales of accounts receivable at a discount to Spotless.


(Benefit) Provision for Income Taxes

      The (benefit) provision for income taxes reflects an effective rate of 31.2% and (15.2)% in fiscal 2005 and 2004, respectively. The accounting benefit for taxable losses generated in prior periods was offset by recording a full valuation allowance. Such valuation allowance was recorded because we do not believe that the utilization of the tax benefits from operating losses, and other temporary differences are "more likely than not" to be realized, as required by accounting principles generally accepted in the United States of America.


Net (Loss) Income

      Net income and basic net (loss) attributable to common stockholders per share for our fiscal year ended June 28, 2005 were $53,066 and ($24,934), respectively. This compares to net (loss) and basic net (loss) attributable to common stockholders per share for our fiscal year ended June 29, 2004 of ($3,535,334) and ($3,613,334), respectively. The changes were primarily attributable to the factors described above.

Fiscal Year Ended June 29, 2004 Compared to Fiscal Year Ended July 1, 2003

Revenues

      Revenues increased by $1,335,564, or 7%, to $19,166,753 in our fiscal year ended June 29, 2004 compared to $17,831,189 in our fiscal year ended July 1, 2003. The increase was primarily due to increases of $1,200,000 related to an oil tank cleaning project, $1,033,702 related to an emergency spill response, $1,582,097 related to insurance, $918,799 related to catastrophe response associated with Hurricane Isabel and $385,252 related to new operations in Florida. These increases were partially offset by decreases of $3,486,469 related to a non-recurring mold remediation project in Hawaii and $343,543 related to a non-recurring lead remediation project in New York City.

Cost of Revenues


      Cost of revenues increased by $3,127,540, or 21.8%, to $17,442,059, or 91%
of total revenues, in our fiscal year ended June 29, 2004 compared to $14,314,519, or 80% of total revenues, in our fiscal year ended July 1, 2003. Direct field labor, including fringe and union benefits, subcontractor costs, disposal costs, equipment rental and insurance costs increased $1,513,728, $490,210, $471,624, $285,494 and $170,772, respectively, primarily as a result of the increased revenue. In response to deteriorating cash flows, we reduced our direct labor force. Our cost of revenues consists primarily of labor and labor related costs, including salaries to laborers, supervisors and foremen, payroll taxes, training, insurance and benefits. Additionally, cost of revenues include job related insurance costs, repairs, maintenance and rental of job equipment, job materials and supplies, testing and sampling, and transportation, disposal, and depreciation of capital equipment.

Gross Profit


         Gross profit decreased by $1,791,976, or 9%, to $1,724,694, or 9% of total revenues, for our fiscal year ended June 29, 2004 from $3,516,670, or 20%, of total revenues, for our fiscal year ended July 1, 2003. This decrease in gross profit of $1,791,976, or 51%, was due primarily to cost overruns incurred on an oil tank cleaning project.


Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased by $255,033, or 5%, to $5,348,524 in our fiscal year ended June 29, 2004 from $5,603,557 in fiscal year ended July 1, 2003 and constituted approximately 28% and 31% of total revenues in fiscal year ended June 29, 2004 and fiscal year ended July 1, 2003, respectively. The decrease was primarily attributable to decreases in legal expenses and sales salaries of $441,477 and $178,963, respectively. The decreases were partially offset by an increase in consulting expenses of $341,386.


Expense (Benefit) Related to Variable Accounting Treatment for Officer
Securities


      Under the terms of an employment agreement, our president and chief executive officer, until June 30, 2005, could sell to us all shares of our common stock held by him and all shares of our common stock underlying vested options to purchase shares of our common stock held by him. The expense relating to variable accounting treatment for these officer options amounted to a benefit of $348,626 in our fiscal year ended June 29, 2004 and a benefit of $593,246 in our fiscal year ended July 1, 2003. The benefits in our fiscal years ended June 29, 2004 and July 1, 2003 were due to a decrease in the market price of our common stock. Due to the terms of the options, changes in the market price of our common stock, in either direction, resulted in a corresponding expense or benefit.

Interest Expense


      Interest expense increased by $852,272, or 1,181%, in our fiscal year ended June 29, 2004 to $924,461 from $72,189 in our fiscal year ended July 1, 2003. The increase in interest expense was primarily attributable to greater levels of debt and the discount recorded under an Accounts Receivable Finance Agreement with Spotless.

(Benefit) Provision for Income Taxes

      The (benefit) provision for income taxes reflects an effective rate of
(15)% and (70)% in fiscal year ended June 29, 2004 and July 1, 2003, respectively. The book benefit for taxable losses generated in prior periods was offset by recording a full valuation allowance. Such valuation allowance was recorded because management does not believe that the utilization of the tax benefits from operating losses, and other temporary differences are "more likely than not" to be realized, as required by accounting principles generally accepted in the United States of America.

Net (Loss) Income


      Net (loss) and basic net (loss) attributable to common stockholders per share for our fiscal year ended June 29, 2004 were ($3,535,334) and ($.05), respectively. This compares to net loss and basic net loss attributable to common stockholders per share for our fiscal year ended July 1, 2003 of ($469,004) and ($.01), respectively. The changes are primarily attributable to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES


      As of December 27, 2005, we had a cash balance of $2,494,266, working capital of $6,709,336 and stockholders' equity of $10,002,965. As of June 28, 2005, we had a cash balance of $512,711, a working capital deficit of ($1,704,091) and a stockholders' deficit of ($712,889). As of June 29, 2004, we had cash balances of $63,562, a working capital deficit of ($2,103,971) and stockholders' deficit of ($787,955). At July 1, 2003, we had cash balances of $130,096, working capital of $2,217,290 and stockholders' equity of $2,825,379. We generated a net profit of $1,874,720, a net profit of $53,066 and a net loss of ($3,535,334) for the twenty-six weeks ended December 27, 2005 and our fiscal years ended June 28, 2005 and June 29, 2004, respectively

      Accounts receivable, net of allowance of doubtful accounts, at December 27, 2005, June 28, 2005 and June 29, 2004 were $13,182,621, $6,755,338 and
$6,652,806, respectively. For these periods, approximately $3,080,000, $1,976,000 and $1,706,000, respectively, of these amounts were subject to collection litigation, primarily relating to disputes over changed work orders or other modifications to our scope of work. We do not believe that the disputed receivables had a material effect on liquidity for the periods presented.

      Net cash provided by operating activities was $587,948 for the twenty-six weeks ended December 27, 2005, as compared to the net cash provided by operations of $473,288 for the twenty-six weeks ended December 28, 2004. Accounts receivable increased by $4,423,045, or 38%, as of December 27, 2005 to $15,940,452, from $11,517,407 as of December 28, 2004, primarily as a result of work performed in connection with Hurricanes Katrina and Wilma. Accounts payable and accrued expenses decreased by $1,268,723, or 26.3%, as of December 27, 2005 to $3,560,800, from $4,829,523 as of December 28, 2004, primarily as a result of accelerated payments to our venders as a result of our favorable cash position.

      Net cash provided by operating activities was $818,673 in fiscal year ended June 28, 2005, as compared to net cash provided by (used in) operating activities of ($2,343,180) and ($317,504) in our fiscal years ended June 29, 2004 and July 1, 2003, respectively. Accounts receivable increased $921,223, or 12.6%, to $8,263,169 as of June 28, 2005, from $7,341,946 as of June 29, 2004, reflecting primarily delayed payments by customers. Accounts receivable increased $1,057,539, or 17%, to $7,341,946 as of June 29, 2004, from $6,284,407 as of July 1, 2003, reflecting processing delays in our invoicing of our customers. Accounts payable and accrued expenses decreased by $624,933, or 18.3%, as of June 28, 2005, from $3,411,029 as of June 29, 2004, as a result of our efforts to pay vendors on a more timely basis, partly offset by an increase in professional fees resulting from our recent refinancing and change of control transactions. Accounts payable and accrued expenses increased by $730,007, or 27.2%, as of June 29, 2004, from $2,681,022 as of July 1, 2003, as a result of increased revenues and slower payments to vendors. Such slow payment resulted from delays in invoicing discussed above and the resulting deterioration of cash receipts.

      Net cash provided by financing activities for the twenty-six weeks ended December 27, 2005 was $2,332,363, as compared to cash used by financing activities of $134,508 for the twenty-six weeks ended December 28, 2004, primarily as a direct result of $7,350,000 received in connection with our borrowings from Laurus, the proceeds of which borrowings were used to pay related transaction and other expenses in the amount of $2,314,172 and repay indebtedness to Spotless in the amount of $2,650,000. These transactions resulted in a net increase of $2,350,000 in borrowings and the cancellation of $1,230,228 of our previous secured note payable to Spotless. The balance of the proceeds, in the amount of $2,053,011, was used to fund working capital and our initial Hurricane Katrina mobilization costs. Financing activities for the twenty-six weeks ended December 28, 2004 used net cash of $134,508 for long-term debt repayment.

      Cash used for capital expenditures increased to $938,756, during the twenty-six weeks ended December 27, 2005, as compared to $56,011 for the twenty-six weeks ended December 28, 2004, due to the cost of equipment purchased to perform the work in the Gulf Coast region. At this time, we do not have any other material commitments or plans for capital expenditures. We intend, however, to make additional capital expenditures, to the extent our financial condition permits, as may be required in connection with rendering our services in the future.

      Historically, we have financed our operations primarily through issuance of debt and equity securities, through short-term borrowings from our former majority shareholder, and through cash generated from operations. We expect to generate sufficient cash flow from operations to support our working capital needs and to adequately fund our current operations for at least the next twelve months. However, any further difficulty collecting our accounts receivable or further significant growth could adversely affect our liquidity. In the event that we do not generate sufficient positive cash flow from operations, or if we experience changes in our plans or other events that adversely affect our operations or cash flow, we may need to seek additional financing in addition to the financing provided by Laurus. Laurus is under no obligation to provide any funding to us. Currently, we have no credit facility for additional borrowing.

      Our future cash requirements are expected to depend on numerous factors, including, but not limited to our ability to:


      o Obtain profitable environmental or related construction contracts. So long as we have sufficient working capital, we anticipate continued revenue growth in new and existing service areas and to continue to bid on large projects, though there can be no assurance that any of our bids will be accepted or that we will have sufficient working capital. We were recently engaged on various projects within our customary scope of services for private sector commercial and residential customers in the gulf coast and Florida regions in connection with the aftermath of Hurricanes Katrina and Wilma. Under time and materials contracts or other arrangements, we have billed in excess of $20.9 million of work in connection with these projects through March 28, 2006. Revenue recognized for the twenty-six weeks ended December 27, 2005, in connection with these projects, were $16,391,516. For the thirteen weeks ended March 28, 2006, based upon billings, our revenues from these projects were approximately $4.5 million. We do not expect that our revenues from these projects will be material subsequent to March 28, 2005.
      o     Control our selling, general and administrative expenses, which have recently increased in connection with our need to incur labor, operating and equipment expenses in relation to our operations in the gulf coast and Florida regions. In order to control our selling, general and administrative expenses, we have or are in the process of optimizing the efficiency of our support staff through training and enhanced task allocation while reducing unneeded resources and reviewing non-project related expenses in an effort to reduce costs where appropriate while preserving the quality of our service.
      o Raise additional capital or obtain additional financing. Management has preliminarily explored additional funding sources, but has been unable to attract additional debt or equity capital. Laurus indicated to us that it did not intend to provide any additional financing at the time that it loaned an additional $1,350,000 to us in October 2005. In addition, the existence of the Laurus and Spotless security interests may impair our ability to raise additional debt capital. No assurance can be given that we will be able to obtain additional debt or equity capital although our management expects to continue seeking any such favorable opportunities.
      o Generate positive cash flow from operations. We seek to obtain profitable contracts that generate gross profits more than sufficient to pay our expenses. Our plans for our 2006 fiscal year include concentrating our efforts in the gulf coast and Florida regions in connection with the aftermath of Hurricanes Katrina and Wilma and addressing our difficulty with cash collections and slow cash flow.


      We have encountered difficulties with cash collections and slow cash flow due primarily to factors including:


      o customers refusing to pay prior to receiving insurance reimbursements;
      o customers' facility managers needing to wait for insurance adjustors to approve work before the remission of payment; and
      o certain customers refusing to pay in connection with disputed change orders.


      In an effort to enhance our cash flows from operations, beginning in our 2005 fiscal year, we began implementing improvements in our billing and invoicing procedures as follows:


      o we generally do not commence projects until we have a fully executed contract;
      o our service contracts provide that our customers are directly obligated for our services;
      o we require client approval with respect to the work performed or to be performed;
      o we generally seek deposits or mobilization fees for time and materials contracts;
      o we engage local legal counsel in the areas in which we operate to file liens against customers' real property in the event of contract disputes; and
      o all invoices submitted for payment are reviewed for proper documentation.

      Due to the nature of our business, which includes responding to emergency situations on a 24 hours/7 days a week basis, we, on occasion, will commence an emergency project prior to obtaining a formal contract. In these situations, we may commence emergency services upon the oral authorization of the property owners or their agents or government workers (e.g. police or Coast Guard). In these isolated instances, we do not incur significant expense and require on executed contract within 48 hours of commencement of work.

      Because some of these are relatively new changes, no assurances can be given that they will be successful in improving our collections and cash flows. Further, approximately 4% of our current projects are performed under procedures that predate these improvements.


      On June 30, 2005, we issued to Laurus Master Fund, Ltd. a three-year secured convertible term note in the principal amount of $5,000,000. Subsequently, Laurus loaned us an additional $2,350,000, and we amended and restated the note accordingly. As of December 27, 2005, the principal amount of the Note outstanding equaled $7,350,000. As of April 15, 2006, the outstanding principal amount of the Note, as a result of repayments, equaled $6,431,249.

      Laurus holds a senior security interest in our and our subsidiaries assets collateralizing the Note, including a pledge of the stock of our subsidiaries. In addition, Spotless holds a subordinated security interest collateralizing our $500,000 note issued to Spotless, which bears interest at a rate of LIBOR plus 1% per annum and is required to be repaid at a rate of $50,000 per month commencing July 1, 2007. The existence of these security interests may impair our ability to raise additional debt capital.


      Under the terms of the Note, which matures on June 30, 2008, we are required to make monthly repayments of principal, on the first of each month, to Laurus in the amount of $229,687.50, which commenced as of January 1, 2006. Principal repayments were originally due to commence starting November 1, 2005 but, in November 2005, Laurus agreed to defer the initial repayment date until January 1, 2006. The principal monthly payments due November 1, 2005 and December 1, 2005 in the aggregate amount of $495,375 have been deferred until June 30, 2008. Interest is payable monthly and started to accrue on August 1, 2005. All required principal and interest payments as of the date of this prospectus have been made. We are required to pay such amounts in shares of our common stock should all of the following conditions be satisfied:


      o the average closing price of our common stock for the five (5) trading days immediately prior to the first of each month is equal to or greater than $.10;
      o the amount of the payment then due is not an amount greater than thirty percent (30%) of the aggregate dollar trading volume of the common stock for the period of twenty-two (22) trading days immediately prior to the first of each month;
      o the common stock underlying the Note and the warrant issued to Laurus has been registered under an effective registration statement under the Securities Act of 1933 or is otherwise covered by an exemption from registration for resale pursuant to Rule 144 of the Securities Act of 1933;
      o Laurus' aggregate beneficial ownership of our shares of common stock does not and would not by virtue thereof exceed 4.99%; and
      o     we are not in default of the Note.


      If any of these conditions are not satisfied, we will be required to make payments in cash in an amount equal to 103% of the principal amount, plus accrued interest, then due. Should we be required to pay cash, this may have an adverse effect on our cash flow and liquidity.

      The Note may be redeemed by us in cash by paying the holder of the Note 120% of the principal amount, plus accrued interest. As discussed below, the holder of the Note may convert all or a portion of the Note, together with related interest and fees, into fully paid shares of our common stock at any time. The number of shares to be issued shall equal the total amount of the Note to be converted, divided by an initial fixed conversion price of $.09.

      If we issue shares of common stock to a third-party for consideration below the fixed conversion price of $.09 per share or issue derivative securities convertible into or exercisable for shares of common stock at prices below the fixed conversion price of $.09 per share, then the fixed conversion price of the Note will be reduced to such lower issuance or exercise price. In addition, the conversion price of the Note may be adjusted pursuant to customary anti-dilution provisions, such as if we pay a stock dividend, reclassify our capital stock or subdivide or combine our outstanding shares of common stock into a greater or lesser number of shares.

      We may receive proceeds from the exercise of the option and the warrant described above if Laurus elects to pay the exercise price in cash rather than executing a cashless exercise. Laurus may effect a cashless exercise of the warrant if the market price of our common stock exceeds the per share exercise price, and it may effect a cashless exercise of the option if (a) the market price of our common stock exceeds the per share exercise price and (b) (1) we have not registered the shares underlying the option pursuant to an effective registration statement or (2) an event of default under the Note has occurred and is continuing. Upon a cashless exercise, in lieu of paying the exercise price in cash, Laurus would receive shares of our common stock with a value equal to the difference between the market price per share of our common stock at the time of exercise and the exercise price per share set forth in the option and the warrant, multiplied by the number of shares with respect to which the option or warrant is exercised. There would be no proceeds payable to us upon a cashless exercise of the option or the warrant. There can be no assurances that Laurus will exercise the option and warrant or that it will elect to pay the exercise price in cash in lieu of a cashless exercise. On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus in connection with its partial exercise of the Option at an exercise price of $.0001 per share for an aggregate exercise price of $150.


      Laurus has contractually agreed to restrict its ability to convert the Note and/or exercise its warrant and option if such conversion and/or exercise would cause its beneficial ownership of shares of our common stock to exceed 4.99% of the outstanding shares of our common stock. The 4.99% limitation is null and void without notice to us upon the occurrence and during the continuance of an event of default or upon 75 days' prior written notice to us. As of the date of this prospectus, Laurus directly beneficially owns 1,500,000 shares of our common stock, or approximately 4.46% of our outstanding common stock. As a result, Laurus could only acquire up to approximately 184,405 additional shares, which would constitute a conversion of approximately $16,596 of the principal amount of the Note, while remaining in compliance with the 4.99% limitation. Because Laurus is irrevocably prohibited from waiving this 4.99% limitation, except as described above, even if the other conditions allowing us to pay in shares of common stock have been satisfied, if Laurus cannot or does not reduce its ownership of our common stock at a time when such reduction would be necessary to allow us to make a payment in shares of common stock, we would be required to pay Laurus in cash. This may have an adverse effect on our cash flow and liquidity.

      In the event we default on the Note, we will be required to pay 120% of the outstanding principal amount of the Note, plus accrued but unpaid interest. Upon the occurrence of an event of default, the interest rate charged will be increased by 2% per month until the default is cured. The Note is secured by a lien on substantially all of our assets, including the stock of our subsidiaries, all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, including promissory notes, contract rights and general intangibles, including payment intangibles. The Master Security Agreement, dated June 30, 2005, between us and Laurus contains no specific financial covenants. The Master Security Agreement and the Note, as amended, define the circumstances under which they can be declared in default and subject to termination, including:


      o a failure to pay interest and principal payments under the Note when due on the first day of the month or prior to the expiration of the three-business day grace period, unless agreed otherwise;
      o a breach by us of any material covenant or term or condition of the Note or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of fifteen or thirty days, as the case may be;
      o     a breach by us of any material representation or warranty made in the Note or in any agreement made in connection therewith;
      o     any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
      o any attachment or lien in excess of $75,000 in the aggregate made upon our assets or a judgment rendered against our property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;

      o a failure to timely deliver shares of common stock when due upon conversion of the Note or a failure to timely deliver a replacement note;
      o an SEC stop trade order or principal market trading suspension of our common stock is in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, if we are not able to cure such trading suspension within 30 days of receiving notice or are not able to list our common stock on another principal market within 60 days of such notice;
      o a failure to have authorized and reserved shares of our common stock for issuance on or before November 1, 2006 sufficient to provide for the full conversion of the Note, and full exercise of the option and warrant issued by us to Laurus;
      o an indictment or threatened indictment of us or any of our executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against us or any of our executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of our property; and
      o     the departure of Michael O'Reilly from our senior management.


      We also entered into a Funds Escrow Agreement, dated June 30, 2005, with Laurus and Loeb & Loeb LLP, as escrow agent, pursuant to the requirements of the Security Agreement. Under the terms of the Funds Escrow Agreement, the funds from Laurus were placed in escrow pending receipt by the escrow agent of fully executed transaction documents and disbursement instructions, upon receipt of which such funds were released to us. No funds remain in escrow.


      Pursuant to the terms of a Registration Rights Agreement, dated June 30, 2005 and amended on March 20, 2006, we are obligated to (1) file a registration statement with the Securities and Exchange Commission registering the resale of shares of our common stock issuable upon a conversion of the Note and upon the exercise of the option and warrant issued to Laurus up to the number of shares included in the registration statement of which this prospectus is a part and
(2) after appropriate corporate action is taken, to increase our authorized shares and, after our audited financial statements for the 2006 fiscal year are final, to file a new or post-effective registration statement(s) to cover all of the shares issuable upon conversion of the Note and upon exercise of the option and warrant issued to Laurus. If the registration statement of which this prospectus forms a part is not declared effective by May 10, 2006 by the Securities and Exchange Commission, then we will be required to pay to Laurus the following amounts:

      o 1.5% of the principal outstanding on the Note, for the first thirty days, prorated for partial periods, which equals $3,216 per day based upon the $6,431,249, principal amount of the Note currently outstanding; and
      o 2.0% of the principal outstanding on the Note, for each thirty day period, prorated for partial periods, which equals $4,288 per day.

In addition, penalties at the same percentage rates apply in the event that the second registration statement is not declared effective by December 30, 2006 by the Securities and Exchange Commission.


      The proceeds we received in connection with the financing transaction and subsequent borrowings from Laurus were used to pay the amounts set forth below to the persons or for the purposes set forth below:


      SPOTLESS DEBT

      o     Former majority stockholder and senior
            secured lender (Spotless), consisting of
            approximately $2,650,000 in settlement of
            the principal and $100,000 in interest                  $ 2,750,000
                                                                    -----------

      TRANSACTION EXPENSES

      o     Laurus transaction fee                                    1,750,000
      o     Laurus Capital Management, LLC
             management and due diligence fees                          262,900
      o     Loeb & Loeb escrow fee                                        2,000
      o     Insurance premiums                                           37,500
      o     Legal fees                                                  146,773
      o     Special committee and advisor fees                           61,136
      o     Payments to series A preferred
             stockholders                                                35,000
                                                                    -----------
            Sub-total                                                 2,295,309
                                                                    -----------

      OTHER PAYMENTS

      o     Audit fees                                                   50,000
      o     Insurance premiums                                          276,711
      o     Initial Hurricane Katrina
             mobilization costs                                         238,173
      o     Working capital                                           1,739,807
                                                                    -----------
            Sub-total                                                 2,304,691
                                                                    -----------

      TOTAL                                                         $ 7,350,000
                                                                    ===========

      The table below summarizes contractual obligations and commitments as of December 27, 2005, including principal and interest payments on our debt (1):




                                           Total             1 Year          2-3 Years         4-5 Years     Thereafter
                                           -----             ------          ---------         ---------     ----------
Operating Leases                        $   953,727       $   692,009       $   261,718       $        --     $     --
Capitalized Leases--Principal               423,923           207,806           196,087            20,030           --
Capitalized Leases--Interest                 44,769            27,330            16,907               532
Laurus Note Principal                     7,350,000         1,378,128         5,971,872                --           --
Laurus Note Interest Expense--Cash          888,623           538,496           350,127                --           --
Spotless Note Principal                     500,000                --           500,000                --           --
Spotless Note Interest Expense               13,828                --            13,828                --           --
                                        -----------       -----------       -----------       -----------     --------
Total                                   $10,174,870       $ 2,843,769       $ 7,310,539       $    20,562     $     --
                                        ===========       ===========       ===========       ===========     ========

(1) This table reflects the effectiveness of Laurus' agreement to defer the initial monthly amortization repayment in the amount of $229,687.50 from November 1, 2005 until January 1, 2006.


      These amounts are based on assumed interest payments reflecting:

      o     the Laurus Note at a rate of 8.75% per annum;
      o     the Spotless note at a rate of 5.86% per annum; and
      o an aggregate of $423,923 of other long-term debt with maturities ranging from 3 months to 54 months for financed trucks and vehicles with interest rates ranging from 3.95% to 13.99%.

OFF-BALANCE SHEET ARRANGEMENTS

      Although we do not have any financing arrangements that have not been recorded in our financial statements, our transaction with Laurus resulted in a significant discount that reduced the carrying value on our balance sheet of our debt obligation to Laurus. As of December 27, 2005, the Note had a principal balance of $7,350,000 with a corresponding discount of $6,123,517, resulting in a carrying amount of $1,226,483 on our balance sheet, $413,234 of which is included as a current liability and $813,249 of which is included as long-term debt.

EFFECT OF INFLATION


      Inflation has not had a material impact on our operations during fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, except that we experienced an increase of 8.1% in fuel costs during the second quarter of this fiscal year due to increased oil prices.


SEASONALITY


      Since we and our subsidiaries are able to perform most of our services throughout the year, our business is not considered seasonal in nature. However, we are affected by:

      o the timing of large projects in certain of our service areas, i.e., asbestos and mold abatement and construction;
      o     the timing of catastrophes; and
      o inclement weather conditions. In particular, extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely affect our operations and financial results and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


      Equity Price Risk--Our primary market risk exposure relates to the shares of common stock issuable upon conversion of the Note, which we originally issued to Laurus in June 2005. In connection with the issuance of the Note, we issued to Laurus a warrant to purchase 13,750,000 shares of our common stock and an option to purchase 30,395,175 shares of our common stock. On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus in connection with its partial exercise of its option. The option issued to Laurus has been recorded at its intrinsic value, which is based on the difference between the exercise price per share and the market price per share of our common stock on June 30, 2005, the date of issuance at the inception date of the agreement. The warrant, along with shares of common stock issuable upon exercise thereof, have been recorded at their relative fair value at the June 30, 2005 inception date of the agreement, and will be recorded at fair value at each subsequent balance sheet date. Any change in value between reporting periods will be recorded as a non-operating, non-cash charge at each reporting date. The impact of these non-operating, non-cash charges could have an adverse effect on our stock price in the future. The Note also exposes us to additional risks also relating to our own common stock because if Laurus is unable to convert the loan into common stock due to low price or low trading volume in the market, we then must repay the loan in cash at a 3% premium.

      The intrinsic value of the option and the fair value of the warrant and the underlying shares of common stock are tied in a large part to our stock price. If our stock price increases between reporting periods, the option, warrant and underlying shares of common stock become more valuable. As such, there is no way to forecast what the non-operating, non-cash charges will be in the future or what the future impact will be on our financial statements.

      Interest Rate Sensitivity--Interest rate risk is the risk that interest rates on our debt is fully dependent upon the volatility of these rates. We do not use derivative financial instruments to manage interest rate risk. The Note bears interest at the prime rate as published in the Wall St. Journal plus 2% (but not to less than 7.25%), decreasing by 2% (but not to less than 0%) for every 25% increase in the Market Price (as defined therein) of our common stock above the fixed conversion price of $.09 following the effective date of the registration statement covering the common stock issuable upon conversion. Should the price of our common stock maintain a price equal to 125% of $.09 for a twelve month period, we would benefit from a reduced interest rate of 2% on the outstanding principal amount for that twelve-month period. On June 30, 2005, we also issued a variable interest rate secured promissory note in the principal amount of $500,000 to Spotless Plastics (USA), Inc., bearing interest at LIBOR plus 1%. We also have various other debt with maturities ranging from 3 months to 54 months aggregating to $423,923 for financed trucks and vehicles. A hypothetical 1% increase in the interest rate applicable to the outstanding amounts of the Laurus and Spotless notes along with the various other debt for financed trucks and vehicles would increase our interest expense by approximately $70,000 annually. This hypothetical calculation reflects the assumed interest payments for the:

      o     Note at a rate of 8.75% per annum;
      o     Spotless note at a rate of 5.86% per annum; and
      o various other debt for financed trucks and vehicles with maturities ranging from 3 months to 54 months with interest rates ranging from 3.95% to 13.99%.


BUSINESS


GENERAL

      We, through our wholly-owned subsidiaries, Trade-Winds Environmental Restoration Inc. and North Atlantic Laboratories, Inc., provide a full array of emergency response, remediation and disaster restoration services to a broad range of clients. We have expertise in the areas of:

      o     hazardous materials remediation,
      o microbial remediation, including halting mold, mildew and bacterial growth;
      o testing, including the gauging and monitoring of moisture and humidity levels;
      o     toxicology;
      o training, including providing project management and expert consultation to our customers;
      o     wetlands restoration;
      o     wildlife and natural resources rehabilitation;
      o     asbestos and lead abatement;
      o     technical advisory services; and
      o     restoration and site renovation services, including:
            o     on-location blast freezing;
            o     off-site freeze drying to restore documents;
            o     dehumidification services; and
            o drying and restoration of structures, furnishings and equipment.

      Our revenues are derived from projects for which we work either on a time and materials basis or pursuant to a fixed price contract. In the twenty-six week period ended December 27, 2005 and fiscal 2005, substantially all of our revenues were derived from time and materials contracts. Under our fixed-price contracts, we assess the scope of work to be done and contract to perform a specified scope of work for a fixed price, subject to adjustment for work outside such scope of work, upon prior approval by our customers. Because most of our projects consist of emergency or disaster responses, which do not permit a definitive prior assessment of the full scope of work entailed and require immediate attention in order to mitigate loss and maximize recovery, most of our projects are performed on a time and materials basis. Under our time and materials contracts, we charge our customers for labor, equipment usage, allocated overhead and a markup relating thereto.


      With the exception of our efforts relating to Hurricanes Katrina and Wilma, we principally market our services in the northeastern and southeastern United States. We obtain our business through client referrals, cross-selling of services to existing clients, sponsorship of training and development programs, professional referrals, including from insurance companies, architectural and engineering firms and construction management firms for whom we have provided services, competitive bidding and/or advertising. We have endeavored to stimulate internal growth by expanding services to our existing customer base and by marketing ourselves to prospective customers as a multiple-service company with immediate response capabilities. In our marketing efforts, we emphasize our experience, industry knowledge, safety record, reputation and competitive bidding. In connection with our response to Hurricane Katrina, we launched a multimedia marketing campaign, including radio and newspaper advertising and a public relations program, to inform residents of New Orleans and the surrounding gulf areas about our services. At the same time, we have continued our on-going marketing program, as finances have permitted, in an effort to establish and maintain business relationships.

      We believe that we have assembled the resources, including key environmental professionals, construction managers, and specialized equipment to become a leader in the expanding worldwide emergency services market. We further believe that few competitors provide the diverse range of services that we provide on an emergency response basis. We believe that our breadth of services and our emergency response capability have positioned us for rapid growth in this expanding market. In the New York metropolitan area, we believe that we are able to perform all the tasks necessary to rapidly restore a property to pre-loss conditions, thus minimizing dislocation, downtime and business interruption. In other geographic areas, we perform all of these services except reconstruction.


      In order to address the needs of our commercial and residential customers, we have dedicated ourselves toward the strategic integration of all of our services in an effort to provide immediate remedial responses to a wide variety of natural and man-made disasters, including hurricanes, floods, fire, smoke, wind, oil and chemical spills, biological hazards, explosions and radiological releases. As a result, we provide our customers with the capability to respond to a wide variety of natural or man-made catastrophes. We are capable of responding in this manner by virtue of our 24-hour call center and teams of diversely skilled and trained responders. In addition, we have an extensive array of equipment available to these responders on a 24-hour basis, and this equipment enables our responders to assess and control damage, safeguard structures, remediate damage and restore property irrespective of the type of emergency with minimized down time. We also provide our own turn-key remediation services for all kinds of property damage or hazardous waste contamination, which enhances our ability to respond to emergencies by virtue of avoiding the delays associated with sub-contracting to provide these specific services. When responding to emergencies, we generally:


      o     secure the site and implement loss prevention measures;
      o     determine priorities;
      o work closely with property owners to formulate remediation and restoration plans that facilitate normal operations as much as possible;
      o     develop a project schedule and cost estimate;
      o     assemble project teams;
      o     deploy necessary equipment and personnel; and
      o     implement remediation and restoration measures.

      We have agreed to become the on-call responder for a growing number of prospective commercial customers, including one insurance company, that have entered into emergency response arrangements with us. Pursuant to these arrangements, we have agreed to provide priority service to these parties to the extent they select us as their provider, which they are not obligated to do by the terms of the arrangements. Although we have not been engaged pursuant to any of these emergency response arrangements as of yet, we believe that these arrangements will facilitate our responsiveness and efficiency in the event that we are engaged by such prospective customers because as part of this process we:


      o gain knowledge of such prospective customers' businesses and likely needs;
      o become familiar with such prospective customers' site plans and logistics, such as road access, water and electrical supply, building layout and potential hazards; and
      o centralize communications between us and such prospective customers' representatives.


COMPANY BACKGROUND

      We were incorporated under the laws of the state of Delaware on March 21, 1986 under the name International Bankcard Services Corporation. On March 19, 1997, we changed our name to our present name. Our principal executive offices are located at 100 Sweeneydale Avenue, Bay Shore, New York, 11706. Our telephone number is (631) 434-1300.

      In December 1993, we acquired Trade-Winds, an asbestos abatement and lead remediation company. On February 24, 1997, we acquired North Atlantic, a certified environmental training, laboratory testing and consulting company.

      In February 2004, we purchased certain assets of an environmental remediation business in Florida for $75,000. These assets included office equipment, a telephone account, telephone and facsimile numbers and the assumption of an office lease. These assets formed the core of our Florida office.


OPERATIONS


      In order to position ourselves into stronger and more profitable markets, we have evolved from an asbestos abatement contractor to a hazardous materials clean-up and natural resource restoration firm, and finally, to a full service emergency response provider. We provide a broad range of services through vertically integrated businesses in the service areas described below:

      o     Emergency Response and Catastrophe Restoration
      o     Microbial Remediation
      o     Site Restoration
      o     Mold Contamination Remediation
      o     Commercial Drying
      o     Natural Resource/Wetlands Restoration/Wildlife Rehabilitation
      o     Forensic Investigation
      o     Asbestos Abatement
      o     Fire and Flood Restoration
      o     Demolition
      o     Lead Abatement
      o     Underground Storage Tank Removal
      o     Soil Remediation
      o     Oil Spill Response - Land and Marine
      o     Hazardous Waste/Biohazard Clean-up
      o     Chemical Spill Response
      o     Duct Cleaning
      o     Indoor Air Quality Investigation
      o     Environmental and Health and Safety Training
      o     Environmental Testing
      o     Environmental Consulting Services

      We have specially trained emergency response teams that respond to both hazardous and non-hazardous spills and other emergencies on land and water on a 24-hour, seven day a week basis. The following examples are types of emergencies for which we are capable of conducting response and remediation services: explosions, fires, earthquakes, mudslides, hazardous spills, transportation catastrophes, storms, hurricanes, tornadoes, floods, and biological threats.


      In order to provide environmental remediation and other services necessitated by the aftermath of Hurricane Katrina, in September 2005, we mobilized over sixty employees to the gulf coast region. Trade-Winds Environmental Restoration Inc., one of our wholly owned subsidiaries, leased, on a short-term basis, five premises to serve as a satellite office, regional command center, training center and housing for our employees in Louisiana. In view of the substantial completion of our projects in this region, we have reduced the number of full-time employees in Louisiana to two and are planning to allow four of the five leases to expire. In order to finance the expenses associated with the foregoing, we borrowed an additional $1,350,000 from Laurus on October 6, 2005, pursuant to the terms an amended and restated convertible term Note on substantially the same terms as the original convertible term Note issued to Laurus on June 30, 2005 in the principal amount of $5,000,000, bringing our aggregate borrowings thereunder to $7,350,000.


      In an effort to enhance our cash flows from operations, beginning in our 2005 fiscal year, we began implementing improvements in our billing and invoicing procedures as follows:

      o we generally do not commence projects until we have a fully executed contract;

      o our service contracts provide that our customers are directly obligated for our services;
      o we require client approval with respect to the work performed or to be performed;
      o we generally seek deposits or mobilization fees for our time and materials contracts;
      o we engage local legal counsel in the areas in which we operate to file liens against customers' real property in the event of contract disputes; and
      o all invoices submitted for payment are reviewed for proper documentation.


      Because some of these are relatively new changes, no assurances can be given that they will be successful in improving our collections and cash flows. Further, approximately 4% of our current projects are performed under procedures that predate these improvements.

      We believe that our comprehensive emergency response abilities have greatly expanded our customer base to include those entities that value immediate response, enhanced capabilities and customer service. Our customers have included Fortune 500TM companies, insurance companies, industrial businesses, construction companies, oil companies, utilities, banks, school districts, state, local and county governments, commercial building owners, real estate developers and residential real estate owners.

      Health professionals have been aware of the adverse health effects of exposure to mold for decades, but the issue has gained increased public awareness in recent years. Studies indicate that 50% of all homes contain mold and that the dramatic increase in asthma over the past 20 years can be attributed, at least in part, to mold exposure. Our current focus is on mold remediation in both commercial and residential structures. Our experience includes identification and development of remediation plans, detailing methods and performing microbial (mold, fungus, etc.) abatement in commercial, residential, educational, medical and industrial facilities. These activities include decontamination, application of biocides and sealant, removal of building systems (drywall, carpet, etc.), duct cleaning, and disposal of building furnishings.

      In order to address the needs of our customers, we have dedicated ourselves toward the strategic integration of all of our services. As a result, we provide our customers with the capability to respond to virtually any type of loss. We believe that we are able to perform all the tasks necessary to rapidly restore a property to pre-loss conditions, thus minimizing dislocation, downtime and business interruption.

      From time to time, insurance customers have represented a substantial portion of our target market: those with recurring needs for emergency services. During the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, we recognized net sales to significant customers as set forth below:

                                      June 28,       June 29,       July 1,
           Major Customers              2005           2004           2003
      --------------------------     -----------     ----------     ----------
             Customer A                     19%             4%             0%
             Customer B                      4%             0%            19%
             Customer C                      4%             0%             0%


      While we intend to increase the amount of work performed for entities other than these customers, we expect to continue to be dependent on a few customers and/or the incurrence of large projects. The level of business with a particular customer in a succeeding period is not expected to be commensurate with the prior period, principally because of the project nature of our services. However, we believe that the loss of any single customer would not have a material adverse effect on our financial condition and results of operations, unless the revenues generated from any such customer were not replaced by revenues generated by other customers. See "Risk Factors".

      In order to provide emergency response services, it is necessary for us to employ a professional staff and to maintain an inventory of vehicles, equipment and supplies. We currently maintain a fleet of 24 spill response vessels with skimmer, diving and booming capabilities, 84 vehicles (including vacuum trucks, a life raft, earth moving equipment, supply trucks, drilling vehicles, campers) and 40 trailers equipped with various capabilities (such as a mobile wildlife clinic).

COMPETITION

      The environmental and restoration industries in the United States have developed rapidly since the passage of the Resources Conservation and Recovery Act of 1976 and are highly competitive. We believe that the industry is going through a rapid transition resulting from several mergers and consolidations during the last several years. Several large companies have emerged from this transition period, but we believe that the industry still has numerous small and medium-sized companies serving niche markets according to geography, industry, media (air, water, soil, etc.), and technological specialization (bioremediations, etc.). We differentiate ourselves from our competitors by providing some unique services (such as wildlife rehabilitation, natural resource recovery, water spill clean-up, microbial remediation, forensic testing, biohazard clean-up) and complementary packages of services. For example, our oil spill response service line includes our wetlands/natural resource restoration, laboratory and construction-related services. We further believe that our turnkey approach to the emergency response business provides a distinct advantage over our competition.

      We have obtained a WCD Tier 3 marine oil spill response designation from the United States Coast Guard. This designation, which is the highest designation that can be obtained, allows us to respond to contamination containment spills, such as oil tanker disasters.

      We believe that the principal competitive factors applicable to all areas of our business are price, breadth of services offered, ability to collect and transport waste products efficiently, reputation for customer service and dependability, technical proficiency, environmental integrity, operational experience, quality of working relations with federal, state and local environmental regulators and proximity to customers and licensed waste disposal sites. We also believe that we are, and will continue to be, able to compete favorably on the basis of these factors. However, many of our competitors have financial and capital equipment resources that are greater than those available to us. Additionally, at any time and from time to time, we may face competition from new entrants into the industry. We may also face competition from technologies that may be introduced in the future, and there can be no assurance that we will be successful in meeting the challenges that may be created by competition in the future.


      Our ability to compete effectively depends upon our success in networking, generating leads and bidding opportunities through our marketing efforts; the quality, safety and timely performance of our contracts; the accuracy of our bidding; our ability to hire and train field operations and supervisory personnel; and our ability to generate sufficient capital to hire and retain personnel with requisite skills, meet our ongoing obligations, and promote growth. See "Risk Factors".


MARKETING AND SALES


      With the exception of our efforts relating to Hurricanes Katrina and Wilma, we principally market our services in the northeastern and southeastern United States. We obtain our business through client referrals, cross-selling of services to existing clients, sponsorship of training and development programs, professional referrals, including from insurance companies, architectural and engineering firms and construction management firms for whom we have provided services, competitive bidding and/or advertising. We have endeavored to stimulate internal growth by expanding services to our existing customer base and by marketing ourselves to prospective customers as a multiple-service company with immediate response capabilities. In our marketing efforts, we emphasize our experience, industry knowledge, safety record, reputation and competitive bidding. In connection with our response to Hurricane Katrina, we launched a multimedia marketing campaign, including radio and newspaper advertising and a public relations program, to inform residents of New Orleans and the surrounding gulf areas about our services. At the same time, we have continued our on-going marketing program, as finances have permitted, in an effort to establish and maintain business relationships.


GOVERNMENT REGULATION

      Our operations are subject to extensive regulation supervision and licensing by the Environmental Protection Agency and various other federal, state, and local environmental authorities. These regulations directly impact the demand for the services we offer. We believe that we are in substantial compliance with all federal, state, and local regulations governing its business.

      The Resource Conservation and Recovery Act is the principal federal statue governing hazardous waste generation, treatment, storage, and disposal. The Resource Conservation and Recovery Act, or the Environmental Protection Agency-approved state programs, govern any waste handling activities of substances classified as "hazardous." Moreover, facilities that treat, store or dispose of hazardous waste must obtain a Resource Conservation and Recovery Act permit from the Environmental Protection Agency, or equivalent state agency, and must comply with certain operating, financial responsibility, and site closure requirements. Wastes are generally hazardous if they either are specifically included on a list of hazardous waste, or exhibit certain characteristics defined as hazardous, and are not specifically designated as non-hazardous. In 1984, the Resource Conservation and Recovery Act was amended to substantially expand its scope by, among other things, providing for the listing of additional wastes as "hazardous" and also for the regulation of hazardous wastes generated in lower quantities than had been previously regulated. The amendments imposed additional restrictions on land disposal of certain hazardous wastes, prescribe more stringent standards for hazardous waste and underground storage tanks, and provided for "corrective" action at or near sites of waste management units. Under the Resource Conservation and Recovery Act, liability and stringent operating requirements may be imposed on a person who is either a "generator" or a "transporter" of hazardous waste, or an "owner" or "operator" of a waste treatment, storage, or disposal facility.


      Underground storage tank legislation, in particular Subtitle I of the Resource Conservation and Recovery Act, focuses on the regulation of underground storage tanks in which liquid petroleum or hazardous substances are stored and provides the regulatory setting for a portion of our business. Subtitle I of the Resource Conservation and Recovery Act requires owners of all existing underground tanks to list the age, size, type, location, and use of each tank with a designated state agency. The Environmental Protection Agency has published performance standards and financial responsibility requirements for storage tanks over a five-year period. The Resource Conservation and Recovery Act and the Environmental Protection Agency regulations also require that all new tanks be installed in such a manner as to have protection against spills, overflows, and corrosion. Subtitle I of the Resource Conservation and Recovery Act provides civil penalties of up to $27,500 per violation for each day of non-compliance with such tank requirements and $11,000 for each tank for which notification was not given or was falsified. The Resource Conservation and Recovery Act also imposes substantial monitoring obligations on parties that generate, transport, treat, store, or dispose of hazardous waste.


      The Comprehensive Environmental Response Compensation and Liability Act of 1980 authorizes the Environmental Protection Agency to identify and clean-up sites where hazardous waste treatment, storage, or disposal has taken place. The Comprehensive Environmental Response Compensation and Liability Act also authorizes the Environmental Protection Agency to recover the costs of such activities, as well as damages to natural resources, from certain classes of persons specified as liable under the statute. Liability under the Comprehensive Environmental Response Compensation and Liability Act does not depend upon the existence or disposal of "hazardous waste" as defined by the Resource Conservation and Recovery Act, but can be based on the existence of any number of 700 "hazardous substances" listed by the Environmental Protection Agency, many of which can be found in household waste. The Comprehensive Environmental Response Compensation and Liability Act assigns joint and several liability for cost of clean-up and damages to natural resources to any person who, currently or at the time of disposal of a hazardous substance, by contract, agreement, or otherwise, arranged for disposal or treatment, or arranged with a transporter for transport of hazardous substances owned or possessed by such person for disposal or treatment, and to any person who accepts hazardous substances for transport to disposal or treatment facilities or sites from which there is a release or threatened release of such hazardous substances. Among other things, the Comprehensive Environmental Response Compensation and Liability Act authorizes the federal government either to clean up these sites itself or to order persons responsible for the situation to do so. The Comprehensive Environmental Response Compensation and Liability Act created a fund, financed primarily from taxes on oil and certain chemicals, to be used by the federal government to pay for these clean-up efforts. Where the federal government expends money for remedial activities, it may seek reimbursement from the potentially responsible parties. Many states have adopted their own statutes and regulations to govern investigation and clean up of, and liability for, sites contaminated with hazardous substances.

      In October 1986, the Superfund Amendment and Reauthorization Act was enacted. The Superfund Amendment and Reauthorization Act increased environmental remediation activities significantly. The Superfund Amendment and Reauthorization Act imposed more stringent clean-up standards and accelerated timetables. The Superfund Amendment and Reauthorization Act also contains provisions which expanded the Environmental Protection Agency's enforcement powers and which encourage and facilitate settlements with potentially responsible parties. We believe that, even apart from funding authorized by the Superfund Amendment and Reauthorization Act, industry and governmental entities will continue to try to resolve hazardous waste problems due to their need to comply with other statutory and regulatory requirements and to avoid liabilities to private parties.

      The liabilities provided by the Superfund Amendment and Reauthorization Act could, under certain circumstances, apply to a broad range of our possible activities, including the generation or transportation of hazardous substances, release of hazardous substances, designing a clean-up, removal or remedial plan and failure to achieve required clean-up standards, leakage of removed wastes while in transit or at the final storage site, and remedial operations on ground water. Such liabilities can be joint and several where other parties are involved. The Superfund Amendment and Reauthorization Act also authorizes the Environmental Protection Agency to impose a lien in favor of the United States upon all real property subject to, or affected by, a remedial action for all costs that the party is liable. The Superfund Amendment and Reauthorization Act provides a responsible party with the right to bring a contribution action against other responsible parties for their allocable share of investigative and remedial costs. The Environmental Protection Agency may also bring suit for treble damages from responsible parties who unreasonably refuse to voluntarily participate in such a clean up or funding thereof.

      The Oil Pollution Act of 1990, which resulted from the Exxon Valdez oil spill and the subsequent damage to Prince William Sound, established a new liability compensation scheme for oil spills from onshore and offshore facilities and requires all entities engaged in the transport and storage of petroleum to maintain a written contingency plan to react to such types of events. Under the contingency plan, the petroleum products storage or transportation company must retain an oil spill response organization and a natural resources/wildlife rehabilitator. Oil spill response organizations are certified by the United States Coast Guard and receive designations based upon the level of their capabilities. In the event of an incident, the oil response organization on standby must respond by being on site with containment capability within two to six hours of notification.


      Asbestos abatement firms are subject to federal, state and local regulators, including the Occupational Safety and Health Administration, the Environmental Protection Agency and the Department of Transportation. The Environmental Protection Agency regulations establish standards for the control of asbestos fiber and airborne lead emissions into the environment during removal and demolition projects. The Occupational Safety and Health Administration regulations establish maximum airborne asbestos fiber, airborne lead and heavy metal exposure levels applicable to asbestos and demolition employees and set standards for employee protection during the demolition, removal or encapsulation of asbestos, as well as storage, transportation and final disposition of asbestos and demolition debris. The Department of Transportation regulations, in addition to the regulations imposed by the Superfund Amendment and Reauthorization Act, cover the management of the transportation of asbestos and demolition debris and establish certain certification labeling and packaging requirements. Government regulations have heightened public awareness of the danger of asbestos contamination, creating pressure on both private and public building owners to abate this hazard, even in the absence of specific regulations requiring corrective action.

      In 1992, in an effort to protect families from exposure to the hazards of lead based paint, Congress amended the Toxic Substances Control Act to add Title X, titled "Lead Exposure Reduction." Since May 1993, the Occupational Safety and Health Administration has had standards for lead exposure in the construction industry that requires testing before, during and after construction or renovation. The Occupational Safety and Health Administration estimates that 1,000,000 workers fall under its Lead Based Paint Hazard Reduction Act.


      Our operations also are subject to other federal laws protecting the environment, including the Clean Water Act and Toxic Substances Control Act. In addition, many states also have enacted statutes regulating the handling of hazardous substances, some of which are broader and more stringent than the federal laws and regulations.

COMPLIANCE/HEALTH AND SAFETY

      We regard compliance with applicable environmental regulations and the health and safety of our workforce as critical components of our overall operations. This includes medical surveillance as required by these regulations. We believe that all requisite health and safety programs are in place and comply with the regulations in all material respects.

      Among our many services, we provide training programs on environmental and safety hazards in the environmental, industrial and construction industry trades. The training program is designed for use by supervisors, foremen, project safety and health trainers, construction workers and laborers. The training program includes the following topics:

      o     sources of exposure;
      o     health effects;
      o personal protective equipment and the medical surveillance required by the Occupational Safety and Health Administration; and
      o     engineering controls and remediation procedures.

      Our personnel and subcontractors also:

      o receive general and on-the-job training, which includes health effects, medical and safety procedures and personal protective equipment;
      o generally have at least three years of on-the-job experience in the field in which they are working; and
      o generally have at least a high school diploma or a vocational equivalent.


      We designate a site safety officer to each project, and the site safety officer delegates authority to personnel at each project to facilitate effective implementation of our policies and procedures, including compliance with applicable environmental regulations. Any person designated as the site safety officer is authorized to require that a site specific health and safety plan be implemented in compliance with all applicable regulations protecting us and our personnel. The site specific health and safety plans are either devised by our personnel or we adopt the health and safety plans of the customer's consultant, if we deem it to be satisfactory. In connection with adopting the health and safety plans of third parties, our health and safety officers review such plans to confirm compliance with our policies prior to the initiation of site work. We also encourage our professional staff to attend continuing professional development programs in an effort to stay informed of regulatory developments.


      Trade-Winds is also a participant in ISO 9001, an internationally recognized voluntary quality assurance management system program pursuant to which Trade-Winds is periodically audited by National Quality Assurance, U.S.A. in relation to its disaster recovery and emergency response capability. In May 2003, Trade-Winds received a three-year certificate attesting to this capability conditioned upon the company maintaining its system to the required standards of National Quality Assurance, U.S.A.

INSURANCE


      We maintain comprehensive general liability insurance on an occurrence basis, which provides coverage for harm suffered by others for events occurring while the policy is in force, regardless of when a claim may be made. Our comprehensive general liability insurance contains a general aggregate limit of $2,000,000 with a limit of $1,000,000 for any single occurrence. We also carry comprehensive auto, property, executive and organization liability insurance, property and worker's compensation and disability coverage with aggregate liability coverage of $7,000,000. In addition, we carry property insurance with respect to of our property, including leased and owned mobile equipment, papers and records, business interruption coverage and flood insurance coverage, with varying limits for certain items ranging from $100,000 up to $4,500,000 with a limit of $4,500,000 relating to losses resulting from any single occurrence.


SURETY BONDS


      Certain of our remediation and abatement contracts may from time to time require performance and payment surety bonds. None of our current projects require surety bonds. The relationships with various sureties and the issuance of bonds is dependent on the sureties' willingness to write bonds for the various types of work that we perform, their assessment of our performance record and their view of our credit worthiness. Events in the national economy and insurance industry have adversely affected the major insurance and surety companies, which has resulted in a tightening of the insurance and bonding markets increasing costs and decreasing availability of certain types of insurance and surety capacity.

      At present, we believe that surety bonds for a number of our service lines are available only from a limited number of sureties. As a result of the foregoing and our inability to obtain sufficient credit enhancements, our ability to obtain surety and performance bonds has been limited, and this may have had an adverse impact on our ability to obtain some projects. We expect that our ability to obtain surety and performance bonds will improve due to the agreement by our chief executive officer and president to guarantee our bonding obligations. No assurance can be given that we will be able to obtain the surety or performance bonds required for all potential projects. Our continued failure to obtain these bonds could materially and adversely affect certain components of our operations.


EMPLOYEES/TECHNICAL STAFF

      As of April 14, 2006, we employed a core group of approximately 78 persons, including executive officers, project managers, specialists, supervisors, field staff, marketing and clerical personnel. We attempt to provide year-round employment for our core field staff by cross training. We promote qualified field workers to supervisory positions and supervisors into production management and other staff positions, when applicable.

      We employ laborers for field operations based upon our current workload. Approximately 35 field staff and supervisors are employed by us on a steady basis, with additional labor hired on an as-needed basis to supplement our work force. We utilize several local unions to supply labor for projects that require it. We have never had a work stoppage, and we believe that we maintain good relations with our employees.


PERMITS AND LICENSES

      The Federal Government and the states in the areas in which we operate require that mold, asbestos and lead abatement firms be licensed. Licensing generally requires that workers and supervisors receive training from state certified organizations and pass required tests.


      While we believe that we are in substantial compliance with all of our licensing and permit requirements, and we, or our personnel, maintain the required licenses and permits in all locations for which we conduct any applicable operations, we may need additional licenses or permits in areas into which we plan to expand our operations. In addition, we may be required to obtain additional permits or licenses if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or enforced differently than in the past. There can be no assurance that we will be able to continue to comply will all of the permit and licensing requirements applicable to our business. We believe that the types of licenses we possess have reciprocity in most of the states due to their adherence to Federal standards, but no assurances can be given in that regard.


PATENTS, TRADEMARKS, LICENSES AND COPYRIGHTS

      We do not own any patents or registered trademarks or trade names. We rely on common law trademark protection for certain of our trade names and service marks. We have copyrights for certain of our promotional and employee training materials. We do not believe that intellectual property is a competitive factor in our industry.

GEOGRAPHIC INFORMATION


      Since all of our operations are located in the United States of America, our geographic revenue information is based on the country in which the revenues originate. The following is a table that shows the origin of revenues for the first two quarters of fiscal 2006 and our fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003:




                                                         Geographic Information
                                                         ----------------------
                                                 United States         Non-United States           Consolidated Total
                                                 -------------         -----------------           ------------------
First Two Quarters of Fiscal 2006                $  22,878,681             $           0                 $ 22,878,681
Fiscal Year 2005                                 $  20,200,410             $           0                 $ 20,200,410
Fiscal Year 2004                                 $  19,143,717             $      23,036                 $ 19,166,753
Fiscal Year 2003                                 $  17,370,931             $     460,258                 $ 17,831,189

BACKLOG

      We do not have any measurable backlog. In fiscal 2005, our audit committee directed management to implement a system by which backlog can be reliably measured. Management is in the process of formulating how best to implement such a system.


PROPERTIES


      We hold a lease expiring in 2007 for our 50,000 square foot facility located at 100 Sweeneydale Avenue, Bay Shore, New York 11706. The lease provides for a current annual rent of $380,852 and is subject to a 4% annual escalation. This facility houses all our operations, with the exception of satellite offices in Florida and Louisiana. We hold a lease expiring in 2007 for our satellite office in Tamarac, Florida, which enables us to procure projects in that state. The lease provides for a current annual rent of $77,274.


      Trade-Winds Environmental Restoration Inc., one of our wholly owned subsidiaries, has leased five premises to serve as a satellite office, regional command center, training center and housing for our employees in Louisiana. On September 1, 2005, Trade-Winds made arrangements to lease a house located in Baton Rouge, Louisiana for $1,000 per month for six months. On September 8, 2005, Trade-Winds entered into a one-year lease agreement for property located in Convent, Louisiana for $39,500 per month. The other four leases are for periods ranging from six months to one year with monthly rents ranging from $1,000 to $3,500. In view of the anticipated completion of our projects in the region, we do not intend to renew four of these five leases.

      We consider our facilities sufficient for our present uses and our anticipated future operations, and we believe that these properties are adequately covered by insurance.

LEGAL PROCEEDINGS

      On April 16, 2002, Richard S. Fischbein and Mimi Fischbein commenced an action against us and Michael O'Reilly, our CEO, in the Supreme Court of the State of New York, County of New York, claiming that they are entitled to approximately $4,400,000 of damages relating to alleged breaches of a contract for a residential construction project. On May 7, 2002, we filed an answer denying the plaintiffs' claims and seeking approximately $45,418 in a counterclaim for uncollected accounts. We believed that we had meritorious defenses and that the likelihood of an unfavorable outcome was remote. On November 1, 2005, we settled this matter by agreeing to pay $60,000 to the plaintiffs in six equal monthly installments beginning December 1, 2005.


      In April 2003, we commenced a remediation project in New York City for Consolidated Edison Company, a local utility, to remove sediment from an oil storage tank. During the course of the project, the sediment in the tank was found to be substantially different than the sediment that the customer represented to be in the tank prior to the inception of the project. We continued to work on the project so as not to default on the terms which we understood to exist with the customer. The additional costs incurred to remove this matter were approximately $1,600,000. As of June 28, 2005, we have recognized revenue of approximately $1,700,000 with respect to the original scope of this project. All amounts due under the original contract have been paid. We have not recognized the revenue associated with our claim for the additional work for which we billed the customer. The project has been substantially completed and the customer has refused to acknowledge its liability for these additional charges we billed it. On October 22, 2004, we commenced an action against Consolidated Edison Company in the New York State Supreme Court, County of New York, claiming that we are entitled to approximately $2,000,000 of contractual billings and related damages in connection with this matter. On December 6, 2004, Consolidated Edison Company filed an answer, denying our claims. The case is currently in pre-trial discovery.

      On August 5, 2004, we commenced an action against the New York City Economic Development Corporation in the New York State Supreme Court, County of New York, seeking to collect approximately $1,255,000 of contractual billings relating to a large roof tar removal project. On October 15, 2004, the Economic Development Corporation filed an answer, denying our claims. On November 4, 2004, the Economic Development Corporation filed an amended answer denying our claims and asserting counterclaims in unspecified amounts seeking liquidated damages, reimbursement for consultant's fees and breach of contract. The case is currently in pre-trial discovery.

      As of April 17, 2006, we were a plaintiff in 17 lawsuits, including those described above, claiming an aggregate of approximately $7,173,000 pursuant to which we are seeking to collect amounts we believe are owed to us by customers, primarily with respect to changed work orders or other modifications to our scope of work. The defendants in these actions have asserted counterclaims for an aggregate of approximately $500,000.


      We are party to litigation matters and claims that are in the ordinary course of our operations, and while the results of such litigation and claims cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


      Our executive officers and directors, and their ages and positions, are as follows:

Name                       Age        Positions and Offices
----                       ---        ---------------------
Michael  O'Reilly          56         Chairman of the Board, President and Chief
                                      Executive Officer
Andrew C. Lunetta          56         Vice President and Chief Financial Officer
Anthony P. Towell          74         Director
Dr. Kevin J. Phillips      57         Director

      Michael O'Reilly has served as our president and chief executive officer and a director since 1996, and has been the sole director and president of our Trade-Winds Environmental Restoration, Inc. subsidiary since 1993. Since September 2005, and from 1996 to 1999, he has been and was also the chairman of our board of directors. Prior to joining us, Mr. O'Reilly was vice president and chief operating officer of North Shore Environmental Solutions, Inc., an environmental remediation firm which provided a wide array of services, including asbestos, hazardous materials and lead removal.

      Andrew C. Lunetta, CPA was appointed as our chief financial officer on August 29, 2005 and as our vice president on September 21, 2005. Prior to joining us, from January 2004 to August 2005, Mr. Lunetta served as the chief financial officer of the Tyree Company, a Long Island-based construction company that performs maintenance and environmental services throughout the New England states. From November 1998 to December 2003, Mr. Lunetta served as the chief financial officer of the Holiday Organization, a real estate developer on Long Island. From July 1995 to November 1998, Mr. Lunetta served as the chief financial officer of Tostel Corp., a non-reporting publicly traded construction company. Mr. Lunetta received a Bachelors of Science degree in Accounting from Long Island University in 1973 and a Master's Business Administration degree in Finance from Pace University in 1980.


      Anthony P. Towell has served as a director since November 1996. Prior to December 2000, he was a vice president, co-chairman, and a director of Worksafe Industries, Inc., a manufacturing company that specialized in industrial safety. He had held executive positions during a 25-year career with the Royal Dutch Shell Group.


      Kevin J. Phillips, Ph.D. has served as a director since March 1998. Over the past five years, Dr. Phillips has been a partner, principal and director of FPM Group Ltd., formerly known as Fanning, Phillips & Molnar, an engineering firm located on Long Island, New York. Dr. Phillips has a B.A. in Civil Engineering from the City University of New York, an M.S. Degree in Civil Engineering from the Massachusetts Institute of Technology and a Ph.D. in Environmental Engineering from the Polytechnic Institute of New York. He is a licensed professional engineer in eight states, including New York, Pennsylvania, New Jersey and Connecticut, with over 20 years experience in geohydrology and environmental engineering. Dr. Phillips serves on our board as the nominee of our series A convertible preferred stockholders.

BOARD OF DIRECTORS

      Each member of our board is elected at the annual meeting of stockholders and serves until the next annual meeting of stockholders and until a successor has been elected and qualified or their earlier death, disability, resignation or otherwise is removed. Vacancies on our board are filled by a majority vote of the remaining members of our board.

      Our board has an audit committee and a compensation committee.

AUDIT COMMITTEE


      The audit committee is currently comprised of Anthony P. Towell and Dr. Kevin J. Phillips, each of whom does not have any relationship with us that may interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Anthony P. Towell is an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, and our audit committee members are "independent directors," as defined by the NASDAQ Marketplace Rule 4200(a)(15) and the Sarbanes-Oxley Act of 2002.


      The audit committee, which met 9 times during our fiscal year ended June 28, 2005, operates pursuant to a charter approved by our board of directors.

      The audit committee has been established to:

      1)    assist our board in its oversight responsibilities regarding:


            o     the integrity of our financial statements,
            o     our compliance with legal and regulatory requirements,
            o the financial reporting process, including reviewing our annual, quarterly and other reports,
            o the independent accountant's qualifications and independence, and
            o     the performance of our internal audit function;


      2)    retain and terminate our independent accountant;


      3) review and approve non-audit and special engagement services to be performed by the independent accountant; and


      4) perform such other functions as our board may from time to time assign to the audit committee.

      In discharging its oversight role, the audit committee is empowered to meet and discuss with our management and independent auditors the quality and accuracy of our accounting principles, the completeness and clarity of our financial disclosures and other significant decisions made by management in the preparation of our financial reports.


COMPENSATION COMMITTEE

      The compensation committee is currently comprised of Dr. Kevin J. Phillips and Anthony P. Towell. The compensation committee met 5 times during our fiscal year ended June 28, 2005 and operates pursuant to a charter approved by our board of directors. Currently, both committee members are "independent directors," as defined by the NASDAQ Marketplace Rule 4200(a)(15) and the Sarbanes-Oxley Act of 2002.


      The principal responsibilities of the compensation committee are to review and approve compensation of our chief executive officer and other executive officers with compensation of $100,000 or more per year and administer our existing stock plans, other than our 2001 equity incentive plan, which is administered by our board of directors.

DIRECTOR COMPENSATION

      Each of our non-employee directors receives $5,000 annually for service on our board of directors. Other directors receive no cash compensation for their service as directors. Additionally, each member of the audit committee receives $300 a month for their services on the audit committee and the chairman of the audit committee receives $500 a month for his services as chairman of the audit committee. All of our directors are reimbursed for expenses actually incurred in connection with attending meetings of our board of directors.

      On May 24, 2005, as compensation for service on our special committee of our board of directors during our fiscal year ended June 28, 2005, we granted to Anthony P. Towell a ten-year option to purchase 250,000 shares of our common stock, at an exercise price equal to $.06 per share, the market value on the date of grant.

      On December 6, 2004, as compensation for service on our board of directors during our fiscal year ended June 29, 2004, we granted to each of our non-employee directors serving on the audit committee options, pursuant to our 2001 equity incentive plan, with terms of ten years to purchase 100,000 shares of our common stock, at an exercise price equal to $.035 per share, the market value on the date of grant.

EXECUTIVE COMPENSATION


      The following summary compensation table sets forth the cash and other compensation paid during the last three full fiscal years to our chief executive officer and president. Other than our president and chief executive officer, no individual who served as an executive officer received compensation for services rendered to us of $100,000 or more.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                        FISCAL                                               RESTRICTED       SECURITIES
   NAME AND PRINCIPAL    YEAR                                OTHER ANNUAL   STOCK AWARDS      UNDERLYING       ALL OTHER
       POSITION          ENDED      SALARY ($)   BONUS ($)   COMPENSATION      ($)              OPTIONS      COMPENSATION
       --------          -----      ----------   ---------   ------------   ------------        -------      ------------
Michael O'Reilly        6/28/05      285,000      2,938                                       2,250,000 (1)
 President  and Chief   6/29/04      285,000                                                     450,00 (2)       74,580 (3)
 Executive Officer      7/01/03      287,475     49,073(4)

---------------------
(1) Includes options granted to Mr. O'Reilly (a) on May 24, 2005, to purchase 2,000,000 shares of our common stock at an exercise price of $.01 per share, and (b) on May 24, 2005, to purchase 250,000 shares of our common stock at an exercise price of $0.1875 per share. Does not include options granted to Mr. O'Reilly on June 30, 2005 to purchase 15,469,964 shares of our common stock at an exercise price of $.09 per share. All of the options are fully vested.

(2) On November 10, 2003, we granted Mr. O'Reilly options to purchase (a) 250,000 shares of our common stock at an exercise price of $.22 per share and (b) 200,000 shares of our common stock at an exercise price of $.34 per share. Such options are fully vested.

(3) This compensation includes the value of in-kind damage mitigation and restoration goods and services that we provided to Mr. O'Reilly in connection with severe water damage caused by a failed water heater at a condominium that he beneficially owned and allowed us to use for marketing and employee-relations purposes. In connection with these services, our entire direct costs and allocated overhead, without any markup, equaled approximately $56,780. We also paid the full carrying costs, including mortgage payments, in the amount of $17,800, relating to this condominium.

(4) Mr. O'Reilly, under the terms of a prior employment agreement, earned a bonus equal to 2.5% of our pretax income. The bonus set forth above with respect to fiscal 2003 was earned by Mr. O'Reilly in fiscal 2002, was not calculable at that time and was paid in fiscal 2003.

OPTION/STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR


      The following table sets forth the:

      o number of shares underlying options granted to our only named executive officer during our fiscal year ended June 28, 2005;
      o percentage the grant represents of the total number of options granted to all of our employees during our fiscal year ended June 28, 2005;
      o     per share exercise price of each option;
      o     expiration date of each option; and
      o     potential realizable value of each grant.


                                                                                         VALUE AT ASSUMED ANNUAL
                                                                                           RATES OF STOCK PRICE
                                         INDIVIDUAL GRANTS                             APPRECIATION FOR OPTION TERM
                --------------------------------------------------------------------   -----------------------------
                    NUMBER OF          PERCENT OF TOTAL
                    SECURITIES        OPTIONS GRANTED TO     EXERCISE
                UNDERLYING OPTIONS    EMPLOYEES IN FISCAL      PRICE      EXPIRATION
    NAME           GRANTED (1)               YEAR             ($/SH)         DATE          5% ($)         10% ($)
-------------   ------------------           ----             ------      ----------       ------         -------
   Michael
  O'Reilly          2,000,000                88.9%              .01       5/23/2010       133,154         173,261
   Michael
  O'Reilly           250,000                 11.1%             .1875      5/23/2010          0               0


----------------------
(1) Excludes 15,469,964 shares of our common stock issuable to Mr. O'Reilly pursuant to an option that we issued to him on June 30, 2005 at an exercise price of $.09 per share.

      Set forth in the table below is information, with respect to our only named executive officer, as to the:

      o number of shares acquired during our fiscal year ended June 28, 2005 upon each exercise of options granted to such individual;
      o the aggregate value realized upon each exercise (i.e. the difference between the market value of the shares at exercise and their exercise price);
      o the total number of unexercised options held on June 28, 2005, separately identified between those exercisable and those not exercisable; and
      o the aggregate value of in-the-money, unexercised options held on June 28, 2005, separately identified between those exercisable and those not exercisable.


                                                       NUMBER OF SHARES UNDERLYING          VALUE OF OUTSTANDING
                              SHARES                      OUTSTANDING OPTIONS             IN-THE-MONEY OPTIONS AT
                             ACQUIRED       VALUE         AT FISCAL YEAR-END (1)        FISCAL YEAR-END ($) (1) (2)
                                ON         REALIZED   -----------------------------   ------------------------------
       NAME                  EXERCISE        ($)      EXERCISABLE     UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
-----------------            --------      --------   -----------     -------------   -----------      -------------
Michael O'Reilly                 --           --       2,000,000              --          160,000              --
Michael O'Reilly                 --           --              --         250,000               --              --
Michael O'Reilly                 --           --       2,811,595              --           30,815              --
Michael O'Reilly                 --           --       2,674,714              --           29,315              --
Michael O'Reilly                 --           --              --         200,000               --              --
Michael O'Reilly                 --           --              --         250,000               --              --
Michael O'Reilly                 --           --              --         650,000               --              --

-----------------
(1) Excludes 15,469,964 shares of our common stock issuable to Mr. O'Reilly pursuant to an option that we issued to him on June 30, 2005 at an exercise price of $.09 per share.
(2) The value is calculated based on the aggregate amount of the excess of $.09 (the closing sale price per share for our common stock on June 28, 2005) over the relevant exercise price(s).

EMPLOYMENT AGREEMENT


      On June 30, 2005, we entered into an employment agreement with Michael O'Reilly, our president and chief executive officer. The employment agreement is for a term of five years beginning on July 1, 2005 and automatically renews yearly provided that neither party objects to its renewal six months prior to July 1, 2010, calls for a base salary of $285,000 per year and a bonus equal to
2.5 percent of our pre-tax income (as that term is defined in the Employment Agreement). On March 13, 2006, the Compensation Committee of our company approved an increase in Mr. O'Reilly's base salary to $342,000 per year. In addition, on such date, in lieu of the bonus provided by the Employment Agreement, we agreed to pay Mr. O'Reilly an annual bonus for each fiscal year, commencing with the fiscal year ending in June 2006, in an amount equal to 5% of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) determined in accordance with Generally Accepted Accounting Principles and calculated without taking into account any payments made by us to Laurus Master Fund, Ltd. The amount of such bonus and the date of payment shall be authorized by the Compensation Committee within 90 days after the end of each fiscal year. An amendment to Mr. O'Reilly's employment agreement, effective as of March 13, 2006, was executed by Mr. O'Reilly and us to reflect these revisions to compensation. Mr. O'Reilly currently holds 15,647,297 shares of our common stock, and vested options to purchase 24,306,273 shares of our common stock.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth the beneficial ownership of each class of our voting stock as of March 24, 2006 of:


      o each person known by us to beneficially own 5% or more of the outstanding shares of any class of our voting stock, based on filings with the Securities and Exchange Commission and certain other information;
      o     each of our executive officers and directors; and
      o     all of our executive officers and directors as a group.

                                                                       CLASS

                                    -----------------------------------------------------------------------------
                                                COMMON STOCK                          SERIES A PREFERRED
                                              -----------------                       ------------------
                                              AMOUNT AND NATURE                       AMOUNT AND NATURE
                                         OF BENEFICIAL OWNERSHIP (1)              OF BENEFICIAL OWNERSHIP (1)
                                    -----------------------------------       -----------------------------------
NAME OF                              NUMBER OF SHARES        PERCENT OF        NUMBER OF SHARES        PERCENT OF
BENEFICIAL OWNER                    BENEFICIALLY OWNED         CLASS          BENEFICIALLY OWNED         CLASS
----------------                    ------------------       ----------       ------------------       ----------
Michael O'Reilly (2)                  39,953,570 (3)           69.0%                      0                 --
Anthony P. Towell (2)                    933,599 (4)            2.7%                      0                 --
Dr. Kevin J. Phillips (5)              1,645,839 (6)            4.7%                650,000               50.0%
Andrew C. Lunetta (7)                          0 (7)             --                       0                 --
Gary Molnar (5)                        1,135,839 (8)            3.3%                650,000               50.0%
All directors and
Executive Officers
as a group
(4 individuals)                       42,533,008 (9)           76.4%                650,000               50.0%

---------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options, warrants or convertible securities held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days are deemed to be beneficially owned by such person, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


(2) The address for this person is c/o Windswept Environmental Group, Inc., 100 Sweeneydale Ave., Bay Shore, New York 11706.

(3) Includes 15,647,297 shares of our common stock directly held by Mr. O'Reilly and options under which he may purchase 24,306,273 shares of our common stock. Does not include 11,000 shares of our common stock directly held by JoAnn O'Reilly, the wife of Mr. O'Reilly, as to which Mr. O'Reilly disclaims beneficial ownership.


(4) Includes 24,533 shares of our common stock directly held by Mr. Towell, 9,066 shares of our common stock held jointly by Mr. Towell and his wife, and options under which Mr. Towell may purchase 900,000 shares of our common stock.

(5) The address for each of Dr. Phillips and Mr. Molnar is c/o FPM Group Ltd., 909 Marconi Avenue, Ronkonkoma, New York 11779.

(6) Includes 245,839 shares of our common stock directly held by Dr. Phillips, options under which Dr. Phillips may purchase 750,000 shares of our common stock and 650,000 shares of our common stock issuable upon conversion of 650,000 shares of series A convertible preferred stock directly held by Dr. Phillips.

(7) Andrew C. Lunetta was appointed as our chief financial officer on August 29, 2005.

(8) Includes 235,839 shares of our common stock directly held by Mr. Molnar, an option under which Mr. Molnar may purchase 250,000 shares of our common stock and 650,000 shares of our common stock issuable upon conversion of 650,000 shares of our series A preferred stock directly held by Mr. Molnar.

(9) Includes 15,917,669 shares of our common stock directly held by members of the group, options under which members of the group may purchase an aggregate of 25,956,273 shares of our common stock and 650,000 shares of our common stock issuable upon conversion of 650,000 shares of series A convertible preferred stock directly held by a member of the group.

                         SELLING STOCKHOLDER INFORMATION

      This prospectus only covers the 84,472,512 shares of common stock issued or to be issued to the selling stockholder. The following table lists certain information with respect to the selling stockholder as follows:


      o     the selling stockholder's name;
      o the number of outstanding shares of common stock beneficially owned by the selling stockholder prior to this offering; and
      o the number of shares of common stock offered by the selling stockholder.


      Except as noted, the selling stockholder has not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.


      The selling stockholder may resell all, none or any portion of its shares in this offering. See "Plan of Distribution."

                                                                       NUMBER OF
                                   SHARES BENEFICIALLY OWNED           SHARES TO           SHARES BENEFICIALLY OWNED
                                     PRIOR TO THE OFFERING          BE OFFERED FOR               AFTER OFFERING
                                  -----------------------------       THE ACCOUNT          --------------------------
                                  NUMBER OF          PERCENT OF     OF THE SELLING        NUMBER OF       PERCENT OF
NAME                                SHARES             CLASS        STOCKHOLDER (1)       SHARES (2)       CLASS (3)
----                              ---------          ----------     ---------------       ----------      ----------
Laurus Master Fund, Ltd.          1,684,405           4.99% (3)      84,472,512 (4)       5,815,532 (5)    4.99% (6)


---------------------
(1) This table assumes that the selling stockholder will sell all shares offered for sale by it under this registration statement, although it is not required to sell its shares.

(2) Assumes that all shares of common stock registered for resale by this prospectus will be sold.


(3) Reflects Laurus' direct beneficial ownership of 1,500,000 shares of common stock and Laurus' right to acquire additional shares pursuant to other securities of ours which Laurus owns up to a maximum of 4.99% of our outstanding shares based on 33,571,215 shares of our common stock issued and outstanding as of March 24, 2006.

(4) Details of the transaction under which the selling stockholder purchased our securities are provided in the Section entitled "Selling Stockholder Financing Transaction" below. Includes shares of common stock which may be acquired upon:

      o conversion of the Note into 40,327,333 shares, the maximum shares of common stock presently permitted, at a rate of $.09 per share, including related interest;
      o 13,750,000 shares of common stock which may be acquired upon exercise of warrants at an exercise price of $.10 per share; and
      o 28,895,179 shares of common stock which may be acquired upon exercise of an option at an exercise price of $.0001 per share. This amount excludes 1,500,000 shares Laurus previously acquired in connection with its partial exercise of this option.

(5) Represents 4.99% of our outstanding shares, assuming the exercise of the warrant and the option and the conversion into shares of common stock upon a partial exercise of the Note, as set forth in note (4) above.

(6) As previously described, this is the maximum percentage of our shares that may be owned by Laurus.


      The terms of the Note, warrant and option issued to the selling stockholder, the shares of common stock underlying which are included for resale under this prospectus, provide that the selling stockholder is not entitled to receive shares upon exercise of the warrant option or upon conversion of the
Note if such receipt would cause the selling stockholder to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares (such limitation may be waived by the selling stockholder in the event of a default by us or upon seventy-five days written notice).

SELLING STOCKHOLDER FINANCING TRANSACTION

      On June 30, 2005, we entered into a financing transaction with Laurus Master Fund, Ltd. pursuant to the terms of a securities purchase agreement, as amended, and related documents. Under the terms of the financing transaction, we issued to Laurus:

      o pursuant to the terms of a secured convertible term note, dated June 30, 2005, a three-year note in the principal amount of $5,000,000. The Note bears interest at the prime rate as published in the Wall St. Journal plus 2% (but not to less than 7.25%), decreasing by 2% (but not to less than 0%) for every 25% increase in the Market Price (as defined therein) of our common stock above the fixed conversion price of $.09 following the effective date(s) of the registration statement or registration statements covering the shares of our common stock underlying the Note and the warrant issued to Laurus;

      o pursuant to the terms of an Option Agreement, dated June 30, 2005, a twenty-year option to purchase 30,395,179 shares of our common stock at a purchase price of $.0001 per share; and

      o pursuant to the terms of a Common Stock Purchase Warrant, dated June 30, 2005, a seven-year common stock purchase warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share.


      The number of shares issuable pursuant to Laurus' derivative securities may be adjusted as follows:


      o increased, in the event of a reclassification or subdivision of our shares of common stock, in proportion to the total number of shares of our common stock outstanding immediately after such event relative to the total number of shares of our common stock outstanding immediately prior to such event;

      o decreased, in the event of a reclassification or combination of our shares of common stock or stock dividend in the form of common stock on our common stock, in proportion to the total number of shares of our common stock outstanding immediately after such event relative to the total number of shares of our common stock outstanding immediately prior to such event; and
      o with respect to the Note, increased pursuant to a decrease in the conversion price to the price at which we issue any shares of our common stock or the conversion or exercise price of any securities convertible into or exercisable for shares of our common stock, except in connection with a reclassification, stock split, combination, certain acquisition transactions, employee incentive stock options and/or qualified stock options, obligations to issue shares of common stock existing on June 30, 2005 or grants to key employees as part of an incentive program.


      After consummating the transaction on June 30, 2005, Laurus subsequently provided additional financing to us on the same terms and conditions as follows:


      o On July 13, 2005, Laurus loaned us an additional $350,000, and we amended and restated the Note, to be in the principal amount of $5,350,000.
      o On September 9, 2005, Laurus loaned us an additional $650,000, and we further amended and restated the Note to be in the principal amount of $6,000,000.
      o On October 6, 2005, Laurus loaned us an additional $1,350,000, and we further amended and restated the Note to be in the principal amount of $7,350,000.


      The $7,350,000 Note (currently in the principal amount of $6,431,249) is the only Laurus note issued by us that is currently outstanding.


      Concurrently with the Laurus financing, on June 30, 2005, we also issued a variable interest rate secured promissory note in the principal amount of $500,000 to Spotless Plastics (USA), Inc., an affiliate of our previous majority stockholder and senior secured lender, bearing interest at LIBOR plus 1%.

      The proceeds we received in connection with the financing transaction and subsequent borrowings from Laurus were used to pay the amounts set forth below to the persons or for the purposes set forth below:


      SPOTLESS DEBT

      o     Former majority stockholder and senior
             secured lender (Spotless), consisting of
             approximately $2,650,000 in settlement of
             the principal and $100,000 in interest               $   2,750,000
                                                                  -------------
      TRANSACTION EXPENSES

      o     Laurus transaction fee                                    1,750,000
      o     Laurus Capital Management, LLC management
             and due diligence fees                                     262,900
      o     Loeb & Loeb escrow fee                                        2,000
      o     Insurance premiums                                           37,500
      o     Legal fees                                                  146,773
      o     Special committee and advisor fees                           61,136
      o     Payments to series A preferred stockholders                  35,000
                                                                  -------------
            Sub-total                                                 2,295,309
                                                                  -------------
      OTHER PAYMENTS

      o     Audit fees                                                   50,000
      o     Insurance premiums                                          276,711
      o     Initial Hurricane Katrina mobilization costs                238,173
      o     Working capital                                           1,739,807
                                                                  -------------
            Sub-total                                                 2,304,691
                                                                 --------------
      TOTAL                                                      $    7,350,000
                                                                 ==============

      As part of the financing transaction, Laurus required us to obtain a $3,000,000 key man renewable term life insurance policy on the life of our president and chief executive officer. We are the beneficiary of the policy, which has a current annual premium of $24,769 payable by us. Laurus is a contingent beneficiary of this life insurance policy.


      Set forth below is a summary of the material terms of the agreements governing the Laurus financing transaction:

      The funds borrowed under the Laurus financing are governed by the Securities Purchase Agreement, as amended, the Note, a security agreement, a stock pledge agreement, a registration rights agreement, as amended, and a subsidiary guaranty. Under the terms of the Securities Purchase Agreement, as amended, Laurus had a right to provide us with $1,300,000 of financing in addition to the original $5,000,000 that it provided to us on the same terms as the original Note. In connection with the additional borrowings described above, Laurus has provided all of such additional financing.

      PRINCIPAL BORROWING TERMS AND PREPAYMENT. Under the terms of the Note, which matures on June 30, 2008, we are required to make monthly repayments of principal, on the first of each month, to Laurus in the amount of $229,687.50, commencing as of January 1, 2006. Principal repayments were due to commence starting November 1, 2005, but, in November 2005, Laurus agreed to defer the initial repayment date until January 1, 2006. The principal monthly payments due November 1, 2005 and December 1, 2005 in the aggregate amount of $495,375 have been deferred until June 30, 2008. Interest is payable monthly and started to accrue on August 1, 2005. All required principal and interest payments as of the date of this prospectus have been made. We are required to pay such amounts in shares of our common stock should all of the following conditions be satisfied:


      o the average closing price of its common stock for the five (5) trading days immediately prior to the first of each month is equal to or greater than $.10;
      o the amount of the payment then due is not an amount greater than thirty percent (30%) of the aggregate dollar trading volume of the common stock for the period of twenty-two (22) trading days immediately prior to the first of each month;
      o the common stock underlying the Note has been registered under an effective registration statement under the Securities Act of 1933 or is otherwise covered by an exemption from registration for resale pursuant to Rule 144 of the Securities Act of 1933;
      o Laurus' aggregate beneficial ownership of our shares of common stock does not and would not by virtue thereof exceed 4.99%; and
      o     we are not in default of the Note.


      If any of these conditions are not satisfied, we will be required to make payments in cash in an amount equal to 103% of the principal amount, plus accrued interest, then due. Should we be required to pay cash, this may have an adverse effect on our cash flow and liquidity.

      The Note may be redeemed by us in cash by paying the holder of the Note 120% of the principal amount, plus accrued interest. As discussed below, the holder of the Note may convert all or a portion of the Note, together with related interest and fees, into fully paid shares of our common stock at any time. The number of shares to be issued shall equal the total amount of the Note to be converted, divided by an initial fixed conversion price of $.09.

      If we issue shares of common stock to a third-party for consideration below the fixed conversion price of $.09 per share or issue derivative securities convertible into or exercisable for shares of common stock at prices below the fixed conversion price of $.09 per share, then the fixed conversion price of the Note will be reduced to such lower issuance or exercise price. In addition, the conversion price of the Note may be adjusted pursuant to customary anti-dilution provisions, such as if we pay a stock dividend, reclassify our capital stock or subdivide or combine our outstanding shares of common stock into a greater or lesser number of shares.

      We may receive proceeds from the exercise of the option and the warrant described above if Laurus elects to pay the exercise price in cash rather than executing a cashless exercise. Laurus may effect a cashless exercise of the warrant if the market price of our common stock exceeds the per share exercise price, and it may effect a cashless exercise of the option if (a) the market price of our common stock exceeds the per share exercise price and (b) (1) we have not registered the shares underlying the option pursuant to an effective registration statement or (2) an event of default under the Note has occurred and is continuing. Upon a cashless exercise in lieu of paying the exercise price in cash, Laurus would receive shares of our common stock with a value equal to the difference between the market price per share of our common stock at the time of exercise and the exercise price per share set forth in the option and the warrant, multiplied by the number of shares with respect to which the option or warrant is exercised. There would be no proceeds payable to us upon a cashless exercise of the option or the warrant. There can be no assurances that Laurus will exercise the option and warrant or that it will elect to pay the exercise price in cash in lieu of a cashless exercise. On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus in connection with its partial exercise of the Option at an exercise price of $.0001 per share for an aggregate exercise price of $150.


      Laurus has contractually agreed to restrict its ability to convert the Note and/or exercise its warrant and option if such conversion and/or exercise would cause its beneficial ownership of shares of our common stock to exceed 4.99% of the outstanding shares of our common stock. The 4.99% limitation is null and void without notice to us upon the occurrence and during the continuance of an event of default or upon 75 days' prior written notice to us. As of the date of this prospectus, Laurus directly beneficially owns 1,500,000 shares of our common stock, or approximately 4.46% of our outstanding common stock. As a result, Laurus could only acquire up to approximately 184,405 additional shares, which would constitute a conversion of approximately $16,596 of the principal amount of the Note, while remaining in compliance with the 4.99% limitation. Because Laurus is irrevocably prohibited from waiving this 4.99% limitation, except as described above, even if the other conditions allowing us to pay in shares of common stock have been satisfied, if Laurus cannot or does not reduce its ownership of our common stock at a time when such reduction would be necessary to allow us to make a payment in shares of common stock, we would be required to pay Laurus in cash. This may have an adverse effect on our cash flow and liquidity.

      EVENTS OF DEFAULT AND COLLATERAL. In the event we default on the Note, we will be required to pay 120% of the outstanding principal amount of the Note, plus accrued but unpaid interest. In addition, upon the occurrence of an event of default, the interest rate charged with respect to the Note will be increased by 2% per month until the default is cured. The Note is secured by a lien on substantially all of our assets, including the stock of our subsidiaries, all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, including promissory notes, contract rights and general intangibles, including payment intangibles. The Master Security Agreement, dated June 30, 2005, between us and Laurus contains no specific financial covenants. The Master Security Agreement and the Note, as amended, define the circumstances under which they can be declared in default and subject to termination, including:


      o a failure to pay interest and principal payments under the Note when due on the first day of the month or prior to the expiration of the three-business day grace period, unless agreed otherwise;
      o a breach by us of any material covenant or term or condition of the Note or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of fifteen or thirty days, as the case may be;
      o     a breach by us of any material representation or warranty made in the Note or in any agreement made in connection therewith;
      o     any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
      o any attachment or lien in excess of $75,000 in the aggregate made upon our assets or a judgment rendered against our property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;
      o a failure to timely deliver shares of common stock when due upon conversion of the Note or a failure to timely deliver a replacement note;
      o an SEC stop trade order or principal market trading suspension of our common stock is in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, if we are not able to cure such trading suspension within 30 days of receiving notice or are not able to list our common stock on another principal market within 60 days of such notice;

      o a failure to have authorized and reserved shares of our common stock for issuance on or before November 1, 2006 sufficient to provide for the full conversion of the Note, and full exercise of the option and warrant issued by us to Laurus;
      o an indictment or threatened indictment of us or any of our executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against us or any of our executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of our property; and
      o     the departure of Michael O'Reilly from our senior management.


      ESCROW. We also entered into a Funds Escrow Agreement, dated June 30, 2005, with Laurus and Loeb & Loeb LLP, as escrow agent, pursuant to the requirements of the Security Agreement. Under the terms of the Funds Escrow Agreement, the funds from Laurus were placed in escrow pending receipt by the escrow agent of fully executed transaction documents and disbursement instructions, upon receipt of which such funds were released to us. No funds remain in escrow.


      REGISTRATION RIGHTS. Pursuant to the terms of a Registration Rights Agreement, dated June 30, 2005 and amended March 20, 2006, we are obligated (1) to file a registration statement with the Securities and Exchange Commission registering the resale of shares of our common stock issuable upon a conversion of the Note and upon the exercise of the option and warrant issued to Laurus up to the number of shares included in the registration statement of which this prospectus is a part and (2) after appropriate corporate action is taken, to increase our authorized shares and, after our audited financial statements for the 2006 fiscal year are final, to file a new or post-effective registration statement(s) to cover all the shares issuable upon conversion of the Note and upon the exercise of the option and warrant issued to Laurus. If the registration statement of which this prospectus forms a part is not declared effective by May 10, 2006 by the Securities and Exchange Commission, then we will be required to pay to Laurus the following amounts:

      o 1.5% of the principal outstanding on the Note, for the first thirty days, prorated for partial periods, which equals $3,216 per day based upon the $6,431,249 principal amount of the Note currently outstanding; and

      o 2.0% of the principal outstanding on the Note, for each thirty day period, prorated for partial periods, which equals $4,288 per day.

In addition, penalties at the same percentage rates apply in the event that the second registration statement is not declared effective by December 30, 2006 by the Securities and Exchange Commission.


      As consideration for investment banking services in connection with the securities purchase agreement, as amended, we paid an aggregate of $262,900 or 3.58% of the gross proceeds, to Laurus Capital Management, L.L.C., which is an affiliate of Laurus. We also paid a transaction fee of $1,750,000 to Laurus as a condition of the securities purchase agreement, as amended.

      Laurus is not a natural person. Laurus does not file any reports under the Securities and Exchange Act of 1934. Laurus is not a majority subsidiary of a reporting company under the Securities and Exchange Act. Laurus is not a registered investment adviser under the 1940 Act or a registered broker-dealer. Laurus has represented it has no agreement or understandings, directly or indirectly, with any person to distribute our securities, as of the time of their purchase of the Note and has not entered into any agreements or understandings, directly or indirectly, with any person to distribute our securities since the purchase of the Note. The natural person or persons having voting and investment control over the securities held by Laurus are David Grin and Eugene Grin.


      Laurus is neither a registered broker-dealer nor a broker-dealer's affiliate.


      We are filing the registration statement, of which this prospectus is a part, primarily to fulfill a contractual obligation to do so.

      No warrant solicitation fees were paid, and the gross proceeds received by us were $7,350,000. Resale of the shares of our common stock issuable in connection with the Note, warrant and option purchased in connection with the securities purchase agreement, as amended, is covered by this prospectus.

      We are unaware, since its purchases of securities, whether the selling stockholder has entered into any agreements or understandings with any person to distribute these securities.


PLAN OF DISTRIBUTION


      We are registering the shares of our common stock on behalf of the selling stockholder and its pledgees, transferees, assignees, distributors and successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledgee, partnership or limited liability company distribution or other non-sale related transfer. The name of any pledge, transferee, assignee, distributor or successors-in-interest selling shares added after effectiveness would be added in a post-effective amendment to the registration statement of which this prospectus forms a part. The selling stockholder may offer its shares of our common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices or its competitively bid transactions. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

      The selling stockholder may offer its shares of common stock at various times in one or more of the following transactions:


      o in ordinary broker's transactions and transactions in which the broker solicits purchasers;
      o purchases by a broker-dealer for its account pursuant to this prospectus;
      o     in transactions involving cross or block trades;
      o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;
      o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
      o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
      o     in privately negotiated transactions;
      o in transactions to cover short sales made after the Note is no longer outstanding;
      o     in underwritten transactions; or
      o     in a combination of any of the above transactions.


      The selling stockholder also may sell all or a portion of its shares in open market transactions in accordance with Rule 144 under the Securities Act provided that such sales meet the criteria and conform to the requirements of that rule. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of:


      o 1% of the number of shares of common stock then outstanding, which on March 28, 2006 was 33,571,215 shares, or
      o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of such person's Form 144.

      Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the requirement that current public information about the issuer be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      From time to time, the selling stockholder may pledge or grant a security interest in some or all of the shares owned by it. If the selling stockholder defaults in performance of its secured obligations, the pledgees or secured parties may offer to sell the shares from time to time by this prospectus. The selling stockholder also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholder will decrease as and when the selling stockholder transfers or donates it shares or defaults in performing obligations secured by its shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors-in-interest will be selling stockholders for purposes of this prospectus. In such event, the name of any pledgee, transferee, assignee, distributor or successors in interest selling shares added after effectiveness would be added in a post-effective amendment to the registration statement of which this prospectus forms a part.

      Pursuant to the Securities Purchase Agreement, as amended, the selling stockholder is contractually prohibited from selling short shares of our common stock while the Note is outstanding. To the extent that the Note has been satisfied and the selling stockholder sells short shares of our common stock, the selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover any such short sales. As of the date of this prospectus, the Note is outstanding and thus Laurus is prohibited from selling short shares of our common stock and has been so prohibited prior to the effectiveness of the registration statement of which this prospectus forms a part.

      The selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. The selling stockholder also may enter into options or transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, the selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the pledge obligation, may sell or otherwise transfer the pledged shares.

      We have advised the selling stockholder that during such times as it may be engaged in a distribution of the shares, it is required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits the selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. We will make copies of this prospectus available to the selling stockholder and shall notify the selling stockholder of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of shares of our common stock.

      The selling stockholder may use broker-dealers to sell its shares of our common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principles for their own accounts and reselling these securities under the prospectus.

      Any broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act. We cannot presently estimate the amount of such compensation. In offering the shares covered by this prospectus, the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act of 1933 in connection with such sales.

      As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholder with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a prospectus supplement to disclose:

      o     the name of any of the broker-dealers;
      o     the number of shares involved;
      o     the price at which the shares are to be sold;

      o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
      o that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and
      o     other facts material to the transaction.

      Certain of the agreements with the selling stockholder contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale to the public of the shares of common stock covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, if any.

      It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.


      This offering by the selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder's shares.


                           RELATED PARTY TRANSACTIONS


      As of June 28, 2005, we owed Spotless Plastics (USA) Inc. $5,000,000 of principal and $127,730 of interest under a promissory note dated November 16, 2001 (the "Spotless Loan"), in the original principal amount of $1,700,000. The note we issued to Spotless was collateralized by all of our assets. During the fiscal year ended June 29, 2004, we borrowed $3,300,000 from Spotless for working capital requirements and to fund our losses.

      As of September 27, 2005, Spotless was due payment from third parties for purchased accounts receivable in the amount of $189,197 under an account receivable finance agreement dated February 5, 2004 entered into with us. As of such date, Spotless had purchased from us an aggregate amount of $4,991,252 of our accounts receivable at an aggregate discount of $911,202, for an aggregate purchase price of $4,080,050. Pursuant to the account receivable finance agreement, Spotless was able to purchase certain of our accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to an administrative services arrangement, Spotless also provided us with certain administrative services. During our fiscal years 2005, 2004 and 2003, we were charged by Spotless an administrative fee of $84,138, $131,556 and $101,256, respectively, of which $84,138 remained unpaid and was included in accrued expenses as of June 28, 2005.


      On June 30, 2005, we completed a financing transaction, in which we sold the Note to Laurus Master Fund, Ltd. The sale of the Note was completed pursuant to a securities purchase agreement, as amended, and related documents, dated June 30, 2005. $2,750,000 of the proceeds from this transaction were used to satisfy all of our financial obligations to Spotless, including the Spotless Loan.

      We also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of the note we issued to Spotless, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as we are not in default on the note we issued to Laurus. The note we issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of our financial obligations to Spotless. In connection with this financing transaction, we, along with Spotless, terminated the account receivable finance agreement, except with respect to our obligation to continue to collect and remit payment of accounts receivable that Spotless purchased under the agreement. As part of the transactions, Spotless assigned to us an account receivable with a balance of $189,197 and we agreed to pay this amount to Spotless no later than June 30, 2006. In addition, Spotless agreed to forgive the $84,138 in administrative fees that was outstanding.

      On June 30, 2005, Messrs. Peter Wilson, John Bongiorno, Ronald Evans and Brian Blythe, who were nominees of Spotless, resigned as our directors, and Mr. Charles L. Kelly, Jr., also a Spotless nominee, resigned as our chief financial officer and as one of our directors. In addition, Mr. Joseph Murphy, an employee of Spotless, resigned as our vice president of finance and administration and Secretary. Pursuant to a transition services agreement, Spotless agreed to provide the services of Mr. Murphy to the Company, including in relation to advice in the areas of:

      o     administration;
      o     accounting, finance and risk management; and
      o assisting in the preparation and review of our reports filed with the SEC during a six-month transitional process for a fee of $5,000 per month and a payment of $25,000 to Mr. Murphy at the end of the transitional period.


      On June 30, 2005, Spotless, through one of its wholly owned subsidiaries, sold 15,469,964 shares of our common stock to Michael O'Reilly, our president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued by Mr. O'Reilly to Spotless, bearing interest at LIBOR plus 1%. Spotless also surrendered its remaining 45,865,143 shares of our common stock to us for cancellation.

      Mr. O'Reilly issued a personal guaranty to Laurus for $3,250,000 of the Note.

      In addition, we issued an option exercisable at $.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of our common stock in connection with his:


      o agreement to a new employment agreement, which (a) does not include a put right that existed in his former employment agreement requiring us, under certain circumstances, to buy his shares of our common stock and shares underlying his vested options, and (b) calls for a base salary of $285,000 per year and a bonus equal to 2.5% of our pre-tax income, as defined in the employment agreement; and
      o     agreement to personally guarantee our bonding obligations,

each of which was a condition precedent to the consummation of our financing transaction with Laurus.


      On March 13, 2006, the Compensation Committee of our company approved an increase in Mr. O'Reilly's base salary to $342,000 per year. In addition, in lieu of the bonus provided by the Employment Agreement, we agreed to pay Mr. O'Reilly an annual bonus for each fiscal year, commencing with the fiscal year ending in June 2006, in an amount equal to 5% of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) determined in accordance with Generally Accepted Accounting Principles and calculated without taking into account any payments made by us to Laurus Master Fund, Ltd. The amount of such bonus and the date of payment shall be authorized by the Compensation Committee within 90 days after the end of each fiscal year. An amendment to Mr. O'Reilly's employment agreement, effective as of March 13, 2006, was executed by Mr. O'Reilly and us to reflect these revisions to compensation.

      On May 24, 2005, we issued non-plan five-year options exercisable at $.01 per share and $0.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of our common stock, respectively, in an effort to continue incentivizing him in his capacity as our president and chief executive officer. We recorded these options based on the intrinsic value method and recognized an expense of $100,000 in connection therewith pursuant to APB No. 25.

      On June 30, 2005, we issued ten-year options exercisable at $.09 per share to our series A convertible preferred stockholders, including Dr. Kevin J. Phillips, one of our directors, to purchase an aggregate of 500,000 shares of our common stock. We also agreed to pay to our series A convertible preferred stockholders, out of legally available funds, accrued and unpaid dividends in an aggregate of (a) $35,000 on each June 30, 2005, September 30, 2005 and December 30, 2005 and (b) $50,000 on February 28, 2007 in consideration for their agreement to:


      o propose and vote in favor of an amendment to our certificate of incorporation in order to accommodate the full issuance of the shares of our common stock underlying the Note and the option and warrant we issued to Laurus;

      o postpone their right, upon six months' notice after February 2007, to require us to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;
      o defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
      o forbear from appointing a second director until the earlier of (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that we have issued to Laurus.

      On June 30, 2005, Michael O'Reilly and the series A convertible preferred stock stockholders, including Dr. Kevin J. Phillips, who is one of our directors, agreed, pursuant to a forebearance and deferral agreement to which we are a party, to propose and vote in favor of an amendment to our certificate of incorporation in order to accommodate the full issuance of the shares of our common stock underlying the Note and the option and warrant we issued to Laurus at our next stockholders meeting to be held by February 2006. In addition, Mr. O'Reilly, the series A convertible preferred stock stockholders and Anthony P. Towell, one of our directors, entered into lock-up agreements with Laurus that prohibit a disposition of their shares of our common stock and any and all related derivative securities until the earlier of the repayment in full of the Note or June 30, 2010. On December 6, 2004, we issued a ten-year option to Dr. Kevin J. Phillips to purchase 100,000 shares under our 2001 equity incentive plan in connection with his service as one of our directors.

      During our fiscal year ended July 1, 2003, we repaid a $100,000 convertible note held by Anthony P. Towell, one of our directors. This note was issued in 1997, provided for interest at a rate equal to 12% per annum and was convertible at a rate of $.15 per share of our common stock. On May 24, 2005, we issued a non-plan ten-year option exercisable at $.06 per share to Anthony P. Towell to purchase 250,000 shares in connection with his service on our then-existing special committee of our board of directors. On December 6, 2004, we issued a ten-year option exercisable at $.035 per share to Anthony P. Towell under our 2001 equity incentive plan in connection with his service as one of our directors.


      On October 29, 1999, we entered into a subscription agreement with Spotless Plastics (USA), Inc., a Delaware corporation, pursuant to which we sold to Windswept Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Spotless:

      o     22,284,683 shares of our common stock, par value $.0001 per share;
            and
      o 9,346 shares of series B convertible preferred stock, par value $.01 per share, for an aggregate subscription price of $2,500,000 or $.07904 per share of our common stock and $79.04 per share of series B preferred stock.

      Each share of series B preferred stock had the equivalent voting power of 1,000 shares of our common stock and was convertible into 1,000 shares of our common stock.

      In October 1999, we, Trade-Winds and North Atlantic, as joint and several obligors, borrowed $2,000,000 from Spotless. This borrowing was evidenced by a secured convertible promissory note, dated October 29, 1999. Outstanding principal under this note bore interest at a rate equal to the London Interbank Offering Rate plus an additional 1% and was payable monthly. The note had a maturity date of October 29, 2004, unless Spotless elected to defer repayment until October 29, 2005. The outstanding principal amount and all accrued and unpaid interest under this note was convertible, at the option of Spotless, in whole or in part, at any time, into shares of our common stock at the rate of one share of our common stock for every $.07904 of principal and accrued interest so converted (or, in the event that certain approvals were not obtained at the time of conversion, into shares of series B preferred stock at the rate of one share of series B preferred stock for every $79.04 of principal and accrued interest so converted). In connection with the note, each of the obligated parties granted to Spotless a security interest in all of their respective assets pursuant to a security agreement dated October 29, 1999.

      On November 16, 2001, Windswept Acquisition Corp. exercised its right to convert all 9,346 shares of our series B preferred stock. As a result of such conversion and in accordance with the terms of our series B preferred stock, Windswept Acquisition Corp. was issued 10,495,174 shares of our common stock. Such amount included 9,346,000 shares as a result of the 1,000:1 conversion ratio, and an additional 1,149,174 shares that were calculated based upon a formula that took into consideration the value of the series B preferred stock on the date of issuance and the number of days elapsed from the date of the issuance of the series B preferred stock through the conversion date. The issuance of the additional shares of common stock was recorded as a dividend of $390,719. The dividend represented the difference between the fair market value of our common stock issued on November 16, 2001 and the fair market value of our common stock at the date the series B preferred stock was issued.

      On November 16, 2001, Spotless exercised its right to convert all principal and accrued and unpaid interest on the $2,000,000 note. As a result of the conversion of the note and accrued and unpaid interest:

      o we issued an additional 28,555,250 shares of our common stock to Windswept Acquisition Corp. in full satisfaction of the note and the related accrued and unpaid interest; and
      o an option that we granted to our president and chief executive officer in October 1999 to purchase 2,811,595 shares of our common at an exercise price of $.079 per share became fully vested and exercisable.


      On February 5, 2004, we entered into an account receivable finance agreement with Spotless pursuant to which Spotless purchased certain of our accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to the account receivable finance agreement, Spotless had the ability, but not the obligation to, purchase one or more of our accounts receivable, that were approved by Spotless, in its sole discretion, in respect of the particular debtor, invoices and related credit. As part of the agreement, Spotless could purchase accounts receivable at a 15% discount, as adjusted by Spotless in its sole discretion, to invoice prices, which we believed was at least as favorable to us as would have been available from an unaffiliated third-party, based upon a good-faith estimate of an applicable discount negotiated at arm's length. In this regard, all of the accounts receivable purchased by Spotless were so purchased at a 15% discount except one with an invoice price of $1,028,194, which was purchased at a 31% discount on April 29, 2004, given certain factors, including anticipated slower collections associated with the particular account debtor. In addition, we paid monthly discount fees on any purchased accounts receivable based upon invoice prices. Spotless purchased accounts receivable in the aggregate face amount of $4,991,252 from us for an aggregate purchase price of $4,080,050. The $911,202 difference between the aggregate face amount and the aggregate purchase price, representing the purchase discounts and the monthly discount fees were treated as an interest expense. The aggregate amount of the purchase discounts and monthly discount fees under this agreement were $917,169 for the fiscal year ending June 29, 2004 and $255,585 for the fiscal year ending June 28, 2005. Further, we managed all accounts receivable that we sold to Spotless while remitting to Spotless any proceeds received, and we bear all related litigation costs. As of March 28, 2006, we continued to manage approximately $189,197 of accounts receivable which had been sold to Spotless.

      On December 16, 1998, we entered into an operating lease agreement with Michael O'Reilly, our president and chief executive officer. Pursuant to the terms of the arrangement that expired in December 2002 and has continued on a month-to-month basis thereafter, we lease a forty-two foot custom Topaz boat for monthly rental payments of $5,000. The leasing arrangement was necessitated by a marine assistance contract that expired on December 31, 2000, although the arrangement continues to provide us with our largest floating vessel capable of handling specialty equipment and facilitating an offshore support crew. We are responsible for all taxes, insurance and repairs pertaining to this boat.

      We had an oral understanding with Michael O'Reilly pursuant to which we paid the full carrying costs, including mortgage payments, of a condominium that he beneficially owned and that we used for marketing and employee-relations purposes. The full carrying costs during our fiscal years ended June 28, 2005 and June 29, 2004 were approximately $7,150 and $17,800, respectively. In connection with this arrangement, we also provided mitigation and restoration goods and services to Mr. O'Reilly during our fiscal year ended June 29, 2004 in connection with severe water damage caused by a failed water heater at this condominium. In connection with these services, our entire direct costs and allocated overhead, without any markup, equaled approximately $56,780.

      In February 1997, we issued 650,000 shares of redeemable convertible preferred stock to Dr. Kevin J. Phillips, one of our directors and an additional 650,000 shares of redeemable convertible preferred stock to a business partner of Dr. Phillips. During fiscal years 2005, 2004 and 2003, we paid an aggregate of $0, $39,000 and $78,000, respectively, of dividends and accrued interest to the redeemable convertible preferred stockholders.


      We paid a former director $24,385 and $46,926 for consulting services in our fiscal years 2004 and 2003, respectively.

      We believe that all of the transactions that we have entered into with our officers, directors and principal stockholders, except our provision of mitigation and restoration services at the condominium owned by our president and chief executive officer as discussed above, have been on terms no less favorable to us than those available from unrelated third parties.


                          DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock is subject to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law.


GENERAL BACKGROUND

      Our authorized capital stock currently consists of 150,000,000 shares of our common stock, $.0001 par value, and 10,000,000 shares of preferred stock, $.01 par value. Of our authorized preferred stock, 1,300,000 shares have been designated as series A convertible preferred stock.


      As of March 28, 2006, we had issued and outstanding 33,571,215 shares of our common stock, held by approximately 745 stockholders. In addition, as of March 28, 2006, we had issued and outstanding 1,300,000 shares of our series A convertible preferred stock.


PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION

      At our next meeting of stockholders, we intend to seek stockholder approval of the following amendments to our certificate of incorporation:

      o to increase the number of our authorized shares of common stock to 400,000,000 from 150,000,000;
      o to reflect the postponement of the mandatory redemption of the series A convertible preferred stock from February 2007 until the earlier of (a) six months after the repayment of a secured convertible term note issued by us to Laurus Master Fund, Ltd. or
            (b) June 30, 2010; and
      o to reflect the deferral of accrued and unpaid dividends on the series A convertible preferred stock as of June 30, 2005 and dividends thereon accruing after June 30, 2005 until the earlier of
            (a) June 30, 2010, or (b) six months after the repayment of the Laurus note.

COMMON STOCK

      Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future. Our common stock is currently quoted on the Over-the-Counter Bulletin Board.

PREFERRED STOCK


      We issued 1,300,000 shares of our series A convertible preferred stock with a liquidation value of $1.00 per share plus accumulated dividends. The dividend rate is the greater of 6% or the inflation rate (as defined) plus 2.5%. The series A convertible preferred stockholders can convert their preferred shares into shares of our common stock at a ratio of one share of preferred to one share of our common stock, subject to adjustment. The series A convertible preferred stock is currently redeemable by us. The series A convertible preferred stock is subject to redemption, in whole or in part, at our option, for a redemption price per share equal to the higher of $1.00, plus any accrued and unpaid dividends, or the market price of one share of our common stock. The series A convertible preferred stock is also subject to redemption, in whole or in part, at the option of the holders thereof, upon six months' notice at any time after February 2007, for a redemption price per share equal to the equivalent of our redemption price. Pursuant to the terms of the series A convertible preferred stock, we are prohibited, without first obtaining the approval of at least a majority of the holders of our series A convertible preferred stock, from:


      o altering or changing the rights, preferences, privileges or restrictions of shares of series A convertible preferred stock;
      o increasing the authorized number of shares or adjusting the par value of the series A convertible preferred stock;
      o issuing any shares of capital stock ranking senior as to dividends or rights upon liquidation or dissolution to the series A convertible preferred stock; or
      o issuing any common stock at a price below the conversion price, as defined, to any officer, director or 10% stockholder.

      The liquidation value of the series A convertible preferred stock was $1,300,000 at June 28, 2005 and June 29, 2004, respectively. Pursuant to a deferral and forbearance agreement, dated June 30, 2005, entered into in connection with the Laurus transaction, the series A convertible preferred stockholders agreed to:


      o propose and vote in favor of an amendment to its certificate of incorporation in order to accommodate the full issuance of the shares of our common stock underlying the Note, the option and warrant we issued to Laurus;
      o postpone their right, upon six months' notice after February 2007, to require the Company to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;
      o defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
      o forbear from appointing a second director until the earlier of (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that the Company has issued to Laurus.


      Our board may, from time to time, authorize the issuance of up to 8,650,000 shares in one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation, limitations prescribed by law and a restriction under the securities purchase agreement with Laurus that prohibits us from issuing any preferred stock that is mandatorily redeemable prior to June 30, 2009, our board is authorized to adopt resolutions to issue shares, establish the number of shares, determine the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

      One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

      o     restricting dividends on the common stock;
      o     diluting the voting power of the common stock;
      o     impairing the liquidation rights of the common stock; or
      o delaying or preventing a change in control without further action by the stockholders.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS


      Our certificate of incorporation, as amended, limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights, and the rights of our stockholders, through stockholders' derivative suits on behalf of us, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We also maintain directors and officers liability insurance.


DELAWARE ANTI-TAKEOVER LAW


      We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to include mergers, asset sales and other transactions from which the interested stockholder receives or could receive a financial benefit other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board, including discouraging takeover attempts that might result in a premium over the market price for the shares of our market price. With approval of our stockholders, we could amend our certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.


TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is OTC Corporate Transfer Services Co.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for our company by Moomjian & Waite, LLP, Jericho, New York.

                                     EXPERTS

      Our audited consolidated financial statements for the fiscal year ended June 28, 2005 appearing in this prospectus and the related registration statement has been audited by Massella & Associates, CPA, PLLC, independent registered public accounting firm, as set forth in their report on our audited consolidated financial statements appearing herein and elsewhere in the registration statement, and are included in reliance upon their report given upon the authority of Massella & Associates CPA, PLLC as experts in accounting and auditing.

      Our audited consolidated financial statements for the fiscal year ended June 29, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report on our audited consolidated financial statements appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at www.sec.gov.

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Reports of Independent Registered Public Accounting Firms.......................................................F-2

Consolidated Balance Sheets as of December 27, 2005 (unaudited), June 28, 2005, and June 29, 2004...............F-4

Consolidated Statements of Operations for the twenty-six-week period ended December 27, 2005 and December 28, 2004 (unaudited) and the fiscal years ended
June 28, 2005, June 29, 2004 and July 1, 2003...................................................................F-5

Consolidated Statements of Stockholders' Equity for the twenty-six-week periods ended
December 27, 2005 and December 28, 2004 (unaudited) and the fiscal years ended June 28, 2005,
June 29, 2004 and July 1, 2003..................................................................................F-6

Consolidated Statements of Cash Flows for the twenty-six-week periods ended December 27, 2005 and December 28, 2004 (unaudited) and the fiscal years ended June 28, 2005, June 29, 2004 and
July 1, 2003....................................................................................................F-7

Notes to Consolidated Financial Statements......................................................................F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Windswept Environmental Group, Inc.
Bay Shore, New York


We have audited the accompanying consolidated balance sheet of Windswept Environmental Group, Inc. and subsidiaries (the "Company") as of June 29, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 29, 2004 and July 1, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 29, 2004 and the results of their operations and their cash flows for the fiscal years ended June 29, 2004 and July 1, 2003, in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, has a working capital deficit and a stockholders' deficit, and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Deloitte & Touche LLP

Jericho, New York
September 24, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Windswept Environmental Group, Inc.
Bay Shore, New York


We have audited the accompanying consolidated balance sheet of Windswept Environmental Group, Inc. and subsidiaries (the "Company") as of June 28, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended June 28, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 28, 2005 and the results of operations and cash flows for the fiscal years ended June 28, 2005, in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, has a working capital deficit and a stockholders' deficit, and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


As discussed in Note 2 to the financial statements, certain errors resulting in an understatement of previously reported expenses for the year ended June 28, 2005 were discovered by the Company subsequent to the year end. Accordingly, the 2005 financial statements have been restated to correct the errors.

As discussed in Note 3 to the financial statements, on June 30, 2005, the Company was recapitalized after completing a financing transaction in which it issued a secured convertible term note which resulted in the repayment of its secured note payable to a related party.

/s/ Massella & Associates, CPA, PLLC

Syosset, New York
September 13, 2005, except for Note 20, which is as of September 26, 2005

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                             December 27,         June 28,           June 29,
                                                                                2005                2005               2004
                                                                             (unaudited)         (restated)
                                                                             ------------       ------------       ------------
ASSETS:
CURRENT ASSETS:
   Cash                                                                      $  2,494,266       $    512,711       $     63,562
   Accounts receivable, net of allowance for doubtful accounts of
      $2,757,831, $1,507,831 and $689,140, respectively                        13,182,621          6,755,338          6,652,806
   Inventory                                                                      202,950            146,079            151,270
   Costs and estimated earnings in excess of billings on
    uncompleted contracts                                                         215,997             30,466            608,047
   Prepaid expenses and other current assets                                      394,773             47,253            257,565
   Refundable income taxes                                                             --                 --            641,795
                                                                             ------------       ------------       ------------
      Total current assets                                                     16,490,607          7,491,847          8,375,045

PROPERTY AND EQUIPMENT, net of accumulated depreciation and
amortization of $6,739,039, $6,386,731 and $5,707,705, respectively             2,986,156          2,242,645          2,757,463

OTHER ASSETS:
   Deferred financing costs                                                     2,966,840                 --                 --
   Other                                                                          170,000            322,046            198,657
                                                                             ------------       ------------       ------------
   Total other assets                                                           3,136,840            322,046            198,657
                                                                             ------------       ------------       ------------
TOTAL                                                                        $ 22,613,603       $ 10,056,538       $ 11,331,165
                                                                             ============       ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
CURRENT LIABILITIES:
   Accounts payable                                                          $  1,985,409       $  1,174,840       $  2,309,328
   Liability for repurchased account receivable                                   189,197                 --                 --
   Accrued expenses                                                             1,575,391          1,611,256          1,101,701
   Secured note payable to a related party                                             --          5,000,000          5,000,000
   Current portion of secured convertible note payable                            413,234                 --                 --
   Billings in excess of costs and estimated earnings on
    uncompleted contracts                                                          62,350             83,316            239,511
   Accrued payroll and related fringe benefits                                    520,715            528,867            924,725
   Current maturities of long-term debt                                           207,805            169,612            307,224
   Income taxes payable                                                         4,140,361            138,579            129,435
   Other current liabilities                                                      686,809            489,468            467,092
                                                                             ------------       ------------       ------------
   Total current liabilities                                                    9,781,271          9,195,938         10,479,016
                                                                             ------------       ------------       ------------
LONG-TERM DEBT:
   Secured convertible note payable                                               813,249                 --                 --
   Secured note payable                                                           500,000                 --                 --
   Other                                                                          216,118            197,400            340,104
                                                                             ------------       ------------       ------------
   Total long-term debt                                                         1,529,367            197,400            340,104
                                                                             ------------       ------------       ------------
COMMITMENTS AND CONTINGENCIES (Notes 11 and 15)

REDEEMABLE COMMON STOCK
                                                                                       --             76,089                 --
                                                                             ------------       ------------       ------------
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK,
   $.01 par value; 1,300,000 shares authorized and
    outstanding, respectively                                                   1,300,000          1,300,000          1,300,000
                                                                             ------------       ------------       ------------
STOCKHOLDERS' EQUITY (DEFICIT):
Series B preferred stock, $.01 par value; 50,000
   shares authorized; 0 shares outstanding                                             --                 --                 --
Nondesignated preferred stock, no par value; 8,650,000
   shares authorized; 0 shares outstanding                                             --                 --                 --
Common stock, $.0001 par value; 150,000,000 shares
    authorized; 33,755,620 shares deemed outstanding at
   December 27, 2005, 77,936,358 shares outstanding
   at June 28, 2005 and June 29, 2004                                               3,375              7,794              7,794
Additional paid-in capital
                                                                               42,789,570         33,944,017         33,922,017
Accumulated deficit                                                           (32,789,980)       (34,664,700)       (34,717,766)
                                                                             ------------       ------------       ------------
      Total stockholders' equity (deficit)                                     10,002,965           (712,889)          (787,955)
                                                                             ------------       ------------       ------------
TOTAL                                                                        $ 22,613,603       $ 10,056,538       $ 11,331,165
                                                                             ============       ============       ============


                 See notes to consolidated financial statements.

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Twenty-Six Weeks Ended                       Fiscal Year Ended
                                                 ----------------------------     ----------------------------------------------
                                                    December       December          June 28,
                                                   27, 2005        28, 2004            2005          June 29,          July 1,
                                                  (unaudited)     (unaudited)       (restated)         2004             2003
                                                 ------------    ------------     ------------     ------------     ------------
Revenues                                         $ 22,878,681    $ 12,837,785     $ 20,640,410     $ 19,166,753     $ 17,831,189

Cost of revenues                                   12,575,980       8,731,991       15,176,735       17,442,059       14,314,519
                                                 ------------    ------------     ------------     ------------     ------------
Gross profit                                       10,302,701       4,105,794        5,463,675        1,724,694        3,516,670
                                                 ------------    ------------     ------------     ------------     ------------
Operating expenses (income):
   Selling, general and administrative
      expenses                                      4,009,705       2,735,450        4,884,972        5,348,524        5,603,557
   (Benefit) expense related to variable
      accounting treatment for officer
      options and redeemable common stock                  --              --          176,089         (348,626)        (593,246)
                                                 ------------    ------------     ------------     ------------     ------------
      Total operating expenses                      4,009,705       2,735,450        5,061,061        4,999,898        5,010,311
                                                 ------------    ------------     ------------     ------------     ------------
Income (loss) from operations                       6,292,996       1,370,344          402,614       (3,275,204)      (1,493,641)
                                                 ------------    ------------     ------------     ------------     ------------
Other expense (income):
   Interest expense                                 1,228,410         266,456          363,850          924,461           72,189
   Other expense (income), net                         22,510          (1,322)         (51,629)         (29,386)         (23,040)
                                                 ------------    ------------     ------------     ------------     ------------
      Total other expense (income)                  1,250,920         265,134          312,221          895,075           49,149
                                                 ------------    ------------     ------------     ------------     ------------
Income (loss) before provision for
   income taxes                                     5,042,076       1,105,210           90,393       (4,170,279)      (1,542,790)

Provision (benefit) for income taxes                3,167,356          46,248           37,327         (634,945)      (1,073,786)
                                                 ------------    ------------     ------------     ------------     ------------
Net income (loss)                                   1,874,720       1,058,962           53,066       (3,535,334)        (469,004)

Dividends on preferred stock                           39,000          39,000           78,000           78,000           78,000
                                                 ------------    ------------     ------------     ------------     ------------
Net income (loss) attributable to common
   shareholders                                  $  1,835,720    $  1,019,962     $    (24,934)    $ (3,613,334)    $   (547,004)
                                                 ============    ============     ============     ============     ============
Basic and diluted net (loss) income per
   common share:
      Basic                                      $        .05    $        .01     $        .00     $       (.05)    $       (.01)
                                                 ============    ============     ============     ============     ============
      Diluted                                    $        .01    $        .01     $        .00     $       (.05)    $       (.01)
                                                 ============    ============     ============     ============     ============
Weighted average number of common shares
   outstanding:
      Basic                                        33,593,275      77,936,358       77,936,358       77,936,358       77,936,358
                                                 ============    ============     ============     ============     ============
      Diluted                                     184,206,507      77,980,720       77,936,358       77,936,358       77,936,358
                                                 ============    ============     ============     ============     ============


                 See notes to consolidated financial statements.

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (RESTATED)

                                                              Common Stock
                                                              ------------            Additional
                                                        Number of                       Paid-in       Accumulated
                                                         Shares        Par Value        Capital         Deficit           Total
                                                      ------------    ------------    ------------    ------------    ------------
Balance at July 2, 2002                                 77,936,358    $      7,794    $ 34,078,017    $(30,713,428)   $  3,372,383

Dividends on series A preferred stock                           --              --         (78,000)             --         (78,000)
Net loss and comprehensive loss                                 --              --              --        (469,004)       (469,004)
                                                      ------------    ------------    ------------    ------------    ------------
Balance at July 1, 2003                                 77,936,358           7,794      34,000,017     (31,182,432)      2,825,379

Dividends on series A preferred stock                           --              --         (78,000)             --         (78,000)
Net loss and comprehensive loss                                 --              --              --      (3,535,334)     (3,535,334)
                                                      ------------    ------------    ------------    ------------    ------------
Balance at June 29, 2004                                77,936,358           7,794      33,922,017     (34,717,766)       (787,955)

Options issued for compensation                                 --              --         100,000              --         100,000

Dividends on series A preferred stock                           --              --         (78,000)             --         (78,000)

Net income and comprehensive income                             --              --              --          53,066          53,066
                                                      ------------    ------------    ------------    ------------    ------------
Balance at June 28, 2005                                77,936,358           7,794      33,944,017     (34,664,700)       (712,889)

Laurus Financing:
     Allocation of proceeds to warrants and options
                                                                                         2,200,927                       2,200,927
     Allocation of proceeds to beneficial
     conversion feature                                                                  2,200,927                       2,200,927
     Assumed exercise of shares available for nominal
     consideration, including partial actual exercise
     to purchase 1,500,000 shares                        1,684,405             168             (18)                            150

     Allocation of proceeds to beneficial conversion
     feature on second increase of financing                                                38,889                          38,889

     Allocation of proceeds to beneficial conversion
     feature on third increase of financing                                                650,000                         650,000
     Allocation of proceeds to beneficial conversion
     feature on fourth increase of financing                                             1,350,000                       1,350,000

Spotless Transactions:
     Cancellation of Spotless shares net of
     shares sold to Michael O'Reilly                   (45,865,143)         (4,587)          4,587                              --

     Early extinguishment of Spotless Note,
     accrued interest and administrative fees
      (net of tax effect of $731,640)                                                    1,230,228                       1,230,228

     Additional taxes attributable to
     cancellation of Spotless debt)                                                       (107,434)                       (107,434)

     Surrender of Redemption Right with respect to
     Common Stock                                                                           76,089                          76,089
     Value of Spotless shares sold to
     Michael O'Reilly less consideration                                                 1,195,708                       1,195,708
Options granted to preferred stockholders for
forbearance of mandatory redemption and dividends                                           44,650                          44,650
Dividends on series A preferred stock                                                      (39,000)                        (39,000)

Net income                                                      --              --              --       1,874,720       1,874,720
                                                      ------------    ------------    ------------    ------------    ------------
Balance at December 27, 2005 (unaudited)                33,755,620    $      3,375    $ 42,789,570    $(32,789,980)   $ 10,002,965
                                                      ============    ============    ============    ============    ============


                 See notes to consolidated financial statements

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               Twenty-Six Weeks Ended                  Fiscal Year Ended
                                                      -----------------------------------------    --------------------------
                                                        December       December       June 28,
                                                        27, 2005       28, 2004         2005        June 29,        July 1,
                                                      (unaudited)    (unaudited)     (restated)       2004           2003
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                  $ 1,874,720    $ 1,058,962    $    53,066    $(3,535,334)   $  (469,004)
   Adjustments to reconcile net (loss)
      income to net cash provided
      by (used in) operating activities:
   Depreciation and amortization                          352,308        331,053        679,026        596,189        561,510
   Provision for doubtful accounts, net                 1,250,000        711,594        818,691        286,336       (506,225)
   Compensation (benefit) related to officer
      options and redeemable common stock                      --             --        176,089       (348,625)      (593,246)
   Amortization of deferred financing cost                587,690             --             --             --             --
   Amortization of beneficial conversion                  317,216             --             --             --             --
Changes in operating assets and liabilities:
   Accounts receivable                                 (7,488,086)    (4,175,461)      (921,223)    (1,057,539)     2,143,825
   Inventory                                              (56,871)        31,889          5,191         64,196         81,008
   Costs and estimated earnings in excess of
     billings on uncompleted contracts                   (185,531)        48,003        577,581        263,706       (370,329)
   Income tax refund                                           --        641,795        641,795             --             --
   Prepaid expenses and other current assets             (347,520)        50,908        210,312         22,032       (135,323)
   Other assets                                           152,046         28,000       (198,389)      (100,530)       108,988
   Accounts payable and accrued expenses                  886,573      1,379,494       (702,933)       691,007       (119,145)
   Accrued payroll and related fringe benefits             (8,152)       (19,326)      (395,858)       265,066        108,568
   Income taxes payable                                 3,140,989             --          9,144        567,826     (1,531,006)
   Other current liabilities                              133,532        613,807         22,376          2,406        296,699
   Billings in excess of costs and estimated
     earnings on uncompleted contracts                    (20,966)      (227,430)      (156,195)       (59,916)       106,176
                                                      -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES       587,948        473,288        818,673     (2,343,180)      (317,504)
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                   (938,756)       (56,011)       (89,208)      (856,217)    (1,914,576)
                                                      -----------    -----------    -----------    -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES                    (938,756)       (56,011)       (89,208)      (856,217)    (1,914,576)
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments of long-term debt                  (100,152)      (134,508)      (307,737)      (448,261)      (203,712)
   Proceeds from long-term debt                           157,063             --         27,421        320,124        844,209
   Exercise of stock options                                  150             --             --             --             --
   Proceeds from short-term note payable to a
     related party                                             --             --             --      3,300,000      2,325,000
   Payments for deferred financing costs               (2,312,830)            --             --             --
   Repayment and cancellation of secured
     note payable to a related party                   (2,761,868)            --             --             --             --
   Dividends on preferred stock                                --             --             --        (39,000)       (78,000)
   Payment of convertible term note                            --             --             --             --       (100,000)
   Repayment of short-term notes payable
     to a related party                                        --             --             --             --       (825,000)
   Proceeds from secured notes payable                  7,350,000             --             --             --             --
                                                      -----------    -----------    -----------    -----------    -----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES     2,332,363       (134,508)      (280,316)     3,132,863      1,962,497
                                                      -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH                         1,981,555        282,769        449,149        (66,534)      (269,583)

CASH - BEGINNING OF PERIOD                                512,711         63,562         63,562        130,096        399,679
                                                      -----------    -----------    -----------    -----------    -----------
CASH - END OF PERIOD                                  $ 2,494,266    $   346,331    $   512,711    $    63,562    $   130,096
                                                      ===========    ===========    ===========    ===========    ===========
Cash paid during the period for:
   Interest                                           $    91,477    $   198,098    $   111,012    $    45,146    $    39,405
                                                      ===========    ===========    ===========    ===========    ===========
   Income taxes                                       $        --    $     2,250    $     1,305    $        --    $   230,596
                                                      ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Financing cost related to beneficial
   conversion value of secured note                   $ 4,239,816    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========
Capitalized gain on extinguishment of
  secured note payable - related party                $ 1,122,794    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========
Financing cost related to warrants and options        $ 2,200,927    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========
Capitalized cancellation of put right
  relating to redeemable common stock                 $    76,089    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========
Property and equipment acquired through financing     $   157,063    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========
Financing cost related to guaranties
  of CEO remunerated through
   sale of discounted shares                          $ 1,195,708    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========
Financing cost related to issuance
  of options to preferred stockholders                $    44,650    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========
Account receivable repurchased in
  connection with refinancing                         $   189,197    $        --    $        --    $        --    $        --
                                                      ===========    ===========    ===========    ===========    ===========

                 See notes to consolidated financial statements.

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business


      Windswept Environmental Group, Inc. and its subsidiaries (the "Company") provides a full array of environmental services through vertically integrated businesses in the areas of hazardous waste remediation, asbestos removal, mold remediation, lead clean-up, emergency spill response and laboratory testing and training. In providing a turnkey environmental solution, the Company also provides demolition, renovation and other general construction services. The Company provides these services to a diversified customer base located primarily in the Northeastern and Southeastern United States. The Company's operations are conducted in a single business segment - environmental services.


      Basis of Presentation and Going Concern Considerations

      The accompanying consolidated financial statements include the accounts of Windswept Environmental Group, Inc. and its subsidiaries, Trade-Winds Environmental Restoration Inc. and North Atlantic Laboratories, Inc. All intercompany accounts and transactions have been eliminated in consolidation.


      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring losses from operations, has a working capital deficit and a stockholders' deficit, and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


      Discounts on Debt with Equity Instruments

      The Company has recognized the value of the equity instruments issued in connection with financing transactions described in Note 3 in accordance with Accounting Principles Board Opinion No. 14 and Emerging Issues Task Force (EITF) Consensuses 98-5 and 00-27. The intrinsic value of the options and the fair value of the warrants are calculated and the proportionate values of the resulting debt and equity components have been recognized as debt discounts with equivalent credits to equity. The beneficial conversion features of the warrants, including the effective values under EITF 00-27, have also been recognized. All of the discounts are being amortized over the life of the debt in accordance with the latter pronouncement.

      Interim Period


      The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, the instructions to Form 10-Q, Item 303 of Regulation S-K and Article 10 of Regulation S-X. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of December 27, 2005 and the results of the operations, stockholders' equity and cash flows for the six months ended December 27, 2005. The results for the twenty-six weeks ended December 27, 2005 are not necessarily indicative of the results to be expected for any subsequent quarter or the entire fiscal year ending June 30, 2006.


      Additionally, information relating to events subsequent to September 13, 2005, unless specifically identified, are unaudited.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

      Revenue Recognition

      Revenue derived from services provided to customers over periods of less than one month is recognized when billed.

      Revenue from claims, such as claims relating to disputed change orders, is recognized when realization is probable and the amount can be reliably estimated, based upon meeting the following conditions:


            o The original contract or other evidence provides a legal basis for the claim;
            o The additional costs were caused by circumstances that were unforeseen at the contract date;
            o     Costs associated with the claims are identifiable; and
            o The evidence supporting the claims is objective and verifiable.

      Revenue from fixed price contracts that extend over periods of one month or more is recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, the effect of contract penalty provisions and final contract settlements may result in revisions to estimates of costs and income and are recognized in the period in which the revisions are determined.


      Revenue from time and material contracts that extend over a period of more than one month are recognized as services are performed.

      Inventory


      Inventory consists entirely of finished goods (materials and supplies utilized on the Company's remediation projects) and is recorded at the lower of cost (first-in, first-out) or market.


      Property and Equipment


      Property and equipment, consisting of machinery and equipment, office furniture and equipment, trucks and vehicles, and leasehold improvements, are stated at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. The Company depreciates small tools based on an estimated useful life of three years. The Company depreciates leasehold improvements, office furniture, trucks, other vehicles and telephone systems, over the lesser of the term of the related lease or the estimated useful life of five years. The Company depreciated all other equipment, including project-specific and office-related, including computer, equipment, based on an estimated useful life of three to seven years. Long-lived assets, such as property and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated future cash flows from the use of the assets. Impairment is measured at fair value. There were no impairment charges for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 and the twenty-six weeks ended December 27, 2005.


      Allowance for Doubtful Accounts

      The Company has established an allowance for accounts receivable based upon factors such as the credit risk of specific customers, historical trends and other information.


      The activity within the allowance for doubtful accounts for the twenty-six weeks ended December 27, 2005 and for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 was as follows:

                             Twenty-Six Weeks Fiscal Year    Fiscal Year    Fiscal Year
                                  Ended          Ended          Ended         Ended
                                December 27,    June 28,       June 29,       July 1,
                                   2005           2005           2004          2003
                                -----------   -----------    -----------    -----------
Balance, beginning of period    $ 1,507,831   $   689,140    $   402,804    $   909,029
Charged to costs and expenses     1,250,000       806,000        323,384        303,972
Deductions                               --       (86,799)       (52,777)      (868,197)
Recoveries                               --        99,490         15,729         58,000
                                -----------   -----------    -----------    -----------
Balance, end of period          $ 2,757,831   $ 1,507,831    $   689,140    $   402,804
                                ===========   ===========    ===========    ===========

      Claims

      Revenue from claims, such as claims relating to disputed change orders, is recognized when realization is probable and the amount can be reliably estimated.


      In the fiscal year ended June 28, 2005, the Company recorded a settlement in connection with a claim of approximately $440,000 and recognized this amount as "Revenue."


      (Loss) Income Per Share

      The basic net (loss) income per share is computed using weighted average number of common shares outstanding for the applicable period. The diluted net (loss) income per share is computed using the weighted average number of common shares plus common equivalent shares outstanding, except if the effect on the per share amounts of including equivalents would be anti-dilutive.

      Income Taxes


      Deferred income taxes result from timing differences arising between financial and income tax reporting due to the deductibility of certain expenses in different periods for financial reporting and income tax purposes. A valuation allowance is provided against net deferred tax assets unless, in managements' judgment, it is more likely than not that such deferred tax asset will be realized.


      The Company files a consolidated Federal income tax return. Accordingly, Federal income taxes are provided on the taxable income, if any, of the consolidated group. State franchise and income taxes are provided on a separate company basis, if and when taxable income, after utilizing available carry forward losses, exceeds certain levels.

      Stock-Based Compensation


      In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123 ("SFAS 148"). SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and does not permit the use of the original SFAS 123 prospective method of transition in fiscal years beginning after December 15, 2003. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results, regardless of whether, when, or how an entity adopts the preferable, fair value based method of accounting. SFAS 148 improves the prominence and clarity of the pro forma disclosures required by SFAS 123 by prescribing a specific tabular format and by requiring disclosure in the "Summary of Significant Accounting Policies" or its equivalent and improves the timeliness of those disclosures by requiring their inclusion in financial reports for interim periods. The Company adopted the disclosure requirements of SFAS 148 for the fiscal year ended July 1, 2003. The Company will continue to account for stock-based employee compensation under APB Opinion No. 25 and its related interpretations until its fiscal quarter ending December 27, 2005, when it will adopt SFAS 123R.

      The following table illustrates the effect on net (loss) income attributable to common shareholders and net (loss) income per share if the Company had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 and the twenty-six weeks ended December 27, 2005:

                                                    Twenty-Six Weeks    Fiscal Year        Fiscal Year          Fiscal Year
                                                         Ended             Ended              Ended                Ended
                                                      December 27,        June 28,           June 29,             July 1,
                                                          2005              2005               2004                 2003
                                                      ------------      -----------        -----------          -----------
Net (loss) income attributable to common
shareholders, as reported                              $1,835,720       $  (24,934)        $(3,613,334)         $  (547,004)
Stock based compensation (benefits) cost,
net of related tax effects, included in the
determination of net income as reported                       --        $  176,089         $  (348,626)         $  (593,246)
Stock-based employee compensation-cost
determined under the fair value method, net
of related tax effects                                   (112,500)        (431,781)            208,507              354,125
                                                        ---------         ---------          ---------            ---------
Pro forma net (loss) income attributable to
common shareholders                                    $1,723,220       $ (280,626)        $(3,753,453)         $  (786,125)
                                                       ==========       ==========         ===========          ===========
Net (loss) income per share:
   Basic - as reported                                       $.05             $.00               $(.05)               $(.01)
                                                             ====             ====               =====                =====
   Basic - pro forma                                         $.05             $.00               $(.05)               $(.01)
                                                             ====             ====               =====                =====

   Diluted - as reported                                     $.01             $.00               $(.05)               $(.01)
                                                             ====             ====               =====                =====
   Diluted - pro forma                                       $.01             $.00               $(.05)               $(.01)
                                                             ====             ====               =====                =====

      The weighted average fair value of options granted during the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 and the twenty-six weeks ended December 27, 2005 was estimated at $.20, $.22, $.14 and $.15, respectively, on the date of the grant.

      The fair value of these options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                       Twenty-Six            Fiscal Year         Fiscal Year           Fiscal Year
                                      Weeks Ended               Ended               Ended                  Ended
                                      December 27,             June 28,            June 29,               July 1,
                                          2005                   2005                2004                   2003
                                     ---------------        --------------     ----------------       --------------
      Risk free rate                            4.0                   3.8%                 3.3%                 3.3%
      Dividend yield                             --                    --                   --                   --
      Volatility                                151%                  162%                 149%                 133%
      Expected Option Life               5-10 years            5-10 years              5 years              5 years


      Fair Value of Financial Instruments


      As of June 28, 2005, the carrying value of cash, accounts receivable, accounts payable and notes payable and current maturities of long-term debt approximated fair value because of their short maturity. Based on a closing market price of the Company's common stock of $.09 at June 28, 2005, and the conversion provisions of the underlying instrument, the fair value of the Series A Redeemable Preferred Stock was $117,000 as of such date. The Company believes that an undetermined discount for lack of liquidity would be appropriate due to the large amount of stock that would be issuable upon conversion.

      Fiscal Year


      On April 13, 2006, the Company's Board of Directors determined to change the fiscal year of the Company to the twelve months ending June 30 of each year. The Company's fiscal year will be comprised of quarterly periods ending on each of September 30, December 31, March 31 and June 30. Previously, the Company's fiscal year was a 52-53 week fiscal year ending on the Tuesday nearest June 30. Each fiscal year was comprised of four 13-week quarters, each containing two four-week months followed by one five-week month.


      New Accounting Pronouncements


      In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25, "Accounting for Stock Issued to Employees". Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. In addition, SFAS No. 123R will cause unrecognized expense related to options vesting after the date of initial adoption to be recognized as a charge to results of operations over the remaining vesting period. The effective date of SFAS 123R is the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material effect on the Company's financial position, results of operations and cash flows.

      In December 2004, the FASB issued FSP FAS No. 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction Provided to U.S. Based Manufacturers by the American Jobs Creation Act of 2004" ("FSP FAS No. 109-1"). This statement requires the qualified production activities deduction as defined in the American Jobs Creation Act of 2004 (the "Jobs Act") to be accounted for as a special deduction in accordance with SFAS No. 109, "Accounting for Income Taxes". The statement also requires that the special deduction should be considered in measuring deferred taxes when graduated tax rates are a significant factor and when assessing whether a valuation allowance is necessary, FSP FAS No. 109-1 was effective upon issuance. In accordance with the Jobs Act, determination of the qualified production activities deduction is required in the Company's 2006 fiscal year. The Company believes that this statement will not have a material effect on the Company's financial position, results of operations and cash flows.

      In December 2004, the FASB issued SFAS No. 153 "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 2." This Statement amended APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material effect on the Company's financial position, results of operations and cash flows.

      In November 2004, the FASB issued SFAS No. 151 "Inventory Costs". This Statement amends the guidance in APB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its 2006 fiscal year. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material effect on the Company's financial position, results of operations and cash flows.


2. RESTATEMENTS FOR THE FISCAL QUARTER ENDED SEPTEMBER 27, 2005 AND THE FISCAL YEAR ENDED JUNE 28, 2005


      The September 27, 2005 interim financial statements have been restated to account for additional deferred financing costs and additional liabilities forgiven as part of the Company's transactions with Spotless, as follows:

      1. The value of the shares of common stock sold by Spotless to the Company's President and Chief Executive Officer has been increased by $86,597, which resulted in an increase of such amount in deferred financing costs from the amount previously reported.
      2. An additional $39,391, net of tax effect, which was owed to Spotless and which was forgiven by the terms of the transaction, has been recorded as a reduction of accrued expenses and an increase in additional paid in capital. 1.

      3. The value of the options and the warrant and the beneficial conversion feature of the Laurus Note have been recalculated, resulting in a reduction of $16,774 to the carrying value of the Laurus Note under "secured convertible note payable."


      The result of these restatements was to increase the net loss for the period by $81,660, as follows:

                                      As Originally Reported        Restated
                                      ----------------------        --------
Net Loss                              $(1,259,281)                  $(1,340,941)
Basic net (loss) per common share     $(0.04)                       $(0.04)

      The financial statements for the fiscal year ended June 28, 2005 have been restated to reclassify costs and liabilities relating to variable equity based compensation and the recovery of claims not billed in prior years, as follows:

      1. The 2005 fiscal year calculation for the liability of the Company and deemed compensation expense under a redeemable common stock agreement with its president and chief executive officer has been recalculated, resulting in a reduction of $70,625 from $146,714 to $76,089.


      2. The 2005 year calculation of compensation expense relating to options granted to the Company's president and chief executive officer has been has been recalculated, resulting in an increase of $100,000, which has been credited to additional paid in capital.



      3. A claim for $440,000 of additional billing to a customer for work done in prior years was settled in the 2005 fiscal year. This amount had been classified as a reduction of selling, general and administrative expenses and has been reclassified as a component of "Revenue."


      The result of the restatements was to increase expense related to variable treatment of officer options and redeemable common stock by $29,375 and reduce net income by the same amount to $53,066 in the 2005 fiscal year as follows:

                                      As Originally Reported        Restated
                                      ----------------------        --------
Net income                            $82,441                       $53,066
Basic net income per common share     $0.00                         $0.00

3. SALES OF CONTROLLING INTEREST AND REFINANCINGS AND SECURED CONVERTIBLE NOTE PAYABLE


      On October 26, 1999, the Board of Directors of the Company created a class of 50,000 shares of preferred stock, par value $.01 per share, designated as the Series B Convertible Preferred Stock (the "Series B Preferred"). Each share of Series B Preferred had a liquidation preference of $79.04, was initially convertible into 1,000 shares of Common Stock, par value $.0001 per share, of the Company (the "Common Stock") (subject to adjustment) and was entitled to cast 1,000 votes, together with the Common Stock and the Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred"), on any matters subject to a vote of the holders of the Common Stock.

      On October 29, 1999, the Company entered into a subscription agreement with Spotless Plastics (USA), Inc. ("Spotless"), a Delaware corporation, pursuant to which the Company issued to Windswept Acquisition Corporation ("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of Spotless, 22,284,683 shares (the "Acquisition Corp. Common Shares") of common stock, par value $.0001 per share ("Common Stock"), and 9,346 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred"), for an aggregate subscription price of $2,500,000 or $.07904 per share of Common Stock and $79.04 per share of Series B Preferred.

      In addition, the Company and its wholly-owned subsidiaries, Trade-Winds Environmental Restoration, Inc. and North Atlantic Laboratories, Inc., as joint and several obligors (collectively, the "Obligors"), borrowed $2,000,000 from Spotless. This borrowing was evidenced by a secured convertible promissory note, dated October 29, 1999 (the "2,000,000 Note"). Outstanding principal under the 2,000,000 Note bore interest at a rate equal to the London Interbank Offering Rate ("LIBOR") plus an additional 1% and was payable monthly. The 2,000,000 Note had a maturity date of October 29, 2004, unless Spotless elected to defer repayment until October 29, 2005. The outstanding principal amount and all accrued and unpaid interest under the 2,000,000 Note was convertible, at the option of Spotless, in whole or in part, at any time, into shares of Common Stock at the rate of one share of Common Stock for every $.07904 of principal and accrued interest so converted (or, in the event that certain approvals had not been obtained at the time of conversion, into shares of Series B Preferred at the rate of one share of Series B Preferred for every $79.04 of principal and accrued interest so converted). In connection with the 2,000,000 Note, each of the Obligors granted to Spotless a security interest in all of their respective assets pursuant to a Security Agreement dated October 29, 1999. The transaction with Spotless described above is hereafter referred to as the "Spotless Transaction".

      On November 16, 2001, Acquisition Corp. exercised its right to convert all 9,346 shares of the Company's Series B preferred stock. As a result of such conversion and in accordance with the terms of the Company's Series B preferred stock, Acquisition Corp. was issued 10,495,174 shares of the Company's common stock. Such amount included 9,346,000 shares as a result of the 1,000:1 conversion ratio, and an additional 1,149,174 shares that were calculated based upon a formula that took into consideration the value of the Series B preferred stock on the date of issuance and the number days elapsed from the date of the issuance of the Series B preferred stock through the conversion date. The issuance of the additional shares of common stock was recorded as a dividend of $390,719. The dividend represented the difference between the fair market value of the Company's common stock issued on November 16, 2001 and the fair market value of the Company's common stock at the date the Series B preferred stock was issued.


      On November 16, 2001, Spotless exercised its right to convert all principal and accrued and unpaid interest on the $2,000,000 Note. As a result of the conversion of the $2,000,000 Note and accrued and unpaid interest, the Company issued 28,555,250 shares of its common stock to Acquisition Corp. in full satisfaction of the $2,000,000 Note and the related accrued and unpaid interest.


      After giving effect to these conversions, until June 30, 2005, Spotless beneficially owned 61,335,107 shares, or approximately 79%, of the Company's issued and outstanding shares of common stock.

      On February 5, 2004, the Company entered into an account receivable finance agreement with Spotless pursuant to which Spotless purchased certain of the Company's accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to the account receivable finance agreement, Spotless had the ability, but not the obligation, to purchase one or more of the Company's accounts receivable, that were approved by Spotless, in its sole discretion, in respect of the particular debtor, invoices and related credit. Pursuant to the agreement, Spotless could purchase accounts receivable at a 15% discount, as adjusted by Spotless in its sole discretion, to invoice prices, which the Company believed was at least as favorable to it as would have been available from an unaffiliated third-party, based upon a good-faith estimate of an applicable discount negotiated at arm's length. In this regard, all of the accounts receivable purchased by Spotless were at a 15% discount except one with an invoice price of $1,028,194, which was purchased at a 31% discount on April 29, 2004, given certain factors, including anticipated slower collections associated with the particular account debtor. In addition, the Company paid monthly discount fees on any purchased accounts receivable based upon invoice prices. Spotless purchased accounts receivable in the aggregate face amount of $4,991,251 from the Company for an aggregate purchase price of $4,080,042. The $911,209 difference between the aggregate face amount and the aggregate purchase price, representing the purchase discounts and the monthly discount fees incurred in the transactions with Spotless were recorded as a component of "Interest Expense" in the Company's consolidated statements of operations. The aggregate amount of the purchase discounts and monthly discount fees under this Agreement were $917,169 for the fiscal year ending June 29, 2004 and $255,585 for the fiscal year ending June 28, 2005. No accounts receivable were sold thereunder in the Company's twenty-six weeks ended December 27, 2005. Each sale of an account receivable was treated as a sale thereof, and not as a secured borrowing, pursuant to SFAS 140. Each sale reduced the Company's accounts receivable on its balance sheet by the face amount thereof and increased cash by the net amount received by the Company (after deducting the purchase discount applied thereto from the face amount thereof). The amount of cash received by the Company in connection with sales of its accounts receivable in its fiscal years ended June 28, 2005 and June 29, 2004 equaled $826,465 and $3,253,585, respectively. The proceeds of these sales of accounts receivable, exclusive of discounts, were recorded as cash provided by operating activities in the Company's statement of cash flows, under the categories "Changes in Operating Assets and Liabilities" under the line item "Accounts Receivable" and under "Net Cash Provided By (Used In) Operating Activities." All discounts under the Accounts Receivable Finance Agreement were recorded within interest expense in the Company's consolidated statements of operations. Further, the Company manages the $189,197 in accounts receivable that it sold to Spotless which remain outstanding while remaining obligated to remit to Spotless any proceeds received, and bears any related litigation costs. The Company did not recognize any service income relating to its management of the accounts receivable sold to Spotless because it deemed any amounts thereof to be immaterial.

      In addition, on June 30, 2005, the Company repurchased from Spotless an account receivable in the face amount of $189,197 which it had previously sold to Spotless pursuant to the Accounts Receivable Finance Agreement, in a non-cash transaction. In connection therewith, the Company is obligated to pay to Spotless $189,197 on or before June 30, 2006. This amount is included as an asset in the Company's accounts receivable on its balance sheet at September 27, 2005, and is also reflected thereon as a liability entitled "liability for repurchased account receivable."


      On June 30, 2005, the Company entered into a financing transaction with Laurus Master Fund, Ltd. pursuant to the terms of a securities purchase agreement, as amended, and related documents. Under the terms of the financing transaction, the Company issued to Laurus:


      o pursuant to the terms of a secured convertible term note, dated June 30, 2005, a three-year note in the principal amount of $5,000,000 (as amended and restated, the "Note"). The Note bears interest at the prime rate as published in the Wall St. Journal plus 2% (but not to less than 7.25%), decreasing by 2% (but not to less than 0%) for every 25% increase in the Market Price (as defined therein) of our common stock above the fixed conversion price of $.09 following the effective date(s) of the registration statement or registration statements covering the shares of our common stock underlying the Note and the warrant issued to Laurus;


      o pursuant to the terms of an Option Agreement, dated June 30, 2005, a twenty-year option to purchase 30,395,179 shares of our common stock at a purchase price of $.0001 per share; and

      o pursuant to the terms of a Common Stock Purchase Warrant, dated June 30, 2005 a seven-year common stock purchase warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share.


      The Option Agreement and the Common Stock Purchase Warrant were valued at $2,200,927 based on the fair value method and this amount was allocated to additional paid-in capital. The shares issuable upon conversion of the face value of the Note resulted in a beneficial conversion feature of $2,200,927, which amount was also allocated to additional paid-in capital. The resulting carrying value of the Note was recorded on the Company's balance sheet, with an effective interest rate of 72.667%.


      After consummating the transaction on June 30, 2005, Laurus subsequently provided additional financing to the Company on the same terms and conditions as follows:


      o On July 13, 2005, Laurus loaned the Company an additional $350,000, and the Company amended and restated the Note, to be in the principal amount of $5,350,000. The additional shares issuable upon conversion of the increased face value of this amended and restated Note had a beneficial conversion feature valued at $38,889, which was allocated to additional paid-in capital. The remaining $311,111 was added to the carrying value of the Note on the Company's balance sheet.
      o On September 9, 2005, Laurus loaned the Company an additional $650,000, and the Company further amended and restated the Note to be in the principal amount of $6,000,000. In accordance with Emerging Issues Task Force (EITF) 98-5, the beneficial conversion value recognized is limited to the amount of the Note proceeds. Accordingly, the $650,000 increased face value of this amended and restated Note had a beneficial conversion value of $650,000, resulting in a carrying value of $0, although the $.41 two-day average stock price of the Company's common stock would have resulted in a beneficial conversion value initially greater than the increased value of the Note.
      o On October 6, 2005, Laurus loaned the Company an additional $1,350,000, and the Company further amended and restated the Note to be in the principal amount of $7,350,000 on substantially the same terms as the original note. In accordance with EITF 98-5, the beneficial conversion value recognized is limited to the amount of the Note proceeds. Accordingly, the $1,350,000 increased face value of this amended and restated Note had a beneficial conversion value of $1,350,000, resulting in a carrying value of $0, although the $.21 two-day average stock price of the Company's common stock would have resulted in a beneficial conversion value initially greater than the increased value of the Note. The Note, in the principal amount of $7,350,000 as of December 1, 2005, is the only note issued to Laurus by the Company that is currently outstanding. (unaudited)

      Set forth below is a summary of the material terms of the agreements governing the Laurus financing transaction.

      The funds borrowed under the Laurus financing are governed by the Securities Purchase Agreement, as amended, the Note, a security agreement, a stock pledge agreement, a registration rights agreement, as amended, and a subsidiary guaranty. Under the terms of the Securities Purchase Agreement, as amended, Laurus had a right to provide the Company with $1,300,000 of financing in addition to the original $5,000,000 that it provided to the Company on the same terms as the original Note. In connection with the additional borrowings described above, Laurus has provided all of such additional financing.

      PRINCIPAL BORROWING TERMS AND PREPAYMENT. Under the terms of the Note, which matures on June 30, 2008, the Company is required to make monthly repayments of principal, on the first of each month, to Laurus in the amount of $229,687.50, commencing as of January 1, 2006. Principal repayments were due to commence starting November 1, 2005, but in November 2005 Laurus agreed to defer the initial repayment date until January 1, 2006. The principal monthly payments due November 1, 2005 and December 1, 2005 in the aggregate amount of $495,375 have been deferred until June 30, 2008. Interest is payable monthly and started to accrue on August 1, 2005. All required principal and interest payments as of the date of this prospectus have been made. The Company is required to pay such amounts in shares of the Company's common stock should all of the following conditions be satisfied:

            o the average closing price of its common stock for the five (5) trading days immediately prior to the first of each month is equal to or greater than $.10;
            o the amount of the payment then due is not an amount greater than thirty percent (30%) of the aggregate dollar trading volume of the common stock for the period of twenty-two (22) trading days immediately prior to the first of each month;
            o the common stock underlying the Note has been registered under an effective registration statement under the Securities Act of 1933 or is otherwise covered by an exemption from registration for resale pursuant to Rule 144 of the Securities Act of 1933;
            o Laurus' aggregate beneficial ownership of the Company's shares of common stock does not and would not by virtue thereof exceed 4.99%; and
            o     the Company is not in default of the Note.

      If any of these conditions are not satisfied, the Company will be required to make payments in cash in an amount equal to 103% of the principal amount, plus accrued interest, then due. Should the Company be required to pay cash, this may have an adverse effect on the Company's cash flow and liquidity.

      The Note may be redeemed by the Company in cash by paying the holder of the Note 120% of the principal amount, plus accrued interest. As discussed below, the holder of the Note may convert all or a portion of the Note, together with related interest and fees, into fully paid shares of the Company's common stock at any time. The number of shares to be issued shall equal the total amount of the Note to be converted, divided by an initial fixed conversion price of $.09.


      If the Company issues shares of common stock to a third-party for consideration below the fixed conversion price of $.09 per share or issue derivative securities convertible into or exercisable for shares of common stock at prices below the fixed conversion price of $.09 per share, then the fixed conversion price of the Note will be reduced to such lower issuance or exercise price. In addition, the conversion price of the Note may be adjusted pursuant to customary anti-dilution provisions, such as if the Company pays a stock dividend, reclassifies its capital stock or subdivides or combines its outstanding shares of common stock into a greater or lesser number of shares.


      The Company may receive proceeds from the exercise of the option and the warrant described above if Laurus elects to pay the exercise price in cash rather than executing a cashless exercise. Laurus may effect a cashless exercise of the warrant if the market price of the Company's common stock exceeds the per share exercise price, and it may effect a cashless exercise of the option if (a) the market price of the Company's common stock exceeds the per share exercise price and (b) (1) the Company has not registered the shares underlying the option pursuant to an effective registration statement or (2) an event of default under the Note has occurred and is continuing. Upon a cashless exercise in lieu of paying the exercise price in cash, Laurus would receive shares of the Company's common stock with a value equal to the difference between the market price per share of the Company's common stock at the time of exercise and the exercise price per share set forth in the option and the warrant, multiplied by the number of shares with respect to which the option or warrant is exercised. There would be no proceeds payable to the Company upon a cashless exercise of the option or the warrant. There can be no assurances that Laurus will exercise the option and warrant or that it will elect to pay the exercise price in cash in lieu of a cashless exercise. On September 12, 2005, the Company issued 1,500,000 shares of its common stock to Laurus in connection with its partial exercise of the Option at an exercise price of $.0001 per share for an aggregate exercise price of $150.

      Laurus has contractually agreed to restrict its ability to convert the Note and/or exercise its warrant and option if such conversion and/or exercise would cause its beneficial ownership of shares of the Company's common stock to exceed 4.99% of the outstanding shares of the Company's common stock. The 4.99% limitation is null and void without notice to the Company upon the occurrence and during the continuance of an event of default or upon 75 days' prior written notice to the Company. However, because Laurus' options are exercisable for nominal consideration, the Company has accounted for the issuance of 184,405 shares of common stock pursuant to a deemed exercise of these options up to the 4.99% limitation. In connection with this, there was no net effect on stockholders' equity in relation to the deemed issuance. As of the date of this prospectus, Laurus directly beneficially owns 1,500,000 shares of the Company's common stock, or approximately 4.46% of its outstanding common stock. As a result, Laurus could only acquire up to approximately 184,405 additional shares, which would constitute a conversion of approximately $16,596 of the principal amount of the Note, while remaining in compliance with the 4.99% limitation. Because Laurus is irrevocably prohibited from waiving this 4.99% limitation, except as described above, even if the other conditions allowing the Company to pay in shares of common stock have been satisfied, if Laurus cannot or does not reduce its ownership of the Company's common stock at a time when such reduction would be necessary to allow the Company to make a payment in shares of common stock, the Company would be required to pay Laurus in cash. This may have an adverse effect on the Company's cash flow and liquidity.

      EVENTS OF DEFAULT AND COLLATERAL. In the event the Company defaults on the Note, the Company will be required to pay 120% of the outstanding principal amount of the Note, plus accrued but unpaid interest. Upon the occurrence of an event of default, the interest rate charged with respect to the Note will be increased by 2% per month until the default is cured. The Note is secured by a lien on substantially all of the Company's assets, including the stock of its subsidiaries, all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, including promissory notes, contract rights and general intangibles, including payment intangibles. The Master Security Agreement, dated June 30, 2005, between the Company and Laurus contains no specific financial covenants. The Master Security Agreement and the Note, as amended, define the circumstances under which they can be declared in default and subject to termination, including:

            o a failure to pay interest and principal payments under the Note when due on the first day of the month or prior to the expiration of the three-business day grace period, unless agreed otherwise;
            o a breach by the Company of any material covenant or term or condition of the Note or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of fifteen or thirty days, as the case may be, after any occurrence thereof;
            o a breach by the Company of any material representation or warranty made in the Note or in any agreement made in connection therewith;
            o any form of bankruptcy or insolvency proceeding instituted by or against the Company, which is not vacated within 30 days;
            o any attachment or lien in excess of $75,000 in the aggregate made upon the Company's assets or a judgment rendered against the Company's property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;
            o a failure to timely deliver shares of common stock when due upon conversion of the Note or a failure to timely deliver a replacement note;
            o an SEC stop trade order or principal market trading suspension of the Company's common stock is in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, if the Company is not able to cure such trading suspension within 30 days of receiving notice or are not able to list the Company's common stock on another principal market within 60 days of such notice;
            o a failure to have authorized and reserved shares of the Company's common stock for issuance on or before November 1, 2006 sufficient to provide for the full conversion of the Note, and full exercise of the option and warrant issued by the Company to Laurus;
            o an indictment or threatened indictment of the Company or any of the Company's executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against the Company or any of the Company's executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of the Company's property; and
            o     the departure of Michael O'Reilly from our senior management.

      ESCROW. The Company also entered into a Funds Escrow Agreement, dated June 30, 2005, with Laurus and Loeb & Loeb LLP, as escrow agent, pursuant to the requirements of the Security Agreement. Under the terms of the Funds Escrow Agreement, the funds from Laurus were placed in escrow pending receipt by the escrow agent of fully executed transaction documents and disbursement instructions, upon receipt of which such funds were released to the Company. No funds remain in escrow.

      REGISTRATION RIGHTS. Pursuant to the terms of a Registration Rights Agreement, dated June 30, 2005 and amended on March 20, 2006, the Company was obligated to file a registration statement with the Securities and Exchange Commission registering the resale of shares of the Company's common stock issuable upon a conversion of the Note and upon the exercise of the option and warrant issued to Laurus up to the number of shares included in the registration statement of which this prospectus is a part and (2) after appropriate corporate action is taken, to increase our authorized shares and after our audited financial statements for the 2006 fiscal year are final, to file a new or post-effective registration statement(s) to cover all the shares issuable upon conversion of the Note and upon the exercise of the option and warrant issued to Laurus. If the registration statement of which this prospectus forms a part is not declared effective by May 10, 2006 by the Securities and Exchange Commission, then the Company will be required to pay to Laurus the following amounts:

            o 1.5% of the principal outstanding on the Note, for the first thirty days, prorated for partial periods, which equals $3,216 per day based upon the $6,431,249 principal amount of the Note outstanding on March 15, 2006; and
            o 2.0% of the principal outstanding on the Note, for each thirty day period, prorated for partial periods, which equals $4,288 per day.

      In addition, penalties at the same percentage rates apply in the event that the second registration statement is not declared effective by December 30, 2006 by the Securities and Exchange Commission.


      The following represents the scheduled repayments of the principal of the Laurus loans along with the accretion of the discounts, as of December 27, 2005:

      Year Ended         Principal       Accreted Discounts         Total
      ----------         ---------       ------------------     ------------
         2006           $ 1,239,236          $   659,839        $  1,899,075
         2007             2,276,683            1,342,447           3,619,130
         2008             2,484,081            3,110,669           5,594,750
                        -----------          -----------        -------------
                        $ 6,000,000          $ 5,112,955        $ 11,112,955
                        ===========          ===========        ============

      As consideration for investment banking services in connection with the securities purchase agreement, as amended, the Company paid $262,900 or 3.58% of the gross proceeds to Laurus Capital Management, L.L.C., which is an affiliate of Laurus Master Fund, Ltd., to which the Company paid a fee of $1,750,000 in connection with the securities purchase agreement, as amended.

      The Company also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of this note, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as the Company is not in default of the note it issued to Laurus. The note the Company issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of its financial obligations to Spotless.


      The benefit from the cancellation of the remaining Spotless obligations was $1,230,228 and has been credited to stockholders' equity, net of a tax benefit of $731,640. In addition, the Company incurred $2,262,852 of transaction expenses, including the $1,750,000 fee paid to Laurus and professional fees relating to these transactions.

      In connection with the transaction with Laurus, the Company, along with Spotless, terminated their account receivable finance agreement, dated February 5, 2004, as amended, except with respect to the Company's obligation to continue to collect and remit payment of outstanding accounts receivable that Spotless had purchased under the agreement. As of June 30, 2005, Spotless was due payment for purchased accounts receivable in the amount of $189,197. As part of the transactions, Spotless assigned to the Company an account receivable with a balance of $189,197, and the Company agreed to pay this amount to Spotless no later than June 30, 2006. This amount is included on the Company's balance sheet as (a) an asset, part of the Company's $8,210,155 accounts receivable at September 27, 2005 and (b) a liability, as an accounts receivable payable.

      On June 30, 2005, Spotless sold 15,469,964 shares of the Company's common stock to Michael O'Reilly, the Company's president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued to Spotless, bearing interest at LIBOR plus 1%. This resulted in the Company recording a charge of $1,195,708, which amount has been added to the deferred financing costs relating to the Laurus transaction. Spotless also surrendered its remaining 45,865,143 shares to the Company for cancellation, which resulted in a credit of $4,587 to additional paid-in capital.

      Mr. O'Reilly issued a personal guaranty to Laurus for $3,250,000 of the Note.

      In addition, the Company issued an option exercisable at $.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of its common stock in connection with his:

            o agreement to a new employment agreement, which (a) does not include a put right that existed in his former employment agreement requiring the Company, under certain circumstances, to buy his shares of its common stock and shares underlying his vested options, and (b) calls for a base salary of $285,000 per year and a bonus equal to 2.5% of our pre-tax income, as defined in the employment agreement; and
            o agreement to personally guarantee the Company's bonding obligations,

      each of which was a condition precedent to the consummation of the Company's financing transaction with Laurus. This option was accounted for in accordance with APB No. 25 based on the intrinsic value method because it was agreed to be issued in connection with Mr. O'Reilly's employment. No portion of this option was allocated to Mr. O'Reilly's $3.25 million personal guaranty to Laurus.

      After giving effect to the above-mentioned financing transactions, Spotless ceased beneficially owning any of the Company's issued and outstanding shares of common stock.

      On June 30, 2005, agreements among the Company, Spotless and Mr. O'Reilly pursuant to which Mr. O'Reilly had the right to sell to the Company, and in certain circumstances to Spotless, all shares of the Company's common stock held by him upon the occurrence of certain events, were terminated. The $76,089 carrying value as of June 28, 2005 of that right to sell was credited to the net cost of recapitalization and finance charges. See
      Note 9.

      On June 30, 2005, the Company issued ten-year options exercisable at $.09 per share to its series A convertible preferred stockholders, including Dr. Kevin J. Phillips, one of its directors, to purchase an aggregate of 500,000 shares of its common stock. The Company valued these options using the Black-Scholes valuation method and recorded deferred financing costs of $44,650 as a credit to additional paid-in capital in connection therewith. The Company also agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the series A convertible preferred stockholders, on each of June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 to the series A convertible preferred stockholders on February 28, 2007. In the aggregate, this was in consideration for their agreement to:

            o propose and vote in favor of an amendment to its certificate of incorporation in order to accommodate the full issuance of the shares of its common stock underlying the Note and the option and warrant the Company issued to Laurus;
            o postpone their right, upon six months' notice after February 2007, to require the Company to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;
            o defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
            o     forbear from appointing a second director until the earlier of
                  (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that the Company has issued to Laurus.

      On June 30, 2005, Michael O'Reilly, the Company's president and chief executive officer and a director, and the series A convertible preferred stock stockholders, one of whom is also a director, agreed to propose and vote in favor of an amendment to its Certificate of Incorporation in order to accommodate the full issuance of the shares of its common stock underlying the Note and the option and warrant the Company issued to Laurus at the Company's next annual shareholders meeting to be held by February 2006. In addition, Mr. O'Reilly, the series A convertible preferred stock stockholders and Anthony P. Towell, a director, entered into lock-up agreements with Laurus that prohibit dispositions of their shares of our common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the Note or (b) June 30, 2010. Additionally, Mr. O'Reilly agreed to guarantee (a) all of the Company's bonding obligations and (b) up to $3,250,000 of the Note.

As a result of these transactions, the Company has recorded deferred financing costs as follows:

             ITEM                                         AMOUNT
-------------------------------                -------------------------
Transactional, insurance costs                                $2,314,172
  and professional fees
Deemed cost to the Company                                     1,195,708
  of the 15,469,964 shares of
  common stock sold by Spotless
  to the Company's president and
  CEO
Options granted to preferred                                      44,650
                                                              ----------
stockholders for forbearance of
mandatory redemption and other
rights
Balance                                                       $3,554,530
                                                              ----------
Amortization of deferred                                         587,690
  financing cost for the twenty-six
  weeks ended
  December 27, 2005
Total deferred financing costs                                $2,966,840
                                                              ----------


4.    LIQUIDITY AND BUSINESS RISKS

      Historically, the Company has financed its operations primarily through issuance of debt and equity securities, through short-term borrowings from its former majority shareholder, and through cash generated from operations. The Company expects to generate sufficient cash flow from operations to support its working capital needs and to adequately fund its current operations for at least the next twelve months. However, any further difficulty collecting its accounts receivable or further significant growth could adversely affect its liquidity. In the event that the Company does not generate sufficient positive cash flow from operations, or if the Company experiences changes in its plans or other events that adversely affect its operations or cash flow, the Company may need to seek additional financing in addition to the financing provided by Laurus. Laurus is under no obligation to provide any funding to the Company. Currently, the Company has no credit facility for additional borrowing.


      On June 30, 2005, the Company issued to Laurus Master Fund, Ltd. a three-year secured convertible term note in the principal amount of $5,000,000. Subsequently, Laurus loaned the Company an additional $2,350,000, and it amended and restated the note accordingly. As of December 27, 2005, the principal amount of the Note outstanding equaled $7,350,000. On November 10, 2005, Laurus agreed to defer the principal monthly payments due in November and December 2005 in the aggregate amount of $495,375 until June 30, 2008, the maturity date of the Note.


      Laurus holds a senior security interest in its and its subsidiaries assets collateralizing the Note, including a pledge of the stock of its subsidiaries. In addition, Spotless holds a subordinated security interest collateralizing its $500,000 note issued to Spotless, which bears interest at a rate of LIBOR plus 1% per annum and is required to be repaid at a rate of $50,000 per month commencing July 1, 2007. The existence of these security interests may impair its ability to raise additional debt capital.

      The Note may be redeemed by the Company in cash by paying the holder of the Note 120% of the principal amount, plus accrued interest. As discussed below, the holder of the Note may convert all or a portion of the Note, together with related interest and fees, into fully paid shares of its common stock at any time. The number of shares to be issued shall equal the total amount of the Note to be converted, divided by an initial fixed conversion price of $.09.


      If the Company issues shares of common stock to a third-party for consideration below the fixed conversion price of $.09 per share or issue derivative securities convertible into or exercisable for shares of common stock at prices below the fixed conversion price of $.09 per share, then the fixed conversion price of the Note will be reduced to such lower issuance or exercise price. In addition, the conversion price of the Note may be adjusted pursuant to customary anti-dilution provisions, such as if the Company pays a stock dividend, reclassify its capital stock or subdivide or combine its outstanding shares of common stock into a greater or lesser number of shares.

      The Company may receive proceeds from the exercise of the option and the warrant described above if Laurus elects to pay the exercise price in cash rather than executing a cashless exercise. Laurus may effect a cashless exercise of the warrant if the market price of its common stock exceeds the per share exercise price, and it may effect a cashless exercise of the option if (a) the market price of its common stock exceeds the per share exercise price and (b) (1) the Company has not registered the shares underlying the option pursuant to an effective registration statement or
      (2) an event of default under the Note has occurred and is continuing. Upon a cashless exercise, in lieu of paying the exercise price in cash, Laurus would receive shares of its common stock with a value equal to the difference between the market price per share of its common stock at the time of exercise and the exercise price per share set forth in the option and the warrant, multiplied by the number of shares with respect to which the option or warrant is exercised. There would be no proceeds payable to the Company upon a cashless exercise of the option or the warrant. There can be no assurances that Laurus will exercise the option and warrant or that it will elect to pay the exercise price in cash in lieu of a cashless exercise. On September 12, 2005, the Company issued 1,500,000 shares of its common stock to Laurus in connection with its partial exercise of the Option at an exercise price of $.0001 per share for an aggregate exercise price of $150.

      Laurus has contractually agreed to restrict its ability to convert the Note and/or exercise its warrant and option if such conversion and/or exercise would cause its beneficial ownership of shares of its common stock to exceed 4.99% of the outstanding shares of its common stock. The 4.99% limitation is null and void without notice to the Company upon the occurrence and during the continuance of an event of default or upon 75 days' prior written notice to us. As of the date of this prospectus, Laurus directly beneficially owns 1,500,000 shares of its common stock, or approximately 4.46% of its outstanding common stock. As a result, Laurus could only acquire up to approximately 184,405 additional shares, which would constitute a conversion of approximately $16,596 of the principal amount of the Note, while remaining in compliance with the 4.99% limitation. Because Laurus is irrevocably prohibited from waiving this 4.99% limitation, except as described above, even if the other conditions allowing the Company to pay in shares of common stock have been satisfied, if Laurus cannot or does not reduce its ownership of its common stock at a time when such reduction would be necessary to allow the Company to make a payment in shares of common stock, the Company would be required to pay Laurus in cash. This may have an adverse effect on its cash flow and liquidity.

      In the event the Company defaults on the Note, it will be required to pay 120% of the outstanding principal amount of the Note, plus accrued but unpaid interest. Upon the occurrence of an event of default, the interest rate charged will be increased by 2% per month until the default is cured. The Note is secured by a lien on substantially all of its assets, including the stock of its subsidiaries, all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, including promissory notes, contract rights and general intangibles, including payment intangibles. The Master Security Agreement, dated June 30, 2005, between the Company and Laurus contains no specific financial covenants. The Master Security Agreement and the Note, as amended, define the circumstances under which they can be declared in default and subject to termination, including:

            o a failure to pay interest and principal payments under the Note when due on the first day of the month or prior to the expiration of the three-business day grace period, unless agreed otherwise;
            o a breach by the Company of any material covenant or term or condition of the Note or in any agreement made in connection therewith and, to the extent subject to cure, the continuation of such breach without remedy for a period of fifteen or thirty days, as the case may be;
            o a breach by the Company of any material representation or warranty made in the Note or in any agreement made in connection therewith;
            o any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
            o any attachment or lien in excess of $75,000 in the aggregate made upon its assets or a judgment rendered against its property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;
            o a failure to timely deliver shares of common stock when due upon conversion of the Note or a failure to timely deliver a replacement note;

            o an SEC stop trade order or principal market trading suspension of its common stock is in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, if the Company is not able to cure such trading suspension within 30 days of receiving notice or are not able to list its common stock on another principal market within 60 days of such notice;
            o failure to have authorized and reserved shares of its common stock for issuance on or before November 1, 2006 sufficient to provide for the full conversion of the Note, and full exercise of the option and warrant issued by the Company to Laurus; and
            o an indictment or threatened indictment of the Company or any of its executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against the Company or any of its executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of its property.


      The Company also entered into a Funds Escrow Agreement, dated June 30, 2005, with Laurus and Loeb & Loeb LLP, as escrow agent, pursuant to the requirements of the Security Agreement. Under the terms of the Funds Escrow Agreement, the funds from Laurus were placed in escrow pending receipt by the escrow agent of fully executed transaction documents and disbursement instructions, upon receipt of which such funds were released to us. No funds remain in escrow.


      Pursuant to the terms of a Registration Rights Agreement, dated June 30, 2005 and amended on March 20, 2006, we are obligated (1) to file a registration statement with the Securities and Exchange Commission registering the resale of shares of our common stock issuable upon a conversion of the Note and upon the exercise of the option and warrant issued to Laurus up to the number of shares included in the registration statement of which this prospectus is a part and (2) after appropriate corporate action is taken, to increase our authorized shares and after our audited financial statements for the 2006 fiscal year are final, to file a new or post-effective registration statement(s) to cover all the shares issuable upon conversion of the Note and upon the exercise of the option and warrant issued to Laurus. If the registration statement of which this prospectus forms a part is not declared effective by May 10, 2006 by the Securities and Exchange Commission, then we will be required to pay to Laurus the following amounts:

            o 1.5% of the principal outstanding on the Note, for the first thirty days, prorated for partial periods, which equals $3,216 per day based upon the $6,431,249 principal amount of the Note outstanding on March 15, 2006; and
            o 2.0% of the principal outstanding on the Note, for each thirty day period, prorated for partial periods, which equals $4,288 per day.

      In addition, penalties at the same percentage rates apply in the event that the second registration statement is not declared effective by December 30, 2006 by the Securities and Exchange Commission.


5.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

                                                        June 28,      June 29,
                                                          2005          2004
                                                       ----------    ----------
      Machinery and equipment                          $5,487,422    $5,386,673
      Office furniture and equipment                      533,572       509,052
      Vehicles                                          2,068,023     2,029,084
      Leasehold improvements                              540,359       540,359
                                                       ----------    ----------
                                                        8,629,376     8,465,168
      Less: accumulated depreciation and
        amortization                                    6,386,731     5,707,705
                                                       ----------    ----------
                                                       $2,242,645    $2,757,463
                                                       ==========    ==========

6.    ACCRUED EXPENSES


      Accrued expenses consist of the following:

                                              June 28,           June 29,
                                                2005               2004
                                            ----------         ----------
      Professional Fees                     $  339,330         $  167,970
      Bonuses                                  228,713            144,443
      Insurance                                387,491            194,050
      Dividends & Interest                     251,668            175,840
      Other                                    404,054            419,398
                                            ----------         ----------
                                            $1,611,256         $1,101,701
                                            ==========         ==========

7.    LONG-TERM DEBT

      Long-term debt (other than the Note and the note issued to Spotless on June 30, 2005) consists of various capitalized leases and auto loans relating to the purchase of vehicles and equipment with interest rates ranging from 0% to 12.25%. The capitalized leases are secured by the underlying vehicles and equipment with a net carrying value of $425,406 at June 28, 2005.

      Repayments of long-term debt as of June 28, 2005 are as follows:


                    Fiscal Years Ending
                    -------------------
                       June 30, 2006                        $   169,612
                       June 30, 2007                            130,273
                       June 30, 2008                             54,267
                       June 30, 2009                              9,014
                       June 30, 2010                              3,846
                                                            -----------
                                                            $   367,012
                                                            ===========


8.    CONVERTIBLE NOTES

      On October 29, 1999, in connection with the sale of controlling interest of the Company, the Company and all of its subsidiaries borrowed $2,000,000 from Spotless pursuant to a secured convertible promissory note that bore interest at a rate equal to LIBOR plus 1 percent. The Spotless Note had a maturity date of October 29, 2004, and was convertible into either 25,304,352 shares of Common Stock or 25,305 shares of Series B Preferred. On November 16, 2001, Spotless exercised its right to convert all principal and accrued and unpaid interest on the $2,000,000 Note. As a result of the conversion of the $2,000,000 Note and accrued and unpaid interest, the Company issued 28,555,250 shares of its common stock in full satisfaction of the $2,000,000 Note and the related accrued and unpaid interest.

      In fiscal 1997, a director of the Company loaned the Company $100,000 and was issued a 12% convertible promissory note providing for, at the option of the note holder, the conversion of the principal and accrued and unpaid interest at the rate of $.25 per share of Common Stock. On December 31, 1997, the conversion price was adjusted to $0.15 per share of Common Stock. In fiscal 2003, the Company repaid such note and related interest in full.

9.    REDEEMABLE CONVERTIBLE PREFERRED STOCK


      In connection with the acquisition of NAL in February 1997, the Company issued 1,300,000 shares of redeemable convertible series A preferred stock ("RCPS") having a liquidation value of $1.00 per share plus accumulated dividends. The dividend rate is the greater of (i) 6%, or (ii) the inflation rate (as defined) plus 2.5%. Each share of RCPS has one vote per share. After February 1998, the RCPS holders can convert their preferred shares to common at a ratio of one share of preferred to one share of common stock, subject to adjustment. The RCPS is currently redeemable by the Company. The RCPS is subject to redemption, in whole or in part, at the option of the Company, for a redemption price per share equal to the higher of (a) $1.00, plus any accrued and unpaid dividends, or (b) the market price of one share of the Company's Common Stock (the "Redemption Price"). The RCPS is also subject to redemption, in whole or in part, at the option of the holders thereof, upon six months' notice at any time after February 2007, for a redemption price per share equal to the Redemption Price.

      In March 1998, the holders of the RCPS exercised their right to elect one member to the Board and vote together with common stockholders on the election of additional Directors and all other Company matters.

      Pursuant to the terms of the RCPS, the Company is prohibited, without first obtaining the approval of at least a majority of the holders of the RCPS, from (i) altering or changing the rights, preferences, privileges or restrictions of shares of RCPS, (ii) increasing the authorized number of shares or adjusting the par value of RCPS, (iii) issuing any shares of capital stock ranking senior as to dividends or rights upon liquidation or dissolution to the RCPS or (iv) issuing any common stock at a price below the conversion price, as defined, to any officer, director or 10% shareholder. The liquidation value of the RCPS was $1,300,000 at June 28, 2005, June 29, 2004 and July 1, 2003, respectively. The accumulated dividends payable to the holders of the Series A preferred stock as of September 27, 2005, June 28, 2005, June 29, 2004 and July 1, 2003 was
      $101,500, $39,000, $117,000 and $0, respectively.

      On June 30, 2005, the Company (a) issued ten-year options exercisable at $.09 per share to the holders of the Company's RCPS, including Dr. Kevin
      J. Phillips, one of its directors, to purchase an aggregate of 500,000 shares of the Company's common stock and (b) agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the holders of the RCPS, on each of June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 the holders of the RCPS on February 28, 2007 in consideration for their agreement to (1) postpone their right to require the redemption of their RCPS upon six months' notice after February 2007 until the earlier of (a) six months after the repayment of the note the Company issued to Laurus or (b) June 30, 2010; and (2) defer receipt of dividend payments on the RCPS due on and after June 30, 2005 until the earlier of (a) six months after the repayment of the note the Company issued to Laurus or (b) June 30, 2010. In connection with this arrangement, the accumulated dividends payable to the holders of the Series A Preferred Stock was $101,500 as of September 27, 2005.


10.   REDEEMABLE COMMON STOCK


      On October 29, 1999, the Company entered into an Amended and Restated Employment Agreement (the "Employment Agreement") with Michael O'Reilly, the Company's President and Chief Executive Officer. The Employment Agreement was for an initial term of five years, which was automatically extended for an additional year, called for a base salary of $285,000 per year and a bonus equal to 2.5 percent of the Company's pre-tax income (as that term is defined in the Employment Agreement). Upon the termination of Mr. O'Reilly's employment by the Company (other than termination for cause, death or disability or his resignation without good reason, as defined in the Employment Agreement), Mr. O'Reilly was to be entitled to sell, in a single transaction:


            o an aggregate of 177,333 shares of common stock held by him as of October 29, 1999; and
            o an aggregate of 8,836,309 shares of common stock underlying options to purchase shares of common stock of the Company held by him, to the extent vested and exercisable,


      (collectively the "O'Reilly Shares"), back to the Company (or pursuant to a letter agreement, dated October 29, 1999, between Michael O'Reilly and Spotless (the "Letter Agreement"), to Spotless to the extent that the Company's capital would be impaired by such a purchase) at a mutually agreeable price; provided, however, that Mr. O'Reilly was required to surrender, for no additional consideration, his option to purchase 2,811,595 shares and the ability to require the Company or Spotless to purchase such shares if the option had not vested as of the date of any repurchase of the O'Reilly Shares. In addition, pursuant to the Letter Agreement, Michael O'Reilly had the right, upon receipt of notice that Spotless and any of its affiliates has acquired a beneficial ownership of more than 75 percent of the outstanding shares of common stock (on a fully diluted basis), to require Spotless to purchase, in a single transaction, the O'Reilly Shares. The purchase price applicable to any such purchase was to be at a price mutually agreed upon. If the parties were not able to agree upon a purchase price, then the purchase price was to be determined based upon a procedure using the appraised value of the Company at the time such obligation to purchase arises. Mr. O'Reilly's options to purchase 3,350,000 of the O'Reilly Shares vested immediately. Mr. O'Reilly's option to purchase 2,674,714 of the O'Reilly Shares vested as follows:


            o     891,572 shares on October 29, 2000;
            o     891,571 shares on October 29, 2001; and
            o     891,571 shares on October 29, 2002.


      The option to purchase the 2,811,595 shares of the O'Reilly Shares vested on November 16, 2001 upon the conversion by Spotless of the $2,000,000 Note. The O'Reilly Shares included an aggregate of 0, 7,663,642, 5,663,642, 7,663,642 and 8,813,642 shares of common stock , consisting of 177,333 shares held and shares of common stock underlying fully vested options, as of December 27, 2005, June 28, 2005, September 28, 2004, June 29, 2004 and July 1, 2003, respectively.

      The Company recorded compensation expense (benefit) of $76,089, ($348,626) and ($593,246) relating to the O'Reilly Shares in the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, respectively.

      On June 30, 2005, Spotless sold 15,469,964 shares of the Company's common stock to Michael O'Reilly, the Company's president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued to Spotless, bearing interest at LIBOR plus 1%. Spotless surrendered its remaining 45,865,143 shares to the Company for cancellation. In addition, the Company issued a ten year option exercisable at $.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of its common stock.

      On June 30, 2005, agreements between the Company, Spotless and Mr. O'Reilly pursuant to which Mr. O'Reilly had the right to sell to the Company, and in certain circumstances to Spotless, all shares of the Company's common stock held by him upon the occurrence of certain events, were terminated.


11.   INCOME TAXES


      The (benefit) provision for income taxes for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 consists of the following:


                              Fiscal Year        Fiscal Year        Fiscal Year
                                 Ended             Ended               Ended
                                June 28,          June 29,             July 1,
                                  2005              2004                2003
                              -----------        -----------        -----------
Current:
   Federal                    $    25,067        $  (648,645)       $(1,080,186)
   State                           12,260             13,700              6,400
                              -----------        -----------        -----------
                                   37,327           (634,945)        (1,073,786)
                              -----------        -----------        -----------
Deferred:
   Federal                             --                 --                 --
   State                               --                 --                 --
                              -----------        -----------        -----------
                              $    37,327        $  (634,945)       $(1,073,786)
                              ===========        ===========        ===========


      The benefit for income taxes for the fiscal years ended June 29, 2004 and July 1, 2003 represents the federal tax refund resulting from the carry back of the net loss incurred in each fiscal year net of state tax expense. The benefit for income taxes for the fiscal year ended June 28, 2005 represents the effect of carryforward losses from prior years. During its fiscal year ended June 28, 2005, the Company received a refund of $641,795, which was reflected on its statement of cash flows in the line item "Income tax refund". The refund equaled the current year tax benefit (net of state taxes) as the only tax benefit provided were the refunds because the deferred taxes were subject to a 100% tax valuation. At June 28, 2005, the Company has net operating loss carryforwards for tax purposes of approximately $1,981,000 that expire as follows: $68,115 per year for 14 years from June 2006 through June 2019 and $1,027,390 in June 2024. As a result of a change in the Company's ownership on June 30, 2005, net operating loss carryforwards are subject to significant annual usage limitations which have not yet been determined.

      The Company's effective tax rate for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 differs from the federal statutory rate as a result of the following:

                                           Fiscal Year  Fiscal Year  Fiscal Year
                                              Ended        Ended       Ended
                                             June 28,     June 29,     July 1,
                                               2005         2004        2003
                                                (%)         (%)          (%)
                                             --------     --------     -------
Statutory United States federal tax rate        34.0      (34.0)       (34.0)
State income taxes, net of federal benefit      19.1         .2           .2
Utilization of federal and state net
operating loss carryforwards                     0.0        0.0          0.0
Fines and penalties                             13.5        0.2          1.0
Entertainment                                    3.9        0.1          1.5
Other                                             --         --          1.7
Valuation allowance                            (39.3)      18.3        (40.0)
                                              ------     ------       ------
                                                31.2      (15.2)       (69.6)
                                              ======     ======       ======

      Deferred tax assets consisted of the following components at June 28, 2005, June 29, 2004 and July 1, 2003:




                                                             2005                  2004                   2003
                                                         -----------            -----------            -----------
      Net operating loss and credit carryforwards        $ 1,331,000            $ 1,712,000            $   614,000
      Reserves                                               697,000                281,000                128,000
      Deferred compensation                                   62,000                     --                139,000
      Depreciation                                          (302,000)              (281,000)              (217,000)
      Other, net                                              70,000                 64,000                 60,000
                                                         -----------            -----------            -----------
                                                           1,858,000              1,776,000                724,000
      Less: Valuation allowance                            1,858,000              1,776,000                724,000
                                                         -----------            -----------            -----------
      Net deferred tax asset                             $        --            $        --            $        --
                                                         ===========            ===========            ===========

      At June 28, 2005, June 29, 2004 and July 1, 2003, the Company provided a full valuation allowance against the gross deferred tax asset. Such valuation allowance was recorded because management does not believe that the utilization of the tax benefits from operating losses and other temporary differences are "more likely than not" to be realized.


12.   COMMITMENTS

      Future minimum lease payments under noncancellable operating leases for office space as of June 28, 2005 are as follows:


                        Fiscal Years Ending,
                 -----------------------------------
                 June 30, 2006                                    $458,132
                 June 30, 2007                                     379,407
                                                                  --------
                 Total future minimum lease payments              $837,539
                                                                  ========


      Total rental expense was $366,204, $434,790 and $357,510, for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, respectively.

13.   STOCK ISSUANCES

      During the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, the Company did not issue any shares of common or preferred stock.

      On September 12, 2005, the Company issued 1,500,000 shares of its common stock to Laurus, pursuant to its partial exercise of an option the Company issued to Laurus on June 30, 2005 to purchase such shares at an exercise price of $.0001 per share, or $150 in the aggregate with respect to the partial exercise.

      On June 30, 2005, the Company sold to Laurus a secured convertible note in the principal amount of $5,000,000, pursuant to a Securities Purchase Agreement, as amended, and related agreements. In addition, the Company also issued to Laurus, as part of the financing transaction and for no separate or additional consideration, (a) a twenty-year option to purchase 30,395,179 shares of the Company's stock at a purchase price of $.0001 per share and (b) a seven-year common stock purchase warrant to purchase 13,750,000 shares of the Company's common stock at a purchase price of $0.10 per share. On July 13, 2005, Laurus loaned the Company an additional $350,000 on the same terms and conditions as the original secured convertible term note and amended and restated the note to be in the principal amount of $5,350,000. On September 9, 2005, Laurus loaned the Company an additional $650,000 on the same terms and conditions as the original financing transaction and further amended and restated the note to be in the principal amount of $6,000,000. On October 6, 2005, Laurus loaned the Company an additional $1,350,000 on the same terms and conditions as the original secured convertible term note and further amended and restated the note to be in the principal amount of $7,350,000. The replacement note is repayable monthly at the rate of $229,787.50 plus accrued but unpaid interest, as of January 1, 2006, after giving effect to a two-month amortization deferral granted by Laurus in November 2005.

      In addition, the Company issued a subordinated secured promissory note to Spotless in the principal amount of $500,000. Spotless surrendered its remaining 45,865,143 shares to the Company for cancellation on June 30, 2005. Additionally, the Company issued (i) an option exercisable at $.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of its common stock and (ii) ten-year options exercisable at $.09 per share to the Company's series A convertible preferred stock stockholders, including Dr. Kevin J. Phillips, one of the Company's directors, to purchase an aggregate of 500,000 shares of its common stock in consideration for their agreement to:

            o propose and vote in favor of an amendment to its certificate of incorporation in order to accommodate the full issuance of the shares of its common stock underlying the Note and the option and warrant the Company issued to Laurus;
            o postpone their right, upon six months' notice after February 2007, to require the Company to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;
            o defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
            o     forbear from appointing a second director until the earlier of
                  (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that the Company has issued to Laurus.

      On May 24, 2005, the Company's board of directors granted a non-plan ten-year option exercisable at $.06 per share to Anthony P. Towell to purchase 250,000 shares of common stock in connection with his service on its then-existing special committee. Mr. Towell would only be required to pay cash to the Company, if at all, in connection with exercising the option prior to expiration. This option was accounted for in accordance with APB No. 25 based on the intrinsic value method as described in Note 1 under "Stock-based Compensation."

      On May 24, 2005, the Company's board of directors granted a non-plan five-year option exercisable at $.01 per share and $0.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of common stock, respectively, in an effort to continue incentivizing him in his capacity as the Company's President and Chief Executive Officer. Mr. O'Reilly would be required to pay cash to the Company, if at all, in connection with exercising the option prior to expiration. The Company recorded these options based on the intrinsic value method and recognized an expense of $100,000 in connection therewith pursuant to APB No. 25.

      On December 6, 2004, the Company's board of directors granted a ten-year option exercisable at $.035 per share to each of Anthony P. Towell and Dr. Kevin J. Phillips to purchase 100,000 shares of common stock under the Company's 2001 Equity Incentive Plan in connection with their service as the Company's directors. Mr. Towell and Dr. Phillips would only be required to pay cash to the Company, if at all, in connection with exercising their options prior to expiration. These options were accounted for in accordance with APB No. 25 based on the intrinsic value method as described in Note 1 under "Stock-based Compensation."


14.   STOCK OPTIONS


      As of December 27, 2005, 2,850,000 shares of common stock were reserved for issuance upon the exercise of options then outstanding and 5,150,000 shares were available for future grant under the Company's three stock option plans, under which options may be granted to key employees, directors, and other persons rendering services to the Company. As of December 27, 2005, in addition to shares reserved for issuance (a) under the Company's equity incentive plans, (b) upon exercise of options and warrants issued to Laurus and (c) upon exercise of options granted to the series A preferred stockholders, 23,456,273 shares of common stock were reserved for issuance upon the exercise of options and warrants then outstanding to its chief executive officer and president and one of its directors that were not covered under the Company's three stock option plans. Options which are designated as "incentive stock options" under the option plans may be granted with an exercise price not less than the fair market value of the underlying shares at the date of the grant and are subject to certain quantity and other limitations specified in Section 422 of the Internal Revenue Code. Options which are not intended to qualify as incentive stock options may be granted at any price, but not less than the par value of the underlying shares, and without restriction as to amount. The options and the underlying shares are subject to adjustment in accordance with the terms of the plans in the event of stock dividends, recapitalizations and similar transactions. The right to exercise the options generally vests in increments over periods of up to five years from the date of grant or the date of commencement of the grantee's employment with the Company, up to a maximum term of ten years for all options granted.

      The summary of the status of the Company's outstanding stock options for the twenty-six weeks ended December 27, 2005 and the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 is presented below:

                                                  Employees       Weighted                Weighted                Weighted
                                                     and           Average     Non-        Average      Non-       Average
                                                  Directors       Exercise   Employee     Exercise    Employee    Exercise
                                                   Options          Price     Options       Price     Warrants      Price
                                                 -----------      -------  -----------    ---------  -----------   --------
Outstanding at July 2, 2002                       12,941,677      $   .13       48,100    $     .21           --         --
Granted                                              300,000      $   .16           --           --           --         --
Forfeited                                         (1,420,059)     $   .21      (18,100)   $     .01           --         --
Exercised                                                 --           --           --           --           --         --
                                                 -----------               -----------
Outstanding at July 1, 2003                       11,821,618      $   .12       30,000    $     .41           --         --
Granted                                              650,000      $   .22           --           --           --         --
Forfeited                                         (2,175,000)     $   .26      (30,000)   $     .41           --         --
Exercised                                                 --           --           --           --           --         --
                                                 -----------               -----------
Outstanding at June 29, 2004                      10,296,618      $   .14           --           --           --         --
Granted                                            2,700,000      $   .03           --           --           --         --
Forfeited                                         (2,160,309)     $   .03           --           --           --         --
Exercised                                                 --           --           --           --           --         --
                                                 -----------      -------  -----------    ---------  -----------   --------
Outstanding at June 28, 2005                      10,836,309      $   .09           --           --           --         --
Granted                                           15,969,964          .09   30,395,179        .0001   13,750,000        .10
Forfeited                                                 --           --           --           --           --         --
Exercised                                                 --           --   (1,500,000)       .0001           --         --
                                                 -----------      -------  -----------    ---------  -----------   --------
Outstanding at December 27, 2005
(unaudited)                                       26,806,273      $   .11   28,895,179        .0001   13,750,000        .10
                                                 ===========      =======  ===========    =========  ===========   ========
Options exercisable at July 1, 2003               11,821,618      $   .12                 $     .41           --         --
                                                 ===========      =======  ===========    =========  ===========   ========
Options exercisable at June 29, 2004              10,296,618      $   .14           --    $      --           --         --
                                                 ===========      =======  ===========    =========  ===========   ========
Options exercisable at June 28, 2005              10,836,309      $   .09           --    $      --           --         --
                                                 ===========      =======  ===========    =========  ===========   ========
Options exercisable at December 27, 2005
(unaudited)                                       26,806,273      $   .11   28,895,179        .0001   13,750,000        .10
                                                 ===========      =======  ===========    =========  ===========   ========

      The above table does not include the effect of 184,405 shares underlying an option issued to Laurus on June 30, 2005, which are deemed exercised because of nominal consideration at December 27, 2005 for financial statement presentation purposes.

                                  Number       Weighted          Number
                               Outstanding      Average       Exercisable
                                    at         Remaining           at
                   Exercise    December 27,   Contractual     December 27,
                     Price         2005       Life (years)        2005
                   --------    -----------    ------------     ----------
                     $.0001     28,895,179       19.50         28,895,179
                       $.01      2,000,000        4.42          2,000,000
                      $.035        200,000        8.92            200,000
                       $.06        250,000        9.42            250,000
                      $.079      5,486,309        3.75          5,486,309
                       $.08        200,000        2.92            200,000

                       $.16        600,000        1.21            600,000
                       $.17        400,000        0.58            400,000
                     $.1875        250,000        4.46            250,000
                       $.19        650,000        0.67            650,000
                       $.22        200,000        2.00            200,000
                       $.23        350,000        0.75            350,000
                       $.34        250,000        2.67            250,000
                       $.09     15,969,964        4.47         15,969,964
                                ----------                     ----------
                                55,701,452                     55,701,452
                                ==========                     ==========


15.   FINANCING AND RELATED PARTY TRANSACTIONS


      As of June 28, 2005, the Company owed Spotless Plastics (USA) Inc. $5,000,000 of principal and $127,730 of interest under the Spotless Loan, in the original principal amount of $1,700,000. The Spotless note was collateralized by all of the Company's assets. During the fiscal year ended June 29, 2004, the Company borrowed $3,300,000 from Spotless for working capital requirements and to fund losses.

      As of June 28, 2005, Spotless was due payment from third parties for accounts receivable in the amount of $189,197 purchased under its account receivable agreement dated February 5, 2004, with the Company. As of such date, Spotless had purchased from the Company an aggregate amount of its accounts receivable equaling $4,991,252 at an aggregate purchase discount of $911,202, for an aggregate purchase price of $4,080,050. Pursuant to the account receivable finance agreement, Spotless was able to purchase certain of the Company's accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to an administrative services arrangement, Spotless also provided the Company with certain administrative services including the services of its former vice president of finance and administration. During the Company's fiscal years 2005, 2004 and 2003, the Company was charged by Spotless an administrative fee of $84,138, $131,556 and $101,256, respectively, of which $84,138 remained unpaid and included in accrued expenses as of June 28, 2005. On June 30, 2005, Spotless agreed to forgive the $84,138 in administrative fees that was outstanding.

      The Company also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of the note the Company issued to Spotless, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as the Company is not in default on the Laurus Note. The note the Company issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of the Company's financial obligations to Spotless. In connection with this financing transaction, the Company, along with Spotless, terminated the account receivable finance agreement between them, except with respect to the Company's obligation to continue to collect and remit payment of accounts receivable that Spotless purchased under the agreement. As part of the transactions, Spotless assigned to the Company an account receivable with a balance of $189,197 and to the Company agreed to pay this amount to Spotless no later than June 30, 2006.

      On June 30, 2005, Messrs. Peter Wilson, John Bongiorno, Ronald Evans and Brian Blythe, who were nominees of Spotless, resigned as directors of the Company, and Mr. Charles L. Kelly, Jr., also a Spotless nominee, resigned as the Company's chief financial officer and as a director. In addition, Mr. Joseph Murphy, an employee of Spotless, resigned as the Company's vice president of finance and administration and secretary. Pursuant to a transition services agreement, Spotless agreed to provide the services of Mr. Murphy to the Company, including in relation to advice in the areas of:


            o     administration;
            o     accounting, finance and risk management; and
            o assisting in the preparation and review of its reports filed with the SEC during a six-month transitional process for a fee of $5,000 per month and a payment of $25,000 to Mr. Murphy at the end of the transitional period.


      On June 30, 2005, Spotless, through one of its wholly owned subsidiaries, sold 15,469,964 shares of common stock of the Company to Michael O'Reilly, the Company's president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued by Mr. O'Reilly to Spotless, bearing interest at LIBOR plus 1%. Spotless also surrendered its remaining 45,865,143 shares to the Company for cancellation.

      Mr. O'Reilly issued a personal guaranty to Laurus for $3,250,000 of the Note.

      In addition, the Company issued a ten year option exercisable at $.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of common stock in connection with his:

            o agreement to a new employment agreement, which (a) does not include a put right that existed in his old employment agreement requiring the Company, under certain circumstances, to buy his shares of common stock and shares underlying his options, and (b) calls for a base salary of $285,000 per year and a bonus equal to 2.5% of its pre-tax income, as defined in the employment agreement; and
            o agreement to personally guarantee the Company's bonding obligations, each of which was a condition precedent to the consummation of its financing transaction with Laurus.

      The Company recorded the option pursuant to APB No. 25 because it was agreed to be issued in connection with Mr. O'Reilly's employment. No portion of this option was allocated to Mr. O'Reilly's guaranty to Laurus.

      On May 24, 2005, the Company issued non-plan five-year options exercisable at $.01 per share and $0.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of common stock, respectively, in an effort to continue incentivizing him in his capacity as the Company's president and chief executive officer. The Company recorded these options based on the intrinsic value method and recognized an expense of $100,000 in connection therewith pursuant to APB No. 25.

      On June 30, 2005, the Company (a) issued ten-year options exercisable at $.09 per share to its series A convertible stock preferred stockholders, including Dr. Kevin J. Phillips, one of its directors, to purchase an aggregate of 500,000 shares of its common stock and (b) agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the series A convertible preferred stockholders, on each June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 to
      the series A convertible preferred stockholders on February 28, 2007 in consideration for their agreement to:

            o propose and vote in favor of an amendment to its certificate of incorporation in order to accommodate the full issuance of the shares of its common stock underlying the Note and the option and warrant the Company issued to Laurus;
            o postpone their right, upon six months' notice after February 2007, to require the Company to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;
            o defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
            o     forbear from appointing a second director until the earlier of
                  (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that the Company has issued to Laurus.

      On June 30, 2005, Michael O'Reilly and the series A convertible preferred stock stockholders, including Dr. Kevin J. Phillips, who is a director, agreed, pursuant to a forbearance and deferral agreement to which the Company is a party, to propose and vote in favor of an amendment to the Company's Certificate of Incorporation in order to accommodate the full issuance of the shares of its common stock underlying the Note, the option and warrant the Company issued to Laurus at the Company's next annual shareholders meeting to be held by March 1, 2006. In addition, Mr. O'Reilly, the series A convertible preferred stock stockholders and Anthony P. Towell, a director, entered into lock-up agreements with Laurus that prohibit a disposition of their shares of common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the note the Company issued to Laurus or (b) June 30, 2010. On December 6, 2004, the Company issued a ten-year option exercisable at $.035 per share to Dr. Kevin J. Phillips to purchase 100,000 shares under its 2001 Equity Incentive Plan in connection with his service as a director of the Company.

      During its fiscal year ended July 1, 2003, the Company repaid a $100,000 convertible note held by Anthony P. Towell, a director. This note was issued in 1997, provided for interest at a rate equal to 12% per annum and was convertible at a rate of $.15 per share of common stock. On May 24, 2005, the Company issued a non-plan ten-year option exercisable at $.06 per share to Anthony P. Towell to purchase 250,000 shares in connection with his service on the then-existing special committee of the Company. On December 6, 2004, the Company issued a ten-year option exercisable at $.035 per share to Anthony P. Towell under its 2001 Equity Incentive Plan in connection with his service as a director of the Company.

      On December 16, 1998, the Company entered into an operating lease agreement with Michael O'Reilly, its president and chief executive officer. Pursuant to the terms of the arrangement that expired in December 2002 and has continued on a month-to-month basis thereafter, the Company leases a forty-two foot custom Topaz boat for monthly rental payments of $5,000. The leasing arrangement was necessitated by a marine assistance contract that expired on December 31, 2000, although the arrangement continues to provide the Company with its largest floating vessel capable of handling specialty equipment and facilitating an offshore support crew. The Company is responsible for all taxes, insurance and repairs pertaining to this boat.

      The Company had an oral understanding with Michael O'Reilly pursuant to which the Company paid the full carrying costs, including mortgage payments, of a condominium that he beneficially owned and that the Company used for marketing and employee-relations purposes. The full carrying costs during the Company's fiscal years ended June 28, 2005 and June 29, 2004 were approximately $7,150 and $17,800, respectively. In connection with this arrangement, we also provided mitigation and restoration goods and services to Mr. O'Reilly in fiscal 2004 in connection with severe water damage caused by a failed water heater at the condominium that he beneficially owned and allowed us to use for marketing and employee-relations purposes. In connection with these services, the Company's entire direct costs and allocated overhead, without a markup, equaled approximately $56,780.

      In February 1997, the Company issued 650,000 shares of redeemable convertible preferred stock to Dr. Kevin J. Phillips, a director and an additional 650,000 shares of redeemable convertible preferred stock to a business partner of Dr. Phillips. During fiscal years 2005, 2004 and 2003, the Company paid an aggregate of $0, $39,000 and $78,000, respectively, of dividends and accrued interest to the redeemable convertible preferred stockholders.


      The Company paid a former director $24,385 and $46,926 for consulting services in its fiscal years 2004 and 2003, respectively.

      The Company believes that all transactions that the Company has entered into with its officers, directors and principal stockholders, except its provision of mitigation and restoration services to its president and chief executive officer as discussed above, have been on terms no less favorable to the Company than those available from unrelated third parties.

      See Notes 3 and 4.

16.   CONTINGENCIES

      Litigation and Disputes


      On August 5, 2004, the Company commenced an action in the New York State Supreme Court, County of New York, seeking to collect approximately $1,255,000 of contractual billings relating to a large roof tar removal project. On October 15, 2004, the Economic Development Corporation filed an answer, denying the Company's claims. On November 4, 2004, the Economic Development Corporation filed an amended answer denying the Company's claims and asserting counterclaims in unspecified amounts seeking liquidated damages, reimbursement for consultant's fees and breach of contract. The case is currently in pre-trial discovery. This aggregate amount of $1,255,000 was recorded when billed as revenues of $32,561, $726,257 and $496,182 during the Company's fiscal years ended July 2, 2002, July 1, 2003 and June 29, 2004, respectively, and is included in the Company's accounts receivable because management believes that the realization of the full amount thereof is probable.

      In April 2003, the Company commenced a remediation project in New York City for a local utility to remove sediment from an oil storage tank. During the course of the project, the sediment in the tank was found to be substantially different than the sediment that the customer represented to be in the tank prior to the inception of the project. The Company continued to work on the project so as not to default on the terms which it understood to exist with the customer. The additional costs incurred to remove this matter were approximately $1,600,000. As of June 28, 2005, the Company recognized revenue of approximately $1,700,000 with respect to the original scope of this project. All amounts due under the original contract have been paid. The Company has not recognized the revenue associated with its claim because the amount thereof is not presently reliably estimable. The project has been substantially completed and the customer has refused to acknowledge its liability for these additional charges billed. On October 22, 2004, the Company commenced an action against a local utility company in the New York State Supreme Court, County of New York, claiming that it is entitled to approximately $2,000,000 of contractual billings and related damages in connection with this matter. On December 6, 2004, the local utility company filed an answer, denying its claims. The case is currently in pre-trial discovery.


      On April 16, 2002, two customers commenced an action against the Company and Michael O'Reilly, the Company's CEO, in the Supreme Court of the State of New York, County of New York, claiming that they are entitled to approximately $4,400,000 of damages relating to alleged breaches of a contract for a residential construction project. On May 7, 2002, the Company filed an answer denying the plaintiffs' claims and seeking approximately $45,418 in a counterclaim for uncollected accounts. The Company believed it had meritorious defenses and that the likelihood of an unfavorable outcome was remote. On November 1, 2005, the Company settled this matter by agreeing to pay $60,000 to the plaintiffs in six equal monthly installments beginning December 1, 2005.

      As of April 17, 2006, the Company is a plaintiff in 17 lawsuits, including those described above, claiming an aggregate of approximately $7,173,000 pursuant to which it is seeking to collect amounts it believes owed to it by customers, primarily with respect to changed work orders or other modifications to its scope of work. Of this approximate $7,173,000 approximately $5,173,000 is included in accounts receivable (for which there is a reserve of $1,551,00) and $2,000,000 represents claims that have not been recognized. The defendants in these actions have asserted counterclaims for an aggregate of approximately $500,000.

      The Company is a party to other litigation matters and claims that are normal in the course of its operations, and while the results of such litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a materially adverse effect on the Company's consolidated financial statements.


17.   MAJOR CUSTOMERS, GEOGRAPHIC INFORMATION AND CREDIT CONCENTRATIONS

      During the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, the Company recognized net sales to significant customers as set forth below:

                                    June 28,       June 29,        July 1,
         Major Customers              2005           2004           2003
   --------------------------      ----------     ----------     ----------
          Customer A                     19%             4%             0%
          Customer B                      4%             0%            19%
          Customer C                      4%             0%             0%


      The Company is not dependent upon its relationship with any customer in the fiscal year ended June 28, 2005. The level of business with a particular customer in a succeeding period is not expected to be commensurate with the prior period, principally because of the project nature of the Company's services. However, because of the significant expansion of the Company's services provided, the Company believes that the loss of any single customer would not have a material adverse effect on the Company's financial condition and results of operations, unless the revenues generated from any such customer were not replaced by revenues generated by other customers.

      At June 28, 2005, 15 percent of the Company's accounts receivable related to one customer. At June 29, 2004, 19 percent of the Company's accounts receivable related to one customer. During the fiscal year ended June 28, 2005, the Company had no sales to customers outside the United States. During the fiscal year ended June 29, 2004, the Company had sales of approximately $23,000 to a customer outside the United States. During the fiscal year ended July 1, 2003, the Company had sales of approximately $460,000 to a customer outside the United States. All of the Company's long-lived assets reside entirely in the United States.

      The Company is highly dependent upon the continuing contributions of key managerial, technical and marketing personnel. Employees may voluntarily terminate their employment with the Company at any time, and competition for qualified technical personnel, in particular, is intense. The loss of the services of any of its key managerial, technical or marketing personnel, especially Michael O'Reilly, its chief executive officer, could materially adversely affect the Company's business, financial condition and results of operations.


      The Company contracts with a limited number of customers that are involved in a wide range of industries. A small number of customers may therefore be responsible for a substantial portion of revenues at any time. While management assesses the credit risk associated with each prospective customer prior to the execution of a definitive contract, no assurances can be given that such assessments will be correct and that the Company will not incur substantial, noncollectible accounts receivable.

18.   NET INCOME (LOSS) PER SHARE

      The following table sets forth the computation of the basic and diluted net (loss) income per share for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003:

                                                 Fiscal Year       Fiscal Year         Fiscal Year
                                                   Ended              Ended               Ended
                                                  June 28,           June 29,            July 1,
                                                    2005               2004               2003
                                                 ----------        ------------        -----------
      Numerator:
         Net (loss) income attributable
            to common shareholders               $  (24,934)       $ (3,613,334)       $  (547,004)
         Add interest and amortization
            on convertible notes, net of
            tax                                          --                  --                 --
                                                 ----------        ------------        -----------
                                                 $  (24,934)       $ (3,613,334)       $  (547,004)
                                                 ==========        ============        ===========
      Denominator:
         Share reconciliation:
            Shares used for basic
               (loss) income per share           77,936,358          77,936,358         77,936,358
            Effect of dilutive items:
               Stock options                        654,187                  --                 --
               Convertible securities                    --                  --                 --
            Shares used for dilutive
               (loss) income per share           78,590,545          77,936,358         77,936,358
                                                 ==========          ==========         ==========
      Net (loss) income per share:
         Basic                                         $.00              $(.05)             $(.01)
                                                       ====              ======             ======
         Diluted                                       $.00              $(.05)             $(.01)
                                                       ====              ======             ======


      The diluted net loss per share for the fiscal years ended June 28, 2005 and June 29, 2004 excludes 2,700,000 and 10,296,618 shares issuable upon the exercise of stock options and 1,300,000 and 1,300,000 shares issuable upon the conversion of convertible securities, respectively. These shares are excluded due to their antidilutive effect as a result of the Company's net loss attributable to common shareholders during these periods.

19.   UNAUDITED QUARTERLY DATA

      Summarized unaudited quarterly financial data for the fiscal years ended June 28, 2005 and June 29, 2004 are as follows:


                                               First            Second              Third              Fourth
      Fiscal Year Ended June 28, 2005         Quarter           Quarter            Quarter            Quarter
      -------------------------------      -------------    --------------    ----------------   -----------------
      Revenues                               $5,478,506        $7,359,279          $4,801,832        $ 3,000,793
      Gross Profit (loss)                    $1,116,383        $2,989,412          $1,368,778        $   (10,898)
      Net income (loss)                      $(328,545)        $1,388,310          $  128,759        $(1,135,458)
      Net income (loss) attributable to
         common shareholders                 $(348,045)        $1,368,810          $  109,259        $(1,154,958)
      Net income (loss) per common
         Share - basic                       $    (.00)        $      .02          $      .00        $       .00
      Net income (loss) per common
         Share - diluted                     $    (.00)        $      .02          $      .00        $       .00

                                               First            Second              Third              Fourth
      Fiscal Year Ended June 29, 2004         Quarter           Quarter            Quarter            Quarter
      -------------------------------      -------------    --------------    ----------------   -----------------
      Revenues                               $5,259,926        $6,523,473        $ 3,026,183         $ 4,357,171
      Gross Profit (loss)                    $1,329,984        $1,613,762        $(1,624,129)        $   405,077
      Net income (loss)                      $  209,151        $  462,437        $(2,567,984)        $(1,638,938)
      Net income (loss) attributable to
          common shareholders                $  189,651        $  442,937        $(2,587,484)        $(1,658,438)
      Net income (loss) per common
         share - basic                       $      .00        $      .01        $      (.03)        $      (.02)
      Net income (loss) per common
         share - diluted                     $      .00        $      .01        $      (.03)        $      (.02)


20.   SUBSEQUENT EVENTS (UNAUDITED)

      In conjunction with the Laurus transactions, the Company entered into a registration rights agreement, as amended, which obligated it, among other things, to file its initial registration statement on Form S-1 with the SEC on or before September 23, 2005 or be subject to a liquidated damages claim. Laurus granted the Company an extension during which time no liquidated damage claim was assessed, and the Company filed its Form S-1 on October 3, 2005, prior to the expiration of the extension.

      Subsequent to June 28, 2005 and in the wake of Hurricane Katrina, the Company has established offices in Louisiana and is directing considerable resources to generating new business opportunities in that area.


      On October 6, 2005, Laurus loaned the Company an additional $1,350,000, and the Company amended and restated the Laurus note to be in the principal amount of $7,350,000. In accordance with EITF 98-5, the beneficial conversion value recognized is limited to the amount of the Note proceeds. Accordingly, the $1,350,000 increased face value of this amended and restated Note had a beneficial conversion value of $1,350,000, resulting in a carrying value of $0, although the $.21 two-day average stock price of the Company's common stock would have resulted in a beneficial conversion value initially greater than the increased value of the Note.

      On November 10, 2005, Laurus granted the Company a two-month amortization deferral pursuant to which the Company's first principal payment under the Laurus note has been deferred from November 1, 2005 until January 1, 2006. On November 23, 2005, Laurus agreed to (a) waive the fee associated with the lack of effectiveness of the Form S-1 by November 22, 2005, (b) postpone the date by which the Company must have the Form S-1 declared effective until February 10, 2006 and (c) postpone the date by which the Company must increase its authorized capital from December 31, 2005 until January 31, 2006. On January 13, 2006, Laurus agreed to (a) postpone the date by which the Company must have the Form S-1 declared effective until March 1, 2006 and (b) postpone the date by which the Company must increase its authorized capital from January 31, 2006 to March 1, 2006.

      On February 28, 2006, Laurus agreed to (a) postpone the date by which the Company must have the registration statement declared effective until April 1, 2006 and (b) postpone the date by which the Company must increase its authorized capital from March 1, 2006 to April 1, 2006. On March 20, 2006, Laurus agreed to (a) postpone the date by which the Company must have the registration statement, with respect to the number of shares included therein, declared effective until May 10, 2006, (b) postpone the date by which the Company must increase its authorized capital from April 1, 2006 to November 1, 2006 and (c) set December 30, 2006 as the date by which the Company must have a second registration statement effective.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of our common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.


Securities and Exchange Commission registration fee               $        3,381
Accounting fees and expenses                                             125,000
Legal fees and expenses                                                  300,000
Printing expenses                                                          2,500
Blue sky fees and expenses                                                20,000
Miscellaneous expenses                                                     1,619
                                                                  --------------
         Total                                                    $      452,500
                                                                  ==============


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


      Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.
Article VIII of the registrant's Certificate of Incorporation, as amended, requires that the registrant indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the registrant to the fullest extent allowed by Delaware law.


      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus, pursuant to its partial exercise of an option we issued to it on June 30, 2005 to purchase such shares at an exercise price of $.0001 per share, for $150 in the aggregate with respect to the partial exercise.

      On June 30, 2005, we sold to Laurus a secured convertible note in the principal amount of $5,000,000, pursuant to a Securities Purchase Agreement, as amended, and related agreements. In addition, we also issued to Laurus, as part of the financing transaction and for no separate or additional consideration,
(a) a twenty-year option to purchase 30,395,179 shares of our stock at a purchase price of $.0001 per share and (b) a seven-year common stock purchase warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share. On July 13, 2005, Laurus loaned to us an additional $350,000 on the same terms and conditions as the original secured convertible term note, and we amended and restated the Note, to be in the principal amount of $5,350,000. On September 9, 2005, Laurus loaned to us an additional $650,000 on the same terms and conditions as the original secured convertible term note, and we further amended and restated the Note to be in the principal amount of $6,000,000. On October 6, 2005, Laurus loaned to us an additional $1,350,000 on the same terms and conditions as the original secured convertible term note, and we further amended and restated the Note to be in the principal amount of $7,350,000. The replacement note is repayable monthly at the rate of $229,787.50 plus accrued but unpaid interest, as of January 1, 2006, after giving effect to a two-month amortization deferral granted by Laurus in November 2005. We did not issue any additional options, warrants or other securities to Laurus in connection with any of the three post-June 30, 2005 additional loans.

      In addition, on June 30, 2005, we issued a subordinated secured promissory note to Spotless in the principal amount of $500,000. Concurrently, Spotless surrendered its remaining 45,865,143 shares to us.


      Additionally, on June 30, 2005, we issued (i) an option exercisable at $.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of our common stock and (ii) ten-year options exercisable at $.09 per share to our series A convertible preferred stock stockholders, including Dr. Kevin J. Phillips, one of our directors, to purchase an aggregate of 500,000 shares of our common stock in consideration for their agreement to:

      o propose and vote in favor of an amendment to our certificate of incorporation in order to accommodate the full issuance of the shares of our common stock underlying the Note and the option and warrant the Company issued to Laurus;
      o postpone their right, upon six months' notice after February 2007, to require us to redeem their series A convertible preferred stock, until the earlier of six months after the repayment of the Note or June 30, 2010;
      o defer receipt of dividend payments on the series A convertible preferred stock due after June 30, 2005, until the earlier of six months after the repayment of the Note or June 30, 2010; and
      o forbear from appointing a second director until the earlier of (a) June 30, 2008 or (b) the repayment in full of the secured convertible term note that we have issued to Laurus.


      The proceeds we received in connection with the financing transaction and subsequent borrowings from Laurus were used to pay the amounts set forth below to the persons or for the purposes set forth below:


      SPOTLESS DEBT

      o     Former majority stockholder and senior
            secured lender (Spotless), consisting of
            approximately $2,650,000 in settlement of
            the principal and $100,000 in interest                $   2,750,000
                                                                  -------------
      TRANSACTION EXPENSES

      o     Laurus transaction fee                                    1,750,000
      o     Laurus Capital Management, LLC management
            and due diligence fees                                      262,900
      o     Loeb & Loeb escrow fee                                        2,000
      o     Insurance premiums                                           37,500
      o     Legal fees                                                  146,773
      o     Special committee and advisor fees                           61,136
      o     Payments to series A preferred stockholders                  35,000
                                                                  -------------
            Sub-total                                                 2,295,309
                                                                  -------------
      OTHER PAYMENTS

      o     Audit fees                                                   50,000
      o     Insurance premiums                                          276,711
      o     Initial Hurricane Katrina mobilization costs                238,173
      o     Working capital                                           1,739,807
                                                                  -------------
            Sub-total                                                 2,304,691
                                                                 --------------
      TOTAL                                                      $    7,350,000
                                                                 ==============

      On May 24, 2005, our board of directors granted a non-plan ten-year option exercisable at $.06 per share to Anthony P. Towell to purchase 250,000 shares of common stock in connection with his service on our then-existing special committee. Mr. Towell would only be required to pay cash to us, if at all, in connection with exercising the option prior to expiration.

      On May 24, 2005, our board of directors granted a non-plan five-year options exercisable at $.01 per share and $.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of common stock, respectively, in an effort to continue incentivizing him in his capacity as our president and chief executive officer. Mr. O'Reilly would be required to pay cash to us, if at all, in connection with exercising the option prior to expiration.

      On December 6, 2004, our board of directors granted a ten-year options exercisable at $.035 per share to each of Anthony P. Towell and Dr. Kevin J. Phillips to purchase 100,000 shares of common stock under our 2001 Equity Incentive Plan in connection with their service as our directors. Mr. Towell and Dr. Phillips would only be required to pay cash to us, if at all, in connection with exercising their options prior to expiration.


      All of the securities were sold in private offerings pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Certain of the following exhibits have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference from the documents described in the footnotes below.

Exhibit
Number      Description
-------     -----------


3.1 Amended and Restated Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on March 3, 1995(previously filed).

3.2 Certificate of Designations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on February 28, 1997(previously filed).

3.3 Certificate of Amendment to the Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on March 20, 1997 (Incorporated by reference to Exhibit 3.04 of the Company's Annual Report on Form 10-KSB (Date of Report: April 30, 1997) filed with the SEC on October 3, 1997).

3.4 Certificate of Designations of Series B Preferred Stock (Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12,
         1999).

3.5 Certificate of Amendment to the Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on September 18, 2000(previously filed).

3.6 Certificate of Amendment to the Certificate of Incorporation of Windswept filed with the Delaware Secretary of State on March 15, 2001(previously filed).

3.7 By-laws of Windswept. (Incorporated by reference to Exhibit 3.3 of Windswept's Registration Statement (No. 33-14370 N.Y.) filed with the SEC on June 1, 1987).

4.1      Specimen Common Stock Certificate. (Incorporated by reference to
         Exhibit 4.01 of Windswept's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998, filed with the SEC on August 13, 1998).

4.2 Specimen Series B Convertible Preferred Stock Certificate. (Incorporated by reference to Exhibit 4.01 of Windswept's Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

5.1      Opinion of Moomjian & Waite, LLP regarding legality.

10.1 Option Certificate for 2,000,000 stock options issued to Michael O'Reilly. (Incorporated by reference to Exhibit 4.05 of Windswept's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1997, filed with the SEC on October 3, 1997).

10.2 1997 Incentive Plan. (Incorporated by reference to Exhibit 4.1 of Windswept's Registration Statement on Form S-8 (No. 333-22491) filed with the SEC on February 27, 1997).

10.3 1998 Stock Incentive Plan. (Incorporated by reference to Exhibit 4.1 of Windswept's Registration Statement on Form S-8 (No. 333-61905) filed with the SEC on August 20, 1998).

10.4 2001 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.1 of Windswept's Quarterly Report on Form 10-Q for the quarter ended January 31, 2001, filed with the SEC on March 19, 2001).

10.5 Employment Agreement, dated June 30, 2005, between Windswept and Michael O'Reilly. (Incorporated by reference to Exhibit 10.15 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.6 Amended and Restated Employment Agreement dated October 29, 1999 between Windswept and Michael O'Reilly. (Incorporated by reference to Exhibit 10.4 of Windswept's Current Report on Form 8-K (Date of Report:
         October 29, 1999) filed with the SEC on November 12, 1999).

10.7 Option to purchase 15,464,964 shares of common stock dated June 30, 2005, issued by Windswept to Michael O'Reilly. (Incorporated by reference to Exhibit 10.6 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.8 Option to purchase 2,000,000 shares of common stock dated May 24, 2005, issued by Windswept to Michael O'Reilly. (Incorporated by reference to Exhibit 10.8 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.9 Option to purchase 250,000 shares of common stock dated May 24, 2005, issued by Windswept to Michael O'Reilly. (Incorporated by reference to Exhibit 10.9 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.10 Option to purchase 250,000 shares of common stock dated May 24, 2005, issued by Windswept to Anthony P. Towell. (Incorporated by reference to Exhibit 10.10 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.11 Option to purchase 100,000 shares of common stock dated December 6, 2004, issued by Windswept to Anthony P. Towell. (Incorporated by reference to Exhibit 10.11 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.12 Stock Option Agreement dated October 29, 1999 between Windswept and Michael O'Reilly. (Incorporated by reference to Exhibit 10.5 of Windswept's Current Report on Form 8-K (Date of Report: October 29,
         1999) filed with the SEC on November 12, 1999).

10.13 Stock Option Agreement dated October 29, 1999 between Windswept and Michael O'Reilly relating to options vesting upon exercise of the convertible note. (Incorporated by reference to Exhibit 10.6 of Windswept's Current Report on Form 8-K (Date of Report: October 29,
         1999) filed with the SEC on November 12, 1999).

10.14 Option to purchase 100,000 shares dated December 6, 2004, issued by Windswept to Dr. Kevin J. J. Phillips. (Incorporated by reference to
         Exhibit 10.14 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.15 Letter Agreement dated October 29, 1999 between Michael O'Reilly and Spotless Plastics (USA), Inc. (Incorporated by reference to Exhibit
         10.7 of Windswept's Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

10.16 Promissory Note dated November 16, 2001 issued by Windswept in favor of Spotless Plastics (USA), Inc. (Incorporated by reference to Exhibit
         10.2 of the Windswept's Quarterly Report on Form 10-Q for the quarter ended January 1, 2002, filed with the SEC on February 13, 2002).

10.17 Form of Security Agreement dated October 29, 1999 between each of Windswept, Trade-Winds Environmental Remediation Inc., North Atlantic Laboratories, Inc. and New York Testing, Inc. and Spotless Plastics
         (USA), Inc. (Incorporated by reference to Exhibit 10.3 of Windswept's Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

10.18 Form of Amendment No. 1 dated November 16, 2001 to Security Agreement dated October 29, 1999 between each of the Company, Trade-Winds Environmental Restoration, Inc., North Atlantic Laboratories, Inc. and New York Testing Laboratories, Inc. and Spotless Plastics (USA), Inc. (Incorporated by reference to Exhibit 10.1 of Windswept's Quarterly Report on Form 10-Q for the quarter ended January 1, 2002, filed with the SEC on February 13, 2002).

10.19 Account Receivable Finance Agreement, dated February 5, 2004, by and among the Company, Trade-Winds Environmental Restoration Inc. and Spotless Plastics (USA) Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Quarter Report on Form 10-Q for the quarter ended December 30, 2003, filed with the SEC on February 10, 2004).

10.20 Amendment No. 1 to the Account Receivable Finance Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds and Spotless. (Incorporated by reference to Exhibit 10.19 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.21 Securities Purchase Agreement, dated June 30, 2005, by and between Windswept and Laurus. (Incorporated by reference to Exhibit 10.1 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.22 Funds Escrow Agreement, dated June 30, 2005, by and among Windswept, Laurus and Loeb & Loeb LLP, as escrow agent. (Incorporated by reference to Exhibit 10.24 of Windswept's Current Report on Form 8-K (Date of
         Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.23 $5,000,000 Secured Convertible Term Note, dated June 30, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.2 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.24 $5,350,000 Amended and Restated Secured Convertible Term Note, dated July 13, 2005, issued by Windswept to Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.1 of Windswept's Current Report on Form 8-K (Date of Report: July 13, 2005) filed with the SEC on July 13, 2005).

10.25 $6,000,000 Amended and Restated Secured Convertible Term Note, dated September 9, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.01 of Windswept's Current Report on Form 8-K (Date of Report: September 9, 2005) filed with the SEC on September 15,
         2005).

10.26 $7,350,000 Amended and Restated Secured Convertible Term Note, dated October 6, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.1 of Windswept's Current Report on Form 8-K (Date of Report: October 6, 2005) filed with the SEC on October 6,
         2005).

10.27 Option, dated June 30, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.3 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.28 Common Stock Purchase Warrant, dated June 30, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.4 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.29 Master Security Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds Environmental Restoration Inc. ("Trade-Winds"), North Atlantic Laboratories, Inc. ("North Atlantic") and Laurus. (Incorporated by reference to Exhibit 10.5 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.30 Option to purchase 250,000 shares of common stock, dated June 30, 2005, issued by Windswept to Dr. Kevin J. Phillips. (Incorporated by reference to Exhibit 10.7 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.31 Option to purchase 250,000 shares of common stock, dated June 30, 2005, issued by Windswept to Gary Molnar. (Incorporated by reference to Exhibit 10.8 of Windswept's Current Report on Form 8-K (Date of Report:
         June 30, 2005) filed with the SEC on July 7, 2005).

10.32 Forebearance and Deferral Agreement, dated June 30, 2005, by and among Windswept, Michael O'Reilly, the Series A Convertible Preferred Stockholders and Laurus. (Incorporated by reference to Exhibit 10.9 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.33 Transition Services Agreement, dated June 30, 2005, by and between Spotless Plastics (USA) and Windswept. (Incorporated by reference to
         Exhibit 10.10 of Windswept's Current Report on Form 8-K (Date of
         Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.34 Bonding Support Letter from Michael O'Reilly to Windswept and Laurus. (Incorporated by reference to Exhibit 10.11 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.35 Registration Rights Agreement, dated June 30, 2005, by and between Windswept and Laurus. (Incorporated by reference to Exhibit 10.12 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.36 Stock Pledge Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds, North Atlantic and Laurus. (Incorporated by reference to
         Exhibit 10.13 of Windswept's Current Report on Form 8-K (Date of
         Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.37 Subsidiary Guaranty, dated the June 30, 2005, from Trade-Winds and North Atlantic to Laurus. (Incorporated by reference to Exhibit 10.14 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
         2005) filed with the SEC on July 7, 2005).

10.38 Secured Promissory Note, dated June 30, 2005, issued by Windswept to Spotless in the principal amount of $500,000. (Incorporated by reference to Exhibit 10.25 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.39 Security Agreement, dated June 30, 2005, between North Atlantic and Spotless. (Incorporated by reference to Exhibit 10.18 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.40 Security Agreement, dated June 30, 2005, between Windswept and Spotless Plastics (USA) Inc. (Incorporated by reference to Exhibit 10.16 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.41 Security Agreement, dated June 30, 2005, between Trade-Winds and Spotless. (Incorporated by reference to Exhibit 10.17 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.42 Subordination Agreement, dated June 30, 2005, by and between Spotless and Laurus, acknowledged by Windswept. (Incorporated by reference to Exhibit 10.26 of Windswept's Current Report on Form 8-K (Date of
         Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.43 Account Receivable Sale Agreement, dated June 30, 2005, by and among Spotless, Windswept and TradeWinds. (Incorporated by reference to Exhibit 10.27 of Windswept's Current Report on Form 8-K (Date of
         Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.44 Termination Agreement, dated June 30, 2005, by and between Trade-Winds and Spotless. (Incorporated by reference to Exhibit 10.20 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.45 Termination Agreement, dated June 30, 2005, by and between North Atlantic and Spotless. (Incorporated by reference to Exhibit 10.21 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.46 Termination Agreement, dated June 30, 2005, by and between Windswept and Spotless. (Incorporated by reference to Exhibit 10.22 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

10.47 Release, dated June 30, 2005, by and among Windswept, Spotless, Peter Wilson, John Bongiorno, Ronald Evans, Charles L. Kelly, Jr., Brian Blythe and Joseph Murphy. (Incorporated by reference to Exhibit 10.23 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
         2005) filed with the SEC on July 7, 2005).

10.48 Lease Agreement dated September 2, 2005 between Trade-Winds and Alberta Bentily. (Incorporated by reference to Exhibit 10.01 of Windswept's Current Report on Form 8-K (Date of Report: September 1, 2005) filed with the SEC on September 8, 2005).

10.49 Lease Agreement dated September 8, 2005 between Trade-Winds and Mark J. Anderson (Incorporated by reference to Exhibit 10.48 of Windswept's Annual Report Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

10.50 Amendment and Deferral Agreement, dated November 10, 2005, by and between Windswept and Laurus (Incorporated by reference to Exhibit 10.1 of Windswept's Current Report on Form 8-K (Date of Report: November 10,
         2005) filed with the SEC on November 14, 2005).

10.51 Amendment and Fee Waiver Agreement, dated as of November 23, 2005, by and between Windswept and Laurus (Incorporated by reference to Exhibit
         10.01 of Windswept's Current Report on Form 8-K/A (Date of Report:
         November 23, 2005) filed with the SEC on January 10, 2006).

10.52 Amendment and Fee Waiver Agreement, dated as of January 13, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit
         10.01 of Windswept's Current Report on Form 8-K (Date of Report:
         January 13, 2006) filed with the SEC on January 17, 2006).

10.53 Amendment and Fee Waiver Agreement, dated as of February 28, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit
         10.01 of Windswept's Current Report on Form 8-K (Date of Report February 28, 2006) filed with the SEC on March 2, 2006).

10.54 Amendment and Fee Waiver Agreement, dated as of March 20, 2006, by and between Windswept and Laurus (Incorporated by reference to Exhibit
         10.01 of Windswept's Current Report on Form 8-K (Date of Report March 20, 2006) filed with the SEC on March 22, 2006).

10.55 Amendment No. 1 to Employment Agreement, effective as of March 13, 2006, between Windswept and Michael O'Reilly. (Incorporated by reference to Exhibit 10.1 of Windswept's Current Report on Form 8-K/A (Date of Report: April 13, 2006) filed with the SEC on April 17, 2006).

16.1 Letter, dated July 11, 2005, from Deloitte & Touche LLP to the Securities and Exchange Commission (Incorporated by reference to Exhibit 16.1 of Windswept's Current Report on Form 8-K/A (Date of
         Report: June 30, 2005) filed with the SEC on July 11, 2005).

16.2 Letter, dated January 20, 2006, from Massella & Associates, CPA, PLLC to the Securities and Exchange Commission (Incorporated by reference to Exhibit 16.1 of Windswept's Current Report on Form 8-K/A (Date of
         Report: January 20, 2006) filed with the SEC on January 20, 2006)

21.1     Subsidiaries of the Company (previously filed).

23.1     Consent Moomjian & Waite, LLP (included in legal opinion filed as
         Exhibit 5.1).

23.2     Consent of Deloitte & Touche LLP.

23.3     Consent of Massella & Associates, CPA, PLLC.

24.1     Power of Attorney (previously filed).

ITEM 17.  UNDERTAKINGS

      (a) Pursuant to Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                  (i) If the registrant is subject to Rule 430C (ss.230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A ((ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supercede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bay Shore, State of New York, on this 27 day of April, 2006.



                                             WINDSWEPT ENVIRONMENTAL GROUP, INC.



                                             By: /s/ Michael O'Reilly
                                                 ------------------------------
                                                 Michael O'Reilly
                                                 Chief Executive Officer



                                POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Name:                                        Title:                                       Date:
-----                                        ------                                       -----

/s/ Michael O'Reilly
----------------------------------
Michael O'Reilly                             Chief Executive Officer and Director         April 27, 2006
                                             (Principal Executive Officer)

/s/ Andrew C. Lunetta
----------------------------------
Andrew C. Lunetta                            Chief Financial Officer                      April 27, 2006
                                             (Principal Accounting and Financial
                                             Officer)

            *
----------------------------------
Dr. Kevin J. Phillips                        Director                                     April 27, 2006


            *
----------------------------------
Anthony P. Towell                            Director                                     April 27, 2006


*By: /s/ Michael O'Reilly
    ------------------------------
         Michael O'Reilly                                                                 April 27, 2006
         Attorney-in-fact